As filed with the Securities and Exchange Commission on  __________, 2008
Registration No. 333-143812

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 ON FORM S-1/A

to

FORM SB-2

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

QPC LASERS, INC.
(Exact name of Registrant as specified in its charter)

Nevada	3826	20-1568015
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15632 Roxford Street
Sylmar, California 91342
(818) 986-0000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

George Lintz
Chief Financial Officer
QPC Lasers, Inc.
15632 Roxford Street
Sylmar, California 91342
(818) 986-0000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to
Hillel Cohn, Esq.
Morrison & Foerster LLP
555 West Fifth Street, Suite 3500
Los Angeles, CA 90013-1024
(213) 892-5200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ■
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common stock to be issued upon conversion of secured debentures	17,355,379	$0.86	$14,925,625.94	$458.22

(1)
Estimated solely for the purpose of estimating the registration fee pursuant to Rule 457(c) promulgated pursuant to the Securities Act of 1933 based on the average of the bid and ask price of the Registrant's common stock as reported on the OTC Bulletin Board on June 11, 2007.

(2)	Previously Paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Explanatory Note

This post-effective amendment is being filed to update the information contained in the prospectus by providing our audited financial statements for the year ended December 31, 2007, an updated Management’s Discussion and Analysis and other updated information as set forth in our Annual Report on Form 10-KSB filed on March 25, 2008. The original registration statement was filed on Form- SB-2. In compliance with recent Commission rules, this post effective amendment is being filed on Form S-1/A.

PROSPECTUS

QPC LASERS, INC.

Up to 17,355,379 Shares of Common Stock

This Prospectus covers the resale by selling security holders of up to 17,355,379 shares of our common stock, $0.001 par value. The shares are issuable upon the exercise of certain convertible debentures.

The shares will be offered for sale by the selling security holders identified in this Prospectus in accordance with the terms described in the section of this Prospectus entitled “Plan of Distribution.” We will not receive any of the proceeds from the sale of the common stock..

Our common stock is not listed on any national securities exchange. The common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “QPCI.” On April 3, 2008, the closing sale price of our common stock on the Over-the-Counter Bulletin Board was $0.74.

An investment in our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. See “Risk Factors” beginning on page 10 of this Prospectus.

Please read this Prospectus carefully. It describes our company as well as our products, technology, financial condition and operating performance. All of this information is important to enable you to make an informed investment decision.

You should rely only upon the information contained or incorporated by reference in this Prospectus to make your investment decision. We have not authorized anyone to provide you with different or additional information. The selling security holders are not offering these shares in any state where such offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date set forth below.

Neither the Securities and Exchange Commission nor any state securities administrator has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 4, 2008.

Table of Contents

Prospectus Summary	5

Risk Factors	10

Use of Proceeds	15

Determination of Offering Price	15

Market for Common Equity and Related Stockholder Matters	15

Selling Security Holders	15

Additional Disclosure	25

Shares Eligible for Future Sale	40

Plan of Distribution	40

Description of Business	42

Description of Properties	49

Legal Proceedings	49

Management’s Discussion and Analysis of Financial Condition and Results of Operations	50

Directors, Executive Officers, Promoters and Control Persons	58

Security Ownership of Certain Beneficial Owners and Management	61

Executive Compensation	62

Certain Relationship and Related Transactions	66

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	67

Description of Securities	68

Interest of Named Experts and Counsel	71

Disclosure of Commission Position of Indemnification for Securities Act Liabilities	71

Reports to Security Holders	72

Where You Can Find More Information	72

Financial Information	F-1

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire Prospectus carefully, including the "Risk Factors" section. Some of the statements contained in this Prospectus, including statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Business," are forward-looking statements and may involve a number of risks and uncertainties. Actual results and future events may differ significantly based upon a number of factors. You should not put undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus.

In this Prospectus, we refer to QPC Lasers, Inc. and its subsidiaries as "we," "our," or the "Company."

QPC Lasers, Inc.

History

The Company was originally incorporated in the State of Nevada on August 31, 2004 under the name “Planning Force, Inc.” as a development stage company that planned to specialize in event planning for corporations. The Company offered two types of services: retreat training services and product launch event planning. This business generated minimal revenue for the Company since inception.

Effective May 1, 2006, Planning Force Inc., changed its name to QPC Lasers, Inc. On May 12, 2006, QPC Lasers, Inc. (“QPC”) executed a Share Exchange Agreement (the “Share Exchange Agreement”) by and among Julie Morin, its majority stockholder, and Quintessence Photonics Corporation, a Delaware corporation (“Quintessence”) and the stockholders of all of Quintessence (the “Quintessence Stockholders”). Quintessence was engaged in the design and production of semiconductor laser devices. Quintessence had been founded in 2000 by Dr. Jeffrey Ungar, a Caltech graduate and former head of Advanced Optoelectronic Device R&D at Ortel Corporation (“Ortel”), and George Lintz, an entrepreneur with fifteen years of investment banking and finance industry experience. In 2002, Quintessence opened an 18,000 square foot production facility in Sylmar, California, produced first light from its laser devices and procured its initial contracts from the U.S. Government. Quintessence began shipping its first products in 2004.

Pursuant to the Share Exchange Agreement, QPC issued one share of its common stock to the Quintessence Stockholders in exchange for each share of their Quintessence common stock and Quintessence became our wholly-owned subsidiary. In connection with the share exchange, our sole business became the business of Quintessence.

Our common stock is not listed on any national securities exchange. Our common stock currently trades on the Over-the-Counter Bulletin Board under the symbol “QPCI.” Our headquarters are located at 15632 Roxford Street, Sylmar, California 91342. Our phone number is (818) 986-0000. Our website address is www.qpclasers.com. Information contained on our website is not part of this Prospectus.

Our Business

We design and manufacture high brightness semiconductor lasers for a variety of defense, medical, consumer electronics and industrial applications. We have developed multiple technology platforms, with five issued patents and eleven patents pending. We believe our proprietary technology positions us to gain market share with products that address important issues of laser performance including brightness, power, and the ability to produce laser light at specified wavelengths. We are vertically integrated, from semiconductor fabrication through packaging, and perform all critical production processes at our facility in Sylmar, California.

“Laser” is an acronym for light amplification by stimulated emission of radiation. A laser converts electricity into light and delivers a large amount of energy to a small designated area. Lasers are widely used in a variety of applications including medical procedures, telecommunications, welding and other industrial applications, printing and various defense applications. There are three main types of commercial lasers: (i) gas lasers, (ii) solid-state or fiber lasers and (iii) diode lasers. Gas, solid-state and fiber lasers produce good quality beams; however they tend to be large and expensive. Diode, or semiconductor lasers, convert electricity directly into light in a semiconductor chip without any other medium. Semiconductor lasers are compact, use energy efficiently and may be inexpensively manufactured. However, standard diode lasers generate low optical quality beams; i.e., they lack “brightness” which limits their usefulness for certain applications.

We believe there is a significant opportunity for semiconductor lasers that can produce high power, high brightness beams with precise wavelength control. Such high performance characteristics, combined with the efficient use of energy and low cost of manufacture associated with semiconductor lasers, may offer potential advantages to a wide range of end-users.

We are currently producing and designing products for defense, medical, consumer electronics and industrial applications. Such products may be used for direct diode applications such as target illumination, free-space communications, hair removal and other medical, defense and industrial applications. They may also be used to stimulate or “pump” a fiber or solid-state laser that may be employed in materials processing or other industrial medical, defense and industrial applications.

In 2005 and 2006, revenues from defense and defense-related applications accounted for 66% and 65%, respectively, of our total revenues; medical applications accounted for 24% and 20%, respectively, of our total revenues and industrial applications accounted for 10% and 15%, respectively, of our total revenues. In 2007, approximately 52% of our revenues were derived from contracts with various agencies of the U.S. Department of Defense and from sales of product to certain defense contractors. Approximately 27% of our 2007 revenues were derived from the sale of products for certain medical applications, approximately 13% of our revenues were derived from the sale of products for consumer electronics applications and approximately 8% of our revenues were derived from the sale of products for various industrial applications. Since our inception, we have received over $6 million of development contracts from the United States Navy, United States Army, and United States Missile Defense Agency as well as from prime defense contractors in the United States and Israel.

Risk Factors

An investment in our stock involves a high degree of risk. You should purchase our stock only if you can afford to lose your entire investment. Among the principal risk factors which you should consider in this regard are the following:

•	We are an early stage company that has never earned a profit and which operates on a negative cash flow basis.

•	We have depended upon the sale of securities to sustain our operations.

•	We do not currently have sufficient cash resources to pay our outstanding debt and all of our assets are pledged as collateral on our outstanding debt.

•	Our products are not proven and the market for our products is subject to continuing change.

•
Our prospects depend to a significant extent upon the perceived technical advantages of our products and we may not be able to stay abreast of continuing technological developments in the photonics industry.

•	We face intense competition from many companies, some of whom have proven products, long established customer relationships and substantially greater resources than ours.

•	Our management team lacks experience running a public company.

•	Our stock is thinly traded and subject to the volatility associated with small-cap stocks.

•	Our common stock is subject to substantial downward price pressure based on the large number of shares which may be issued pursuant to outstanding warrants and options.

You should carefully consider the more complete information set forth under “Risk Factors” beginning on page 8 of this Prospectus before investing in our common stock.

Recent Financing History

Completion of Share Exchange

On May 12, 2006, we entered into a Share Exchange Agreement with Quintessence, and the Quintessence Stockholders, and closed the transaction on the same date (the “Share Exchange”). Prior to the Share Exchange, we had 24 stockholders of record. None of the shares held by these 24 stockholders are being registered under this Registration Statement. Pursuant to the Share Exchange Agreement, QPC issued one share of its common stock to the Quintessence Stockholders in exchange for each share of their Quintessence common stock. The Quintessence Stockholders transferred substantially all of the shares of equity stock of Quintessence, thereby making Quintessence a subsidiary of QPC, and QPC issued an aggregate of 26,986,119 shares of its common stock to the Quintessence Stockholders. Furthermore, all options, warrants and convertible notes (“Derivative Securities”) and preferred stock that may be exercised or converted into Quintessence common stock were exchanged for Derivative Securities that may be exercised or converted into shares of common stock of QPC. The number of shares of common stock of QPC underlying the new QPC Derivative Security was equal to the number of shares of common stock of QPC that would have been issued to the Quintessence Stockholders, had they exercised or converted the Quintessence Derivative Security into Quintessence common stock immediately prior to the closing of the Share Exchange. Pursuant to the Share Exchange Agreement, QPC issued options, warrants or convertible notes that may be exercised or converted, as the case may be, into 10,776,879 shares of common stock of QPC. After closing the Share Exchange, the Quintessence stockholders held at least 87% of the outstanding shares of common stock of QPC. We had 521 stockholders of record after the closing of the Share Exchange.

None of the shares of common stock of QPC or common stock of QPC issuable upon exercise or conversion of the QPC Derivative Securities issued in connection with the Share Exchange are being registered for resale under this Registration Statement.

April and May 2007 Financings

Issuance of Secured Debentures. Between April 16 and April 19, 2007, the Company entered into securities purchase agreements with certain investors, pursuant to which the Company issued the investors secured convertible debentures (the “April Secured Debentures”) in the aggregate principal amount of $7,976,146 at an original issue discount of 10% (the “April 2007 Debenture Offering”). On May 22, 2007, the Company entered into securities purchase agreements with certain investors (the “May Investors”), pursuant to which the Company issued the May Investors secured convertible debentures (the “May Secured Debentures” and collectively with the April Secured Debentures, the “Secured Debentures”) in the aggregate principal amount of $10,554,500 at an original issue discount of 10% (the “May 2007 Debenture Offering”). The April Secured Debentures and the May Secured Debentures have a term of 2 years and pay interest at the rate of 10% per annum. The April Secured Debentures and the May Secured Debentures are convertible into shares of the Company’s common stock at an initial conversion price of $1.05 per share, subject to customary adjustments as set forth therein and any applicable Milestone Adjustments.

Milestone Adjustment. The conversion price of the Secured Debentures may be adjusted downwards if the Company fails to meet certain revenue milestones for any one or more of the following periods (“Milestone Adjustments”):

•	$5,000,000 in revenues for the nine (9) month period ending September 30, 2007;

•	$7,750,000 in revenues for the twelve (12) month period ending December 31, 2007; or

•	$6,000,000 in revenues for the six (6) month period ending June 30, 2008.

If a Milestone Adjustment occurs the conversion price will be the lower of $1.05 or the market price as determined on the date that is five trading days after the Company files its next Form 10-Q with the SEC following the applicable Milestone period. Any Milestone Adjustment is permanent notwithstanding any future revenue or achievement of any other milestones. Any Milestone Adjustment may only adjust the conversion price downward. The Secured Debentures are subject to a conversion cap (as discussed on page 68) which limits the number of shares issuable upon conversion of the Secured Debentures. The number of shares currently issuable upon conversion of the Secured Debentures is at the maximum level permitted by the conversion cap. Consequently, if a Milestone Adjustment occurs, the Secured Debenture holders will not acquire additional shares upon conversion. The Company, however, will be obligated to redeem in cash that portion of the Secured Debenture that cannot be converted into common stock.

Restrictive Covenants. The Secured Debentures and the related Securities Purchase Agreement contain certain restrictive covenants. We may not pay any cash dividends on our common stock or repurchase any shares of common stock while the Secured Debentures are outstanding. Our ability to incur new indebtedness is largely restricted to trade payables. With limited exceptions, we may not issue any new debt which is senior to or pari passu with the Secured Debentures. We may not issue shares of common stock or common stock equivalents for one year following the closing of the sale of the Secured Debentures, with limited exceptions for issuances pursuant to compensation plans and equipment leases. During the subsequent year, we may not issue common stock or common stock equivalents for an issue price which is less than the initial conversion price of the Secured Debentures. We may not effect a merger, share exchange or similar transaction unless we have placed in escrow sufficient funds to redeem all outstanding Secured Debentures as well as the Warrants held by holders of the Secured Debentures. While the Secured Debentures are outstanding, the Secured Debenture holders shall also have a pro rata right of participation in any future financings by the Company.

In connection with the April 2007 Debenture Offering, we granted warrants to purchase 11,394,494 shares of common stock to certain investors and warrants to purchase 212,796 shares of common stock to the dealers in that offering. (The amounts for the April 2007 Debenture Offering are less than the amounts reported on the Company’s Form 8-K filed on April 20, 2007 due to the cancellation of one investor’s debentures and warrants. The investor defaulted on a promissory note used to purchase the debentures and warrants.) In connection with the May 2007 Debenture Offering, we granted warrants to purchase 15,077,857 shares of common stock to the May Investors and warrants to purchase 2,571,171 shares of common stock to the dealers in that offering. All of the above warrants have an exercise price of $1.05 and expire five years from the date of issuance. The aggregate purchase price for the April Secured Debentures and the warrants issued in connection with the April 2007 Debenture Offering was $ 7,178,531 and the aggregate purchase price for the May Secured Debentures and the warrants issued in connection with the May 2007 Debenture Offering was $9,500,000 paid in cash.

We are registering 17,355,379 shares of our common stock issuable in connection with the conversion of the April Secured Debentures and the May Secured Debentures, excluding shares of common stock issuable to our management, our Board of Directors and Harvey Cohen, a consultant to the Company. None of the shares issuable in connection with the exercise of the warrants issued in connection with the April 2007 Debenture Offering and the May 2007 Debenture Offering are being registered in this Registration Statement.

In connection with their purchase of April Secured Debentures, May Secured Debentures and the warrants issued in connection with the April 2007 Debenture Offering and May 2007 Debenture Offering, the investors made representations that they were accredited investors within the meaning of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). These issuances of securities were issued in reliance upon the exemption provided in Rule 506 under Regulation D promulgated thereunder.

The Offering

Common Stock Offered:	Up to 17,355,379 shares of common stock by selling security holders

Offering Price:	Market price

Use of Proceeds:	We will not receive any proceeds from the sale of the shares by the selling security holders. See “Use of Proceeds.”

Terms of the Offering:	The selling security holders will determine when and how they will sell the common stock offered in this Prospectus.

Termination of the Offering:	The offering will conclude when all of the 17,355,379 shares of common stock have been sold or registration is no longer required to sell the shares.

As of March 28, 2008, we have 38,676,783 shares of our common stock currently issued and outstanding. We are registering up to 17,355,379 shares of our common stock for sale by the selling security holders identified in the section of this Prospectus entitled "Selling Security Holders." Some of the shares included in the table identifying the selling security holders are shares of our common stock that have not yet been, but that may be, issued to designated selling security holders should they convert their Secured Debentures. These shares have been identified in the footnotes to the “Selling Security Holders” table. Information regarding our common stock and the Secured Debentures is included in the section of this Prospectus entitled "Description of Securities."

Summary Financial Data

The following tables summarize the consolidated statements of operations and balance sheet data for our business and should be read together with the section of this Prospectus captioned “Management’s Discussion and Analysis” and our consolidated financial statements and related notes included elsewhere in this Prospectus.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

	Years Ended December 31,
	2007	2006

REVENUE
Commercial customers	$5,113,688	$1,496,454
Government contracts	2,818,494	1,576,878
TOTAL REVENUE	7,932,182	3,073,332
COST OF SALES	3,901,588	2,291,851
GROSS PROFIT	4,030,594	781,481

OPERATING EXPENSES
Research and Development	4,509,052	4,502,132
General and Administrative	6,224,201	6,282,043
License Termination	—	6,000,000
Total operating expenses	10,733,253	16,784,175

LOSS FROM OPERATIONS	(6,702,659)	(16,002,694)
Interest Income	228,004	41,632
Interest Expense	(8,397,494)	(2,420,633)
Merger expense	—	(326,199)
Private placement expense	(17,740,180)	—
Change in fair value of Embedded Derivative	22,822,370	(68,703)
Other income	79,395	83,990
NET LOSS	(9,710,564)	(18,692,607)

LOSS PER SHARE - Available to Common Stockholders — Basic and Diluted	$(0.25)	$(0.60)
WEIGHTED AVERAGE SHARES OUTSTANDING, basic and diluted	38,623,679	31,306,637

CONSOLIDATED BALANCE SHEET DATA

	December 31, 2007	December 31, 2006
Cash	$6,431,744	$1,429,077
Total Assets	$13,997,536	$7,435,300
Total stockholders’ deficiency	(10,083,193)	(1,231,330)
Total liabilities and stockholders’ deficiency	$13,997,536	$7,435,300

Our consolidated financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company had a net loss of $9,710,564 and utilized cash of $8,561,410 in operating activities during the year ended December 31, 2007, and had a stockholders’ deficiency of $10,083,193. These factors raise substantial doubt about the Company's ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from this uncertainty. Our independent registered public accounting firm has included an explanatory paragraph expressing doubt about our ability to continue as a going concern in their audit report for the fiscal year ended December 31, 2007.

See Note 2 to the consolidated financial statements for a summary of our significant accounting policies.

RISK FACTORS

You should carefully consider the following risk factors, the other information included herein and the information included in our other reports and filings. Our business, financial condition, and the trading price of our common stock could be adversely affected by these and other risks.

RISKS OF THE BUSINESS

Our consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The factors described below raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from this uncertainty. Our independent registered public accounting firm has included an explanatory paragraph expressing doubt about our ability to continue as a going concern in their audit reports for the fiscal years ended December 31, 2007 and 2006.

We have relied upon outside financing to fund our operations. As a result, our ability to sustain and build our business has depended upon our ability to raise capital from investors and we do not know if we will be able to continue to raise sufficient funds from investors. We have operated on a negative cash flow basis since our inception and we have never earned a profit. We anticipate that we will continue to incur losses for at least the next 12 to 18 months and that we will continue to operate on a negative cash flow basis for at least the next 12 to 18 months.  We have financed our operations to date through the sale of stock, other securities and certain borrowings.

In April and May 2007 we received net proceeds of approximately $13,900,000 through the sale of Secured Debentures and common stock purchase warrants. We believe such funds will be sufficient to sustain our operations until the third quarter of 2008 based upon our current expectations. We need to raise additional funds to continue operations and to meet our debt obligations as discussed below.

If we raise additional funds through the issuance of equity securities, this may cause significant dilution of our common stock, and holders of the additional equity securities may have rights senior to those of the holders of our common stock. If we obtain additional financing by issuing debt securities, the terms of these securities could restrict or prevent us from paying dividends and could limit our flexibility in making business decisions.

We do not have sufficient revenues to service our debt. As of December 31, 2007, we had $24,697,826 of debt secured by our fixed assets and intellectual property. Of this amount, $7,976,146 accrues interest at a rate of 10% per annum and requires monthly interest payments until April 2009, when the balance is due in full; $10,554,500 accrues interest at a rate of 10% per annum and requires monthly interest payments until May 2009 when the balance is due in full; $145,169 accrues interest at a rate of 10% per annum and requires monthly payments until September 30, 2008; $5,618,256 accrues interest at a rate of 10% per annum and requires monthly payments until September 18, 2009 at which time the balance of $5,031,872 is due and payable; and $403,755 accrues interest at a rate of 33.65% and requires monthly payments until January 2012. If we are unable to service our debt, our assets, including our patents and other intellectual property, may be subject to foreclosure. Accordingly, if the Secured Debentures are not converted we will default unless we are able to raise additional funds through the sale of new securities. It is our expectation that most or all of the Secured Debentures will be converted into shares of common stock. However, we can not predict how many Secured Debentures will be converted and, even if all the Secured Debentures are converted, we will still owe more than $5,800,000 in 2009. We do not currently have the ability to service this debt without obtaining additional cash resources.. If we are unable to service our debt, our assets, including our patents and other intellectual property, may be subject to foreclosure and our common stock may become worthless. We are currently exploring a number of alternatives to address our inability to service our debt. A number of these alternatives would require the consent of 67% of our Secured Debentures. At this time, we do not know if such consents can be obtained, or if an acceptable plan can be implemented to enable us to service our outstanding debt. In addition, if our revenues fail to increase sufficiently, our debt service requirements may reduce our working capital and, therefore, adversely affect our ability to operate our business.

We are an early stage company with a short operating history and limited revenues. We were formed in November 2000. Since that time, we have engaged in the formulation of a business strategy and the design and development of technologically advanced products. We have recorded limited revenues from various government-funded research programs, and we have generated only limited revenues from the sale of products. Our ability to implement a successful business plan remains unproven and no assurance can be given that we will ever generate sufficient revenues to sustain our business.

Our products are not proven. We are currently engaged in the design and development of laser diode products for certain medical, industrial and defense applications. Our first commercial sales occurred in 2004. Our most advanced technologies, including without limitation, our “Generation III” products, are in the design or prototype stage. While we have shipped Generation I and Generation II products, most of our products do not have an established commercial track record. We have received only a limited number of purchase orders for our products and we only have a limited number of contractual arrangements to sell our products.

We are dependent on our customers and vulnerable to their sales and production cycles. For the most part, we do not sell end-user products. We sell laser components that are incorporated by our customers into their products. Therefore, we are vulnerable to our customers’ prosperity and sales growth. Failure of our customers to sell their products will ultimately hurt their demand for our products, and thus, have a material adverse effect on our revenues.

Unusually long sales cycles may cause us to incur significant expenses without offsetting revenue. Customers often view the purchase of our products as a significant strategic decision. Accordingly, customers carefully evaluate and test our products before making a decision to purchase them, resulting in a long sales cycle. While our customers are evaluating our products and before they place an order, we may incur substantial expenses for sales and marketing and research and development to customize our products to the customer's needs. After evaluation, a potential customer may not purchase our products. As a result, these long sales cycles may cause us to incur significant expenses without ever receiving revenue to offset those expenses.

The markets for our products are subject to continuing change that may impair our ability to successfully sell our products. The markets for laser diode products are volatile and subject to continuing change. For example, since 2001, the market for telecommunications and data communications products has been severely depressed while a more robust market for defense and homeland security applications has developed. We must continuously adjust our marketing strategy to address the changing state of the markets for laser diode products. We may not be able to anticipate changes in the market and, as a result, our product strategies may be unsuccessful.

Our products may become obsolete if we are unable to stay abreast of technological developments . The photonics industry is characterized by rapid and continuous technological development. If we are unable to stay abreast of such developments, our products may become obsolete. We lack the substantial research and development resources of some of our competitors. This may limit our ability to remain technologically competitive.

We are dependent for our success on a few key executive officers. Our inability to retain those officers would impede our business plan and growth strategies, which would have a negative impact on our business and the value of your investment. Our success depends on the skills, experience and performance of key members of our management team. We are heavily dependent on the continued services of Jeffrey Ungar, our Chief Executive Officer, George Lintz, our Chief Financial Officer and Chief Operating Officer and Paul Rudy, our Senior Vice President of Marketing and Sales. We do not have long-term employment agreements with any of the members of our senior management team. Each of those individuals may voluntarily terminate his employment with the Company at any time upon short notice. Were we to lose one or more of these key executive officers, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. We maintain $8.0 million and $2.0 million key man insurance policies on Mr. Ungar and Mr. Lintz, respectively.

We are also dependent for our success on our ability to attract and retain technical personnel, sales and marketing personnel and other skilled management. Our success depends to a significant degree upon our ability to attract, retain and motivate highly skilled and qualified personnel. Failure to attract and retain necessary technical personnel, sales and marketing personnel and skilled management could adversely affect our business. If we fail to attract, train and retain sufficient numbers of these highly qualified people, our prospects, business, financial condition and results of operations will be materially and adversely affected. Although we intend to issue stock options or other equity-based compensation to attract and retain employees, such incentives may not be sufficient to attract and retain key personnel.

Our business is dependent upon proprietary intellectual property rights. We have employed proprietary information to design our products. We believe that our proprietary technology is critical to our ability to compete. We seek to protect our intellectual property rights through a combination of patent filings, trademark registrations, confidentiality agreements and inventions agreements. However, no assurance can be given that such measures will be sufficient to protect our intellectual property rights. Competitors may challenge the validity of patents we obtain. They may also contend that our patents do not prevent them from selling products that are similar but not identical to our products. Patent litigation is expensive and time-consuming. Competitors may seek to take advantage of our limited financial resources by contesting our patent and other intellectual property rights. If we cannot protect our rights, we may lose our competitive advantage. Moreover, if it is determined that our products infringe on the intellectual property rights of third parties, we may be prevented from marketing our products.

We currently rely on R&D Contracts with the U.S. Government. Currently, a significant part of our near term revenue is expected to be derived from research contracts from the U.S. Government. Changes in the priorities of the U.S. Government may affect the level of funding of certain defense and homeland security programs. Changes in priorities of government spending may diminish interest in sponsoring research programs in our area of expertise.  In addition, budgetary constraints faced by defense and homeland security agencies may result in cancellation or delay of programs in which we have an interest, thereby diminishing our prospects for future Government revenues.

We face intense competition, including competition from companies with significantly greater resources than ours, and if we are unable to compete effectively with these companies, our market share may not grow and our business could be harmed. The laser diode industry is highly competitive with numerous competitors from well-established manufacturers to innovative start-ups. A number of our competitors have significantly greater financial, technological, engineering, manufacturing, marketing and distribution resources than we do. Their greater capabilities in these areas may enable them to compete more effectively on the basis of price and production and more quickly develop new products and technologies. In addition, new companies may enter the markets in which we compete, further increasing competition in the laser industry. As we expand our marketing efforts, we expect to increasingly compete with companies that produce diode-pumped solid state and fiber lasers. We may face substantial resistance from prospective customers who are reluctant to change incumbent technologies. We believe that our ability to compete successfully and grow our business depends on a number of factors, including the strength of our technology platform and related intellectual property rights, the capabilities of our scientists and technical staff and our reputation for product innovation and reliability. We may not be able to compete successfully in the future, and increased competition may result in price reductions, reduced profit margins, lost growth opportunities and an inability to generate cash flows that are sufficient to maintain or expand our development and marketing of new products.

If our facilities were to experience catastrophic loss, our operations would be seriously harmed. Our facilities could be subject to a catastrophic loss from fire, flood, earthquake or terrorist activity. All of our research and development activities, manufacturing, our corporate headquarters and other critical business operations are located near major earthquake faults in Sylmar, California, an area with a history of seismic events. Any such loss at this facility could disrupt our operations, delay production, and revenue and result in large expenses to repair or replace the facility. While we have obtained insurance to cover most potential losses, we cannot assure you that our existing insurance coverage will be adequate against all other possible losses.

The relative lack of public company experience of our management team may put us at a competitive disadvantage. Our   management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. The individuals who now constitute our senior management have never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements. For example, we concluded that our disclosure controls were not effective as of June 30, 2006 and September 30, 2006. Our failure to comply with all applicable requirements could lead to the imposition of fines and penalties and distract our management from attending to the growth of our business. In addition, our failure to comply with applicable requirements could result in re-statements or other disclosures which could result in a loss of investor confidence in our financial reports and a decline in our stock price.

MARKET RISKS.

Our common stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares. Prior to the Share Exchange in May 2006, QPC’s shares were not publicly traded. Through this Share Exchange, QPC has essentially become public without the typical initial public offering procedures which usually include a large selling group of broker-dealers who may provide market support after going public. Thus, we have undertaken efforts to develop market recognition for our stock. As of March 10, 2008, we had approximately 1,800 stockholders and our market capitalization was approximately $20,885,463. As a result, there is limited market activity in our stock and we are too small to attract the interest of many brokerage firms and analysts. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained. While we are trading on the OTC Bulletin Board, the trading volume we will develop may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in Bulletin Board stocks and certain major brokerage firms restrict their brokers from recommending Bulletin Board stocks because they are considered speculative, volatile and thinly traded.

Future sales of our equity securities could put downward selling pressure on our stock and adversely affect the stock price. Future sales of substantial amounts of our equity securities in the public market, or the perception that such sales could occur, could put downward selling pressure on our stock and adversely affect the market price of our common stock. This downward pressure could be magnified as a result of the large number of shares issuable upon the exercise of outstanding warrants, the conversion of our convertible debt and the exercise of outstanding options. We have filed a registration statement that has been declared effective with respect to the shares issuable upon conversion of our Secured Debentures. Certain of our outstanding warrants, including the warrants issued in connection with the April 2007 Debenture Offering and the May 2007 Debenture Offering, have registration rights. As of December 31, 2007, 37,712,783 shares of our common stock are issuable upon exercise of warrants at an exercise price ranging between $1.05 to $1.50, 17,786,490 shares of our common stock are issuable upon the conversion of our convertible debt at a conversion price of $1.05 and 4,417,666 shares of our common stock are issuable upon exercise of options. In order to meet our on-going cash requirements, we might restructure our current debt in a manner that would increase the number of shares issuable upon conversion of the Secured Debentures. In addition, any restructuring might increase the likelihood that current holders of our Secured Debentures and warrants will exercise their rights to acquire shares of our common stock. Moreover, we might issue additional securities that could be converted into, or exercised to acquire, shares of our common stock. The prospect of such additional shares being sold into the market could result in further downward pressure on our stock price.

The application of the “penny stock” rules to our common stock could limit the trading and liquidity of the common stock, adversely affect the market price of our common stock and increase your transaction costs to sell those shares. As long as the trading price of our common stock is below $5 per share, the open-market trading of our common stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our common stock, reducing the liquidity of an investment in our common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities.

The market price for our common stock may be particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits which could lead to wide fluctuations in our share price. The market price of our common stock could be subject to wide fluctuations in response to:

•	quarterly variations in our revenues and operating expenses;

•	announcements of new products or services by us;

•	fluctuations in interest rates;

•	significant sales of our common stock, including “short” sales;

•	the operating and stock price performance of other companies that investors may deem comparable to us; and

•	news reports relating to trends in our markets or general economic conditions.

The stock market in general, and the market prices for penny stock companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance. In addition, there are approximately 31,341,662 shares of our common stock which were sold in private transactions, which are now eligible for sale in accordance with Rule 144 under the Securities Act.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include: (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Limitations on director and officer liability and indemnification of our officers and directors by us may discourage stockholders from bringing suit against a director. QPC’s Articles of Incorporation and Bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director. In addition, QPC’s Articles of Incorporation and Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by governing state law.

We do not expect to pay dividends for the foreseeable future, and we may never pay dividends. We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including but not limited to, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our common stock may be limited by state law. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment. In addition, the Company is contractually prohibited from paying dividends based on the terms of certain outstanding indebtedness.

Our executive officers and directors beneficially own or control at least 20.6% of our outstanding common stock, which may limit your ability and the ability of our other stockholders, whether acting alone or together, to propose or direct the management or overall direction of our Company. Additionally, this concentration of ownership could discourage or prevent a potential takeover of our Company that might otherwise result in you receiving a premium over the market price for your shares. We estimate that approximately 20.6% of our outstanding shares of common stock is beneficially owned and controlled by a group of insiders, including our directors and executive officers. Such concentrated control of the Company may adversely affect the price of our common stock. Our principal stockholders may be able to control matters requiring approval by our stockholders, including the election of directors, mergers or other business combinations. Such concentrated control may also make it difficult for our stockholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into different transactions which require stockholder approval. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. In addition, certain provisions of Nevada law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Accordingly, the existing principal stockholders together with our directors and executive officers will have the power to control the election of our directors and the approval of actions for which the approval of our stockholders is required. If you acquire shares of our common stock, you may have no effective voice in the management of the Company.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling security holders.

DETERMINATION OF OFFERING PRICE

The offering price shown in our registration statement (of which this prospectus forms a part) has been estimated solely for the purpose of calculating the registration fee payable to the Commission in connection with this prospectus based upon the based on the average of the bid and ask price of the Company’s common stock as reported on the OTC Bulletin Board on June 11, 2007. The selling shareholders will sell their shares at prevailing market prices or at privately negotiated prices. The offering price should not be considered an estimation of value.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not listed on any national stock exchange. Our common stock is traded over-the-counter on the Over-the-Counter Electronic Bulletin Board under the symbol “QPCI”. Prior to May 2006, we were known as Planning Force, Inc. and our stock traded under the symbol “PLFI”. The following table sets forth the high and low bid information for the common stock for each quarter within the last two fiscal years, as reported by the Over-the-Counter Bulletin Board.

	High Bid	Low Bid
2007
First Quarter	$1.69	$0.90
Second Quarter	$1.50	$0.31
Third Quarter	$1.51	$0.61
Fourth Quarter	$0.75	$0.56

	High Bid	Low Bid
2006
First Quarter	*	*
Second Quarter	$3.05	$1.75
Third Quarter	$2.84	$1.60
Fourth Quarter	$1.70	$1.03

* There were no trades of Company common stock during such quarter.

These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. On March 10, 2008, the closing sales price of our common stock as reported on the Over-The-Counter Bulletin Board was $0.54 per share.

As of March 10, 2008, there were approximately 500 stockholders of record, and a total of approximately 1800 owners of our common stock including those with a beneficial interest in shares held in street name.

Dividends

We have never paid any cash dividends on the common stock or the preferred stock. We currently anticipate that any future earnings will be retained for the development of our business and do not anticipate paying any cash dividends on the common stock or the preferred stock in the foreseeable future.

SELLING SECURITY HOLDERS

The following table presents information regarding the beneficial ownership of our common stock by the selling security holders as of March 15, 2008 and as adjusted to reflect the sale of the common stock in this offering by the selling security holders. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 15, 2008 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Prior to the issuance of the April Secured Debentures, we had outstanding 31,843,675 shares of common stock held by persons other than selling security holders, their affiliates and affiliates of the Company. An aggregate of 17,355,379 shares are being registered hereunder. These shares represent all of the shares which the Company may be obligated to issue upon conversion of the Secured Debentures, except for 292,856 shares that may be issued to members of our Board and management team. None of the shares issuable to members of our Board and management team are included in this registration statement. Each of the selling security holders is registering all of the shares that they may acquire pursuant to conversion of the Secured Debentures. None of the selling security holders or their affiliates has previously registered for sale, or sold in registered resale transactions, any of our shares of common stock.

The information presented in this table is based on 38,676,783 shares of our common stock outstanding on March 15, 2008.

Name	Number of Shares Beneficially Owned Before Offering (1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering
			Number of Shares	Percentage
Bristol Investment Fund, Ltd. (2)	5,290,740	2,116,296	3,174,444	7.2%
IRA FBO J. Steven Emerson Rollover II Pershing LLC as Custodian (3)	7,142,858	1,904,762	4,285,715	9.4%
Andrew Lessman (4)	2,645,238	1,058,095	1,587,143	3.8%
IRA FBO J. Steven Emerson Roth Pershing LLC as Custodian (5)	7,142,858	714,286	4,285,715	9.4%
Drew Rayman (6)	2,609,225	553,690	2,055,535	5%
Bridgepointe Master Fund, Ltd (7)	1,322,751	529,101	793,651	2%
Maller Estate Planning Trust Dtd 3/3/1998 Melvyn and Carol Maller, Jeffrey Maller, Trustees (8)	1,506,085	529,101	976,985	2.4%
Whalehaven Capital Fund Limited (9)	1,322,619	529,048	793,571	2%
Jonathan & Nancy Glaser Family Trust DTD 12-16-98 Jonathan M. Glaser & Nancy E. Glaser TTEES (10)	1,322,619	529,048	793,571	2%
Colony Partners, a California general partnership (11)	2,645,240	529,048	1,587,144	3.8%
Core Fund, L.P. (12)	1,058,095	423,238	634,857	1.6%
Jonathan and Miriam Sternberg (13)	1,054,563	396,825	657,738	1.7%
Paragon Capital LP (14)	952,381	380,952	571,429	1.4%
Arthur Michelson (15)	1,060,926	370,370	690,556	1.7%

Name	Number of Shares Beneficially Owned Before Offering (1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering
			Number of Shares	Percentage
Banque SCS Alliance S.A. (16)	793,571	317,429	476,143	1.2%
Sol Kest (17)	661,376	264,550	396,825	1%
Michael Kest (18)	661,376	264,550	396,825	1%
Steven B. Dunn (19)	661,310	264,524	396,786	1%
RP Capital LLC (20)	683,529	264,524	419,005	1.1%
EMSE, LLC, a Delaware limited liability company (21)	2,645,240	264,524	1,887,144	3.8%
Bear Stearns Securities Corp. FBO Marshall S. Ezralow Roth IRA (22)	2,645,240	264,524	1,887,144	3.8%
Bradley E. Turell (23)	783,418	253,968	529,449	1.3%
Emerson Partners (24)	7,142,858	238,095	4,285,715	9.4%
Ungar Family Trust (25)	529,101	211,640	317,460	*
The Black Diamond Fund LLLP (26)	529,048	211,619	317,429	*
Horberg Enterprises Limited Partnership (27)	529,048	211,619	317,429	*
Cranshire Capital, L.P. (28)	529,048	211,619	317,429	*
Apex Investment Fund, Ltd. (29)	529,048	211,619	317,429	*
Michael Shiffman MD Inc Pension Trust (30)	437,855	158,730	279,125	*
California Neurosurgical Associates Profit Sharing Plan (31)	466,711	158,730	307,981	*
The Nutmeg Mercury Fund, LLP (32)	396,813	158,725	238,088	*
Lesin Family Trust (33)	464,027	119,662	344,365	*
The McGurk Family Trust (34)	448,066	116,894	331,172	*
JKRK Family Partners No. 2 LLC (35)	264,550	105,820	158,730	*
Iriquois Master Fund Ltd. (36)	264,550	105,820	158,730	*
Elisha Rothman (37)	289,550	105,820	183,730	*
David D. Miller, TTEE of the Miller Living Trust Dtd 3/3/87 (38)	264,550	105,820	158,730	*
Alfons Melohn (39)	264,550	105,820	158,730	*
The Muhl Family Trust, Phillip E. Muhl & Kristin A. Muhl TTEE DTD 10-11-95 (40)	264,524	105,810	158,714	*
G. Tyler Runnels or Jasmine Niklas Runnels TTEES The Runnels Family Trust DTD 1-11-2000 (41)	264,524	105,810	158,714	*
David Sidoo (42)	264,524	105,810	158,714	*

Name	Number of Shares Beneficially Owned Before Offering (1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering
			Number of Shares	Percentage
High Tide, LLC (43)	234,712	93,885	140,827	*
Flat Universe, LLC (44)	214,264	85,706	128,559	*
Joyce M. Westreich (45)	198,413	79,365	119,048	*
John B. Davies (46)	198,393	79,357	119,036	*
The Striks and Pearlman Group (47)	185,185	74,074	111,111	*
Adolph & Miriam Rabinovitz (48)	158,730	63,492	95,238	*
Tibor Neumann & Erika Neumann as Trustees of the Neumann Family Trust 3rd comp. rsttmt dtd 12/13/05 (49)	727,885	52,910	674,975	*
Striks Properties L.P. (50)	157,275	52,910	104,365	*
Rutgers Enhanced Insurance Company (51)	132,275	52,910	79,365	*
Rutgers Casualty Insurance Company (52)	152,275	52,910	99,365	*
Pensco Trust Company FBO Ivan H Norman (53)	217,251	52,910	164,341	*
PENSCO Trust Company Custodian, FBO Benjamin Lesin ACCT#LE1GE (54)	132,275	52,910	79,365	*
Pensco Trust Company FBO Aaron L. Heimowitz (55)	157,275	52,910	104,365	*
Norman R. Shapiro (56)	132,275	52,910	79,365	*
Nathan Korman (57)	172,275	52,910	119,365	*
Nagel Family Living Trust (58)	164,335	52,910	111,425	*
Mayer 2005 Revocable Trust (59)	132,275	52,910	79,365	*
Martin Weiss (60)	132,275	52,910	79,365	*
Leo L. Striks & Deborah S. Striks Community Property Trust (61)	132,275	52,910	79,365	*
James & Dr. Esther Enterline (62)	202,275	52,910	149,365	*
Ezra and Lauren Kest Community Property Trust (63)	132,275	52,910	79,365	*
Anthony & Christine Digiovanni Living Trust (64)	164,335	52,910	111,425	*
Matthew Weiss and Michele Weiss JT TEN (66)	132,262	52,905	79,357	*
Joseph H. Merback & Tema N. Merback Co-TTEE FBO Merback Family Trust UTD 8-30-89 (67)	132,262	52,905	79,357	*

Name	Number of Shares Beneficially Owned Before Offering (1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering
			Number of Shares	Percentage
Arden Merback (68)	132,262	52,905	79,357	*
Shri & Annamma Mishra Family Trust (69)	82,138	26,455	55,683	*
Robert Stuckelman, TTEE, RTS Charitable Unit Trust #2, DTD (70)	82,138	26,455	55,683	*
Paul Levinson (71)	66,138	26,455	39,683	*
Donald Shepherd IRA (72)	66,138	26,455	39,683	*
Charlene and Steve Ustin Revocable Trust (73)	82,168	26,455	55,713	*
Benzion J. Westreich, as TTEE for MW 1996 Trust (74)	66,138	26,455	39,683	*
Charles B. Runnels Family Trust DTD 10-14-93 Charles B. Runnels & Amy Jo Runnels TTEES (75)	66,131	26,452	39,679	*
Jonathan M. Westreich (76)	52,910	21,164	31,746	*
Karen Kang (77)	26,452	10,581	15,871	*
John W. Galuchie, Jr. (78)	26,452	10,581	15,871	*
Christopher G. Niklas (79)	26,452	10,581	15,871	*
Steve Klein (80)	37,228	5,291	31,937	*
Harvey Turell (81)	196,397	52,910	143,487	*
	46,682,470	17,355,379	29,327,093	34.4%

* Less than one (1) percent.

(1) The number and percentage of share beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which each selling security holder has sole or shared voting power or investment power and also any shares which the selling security holder has the right to acquire within 60 days.

(2) Includes up to 2,116,296 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 3,174,444 warrants received for the April 2007 and May 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is Paul Kessler. Bristol Capital Advisors, LLC (“BCA”) is the investment advisor to Bristol Investment Fund, Ltd. (“Bristol”). Paul Kessler is the manager of BCA and as such has voting and investment control over the securities held by Bristol. Mr. Kessler disclaims beneficial ownership of such securities.

(3) Includes up to 1,904,762 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 2,857,143 warrants received for the May 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is J. Steven Emerson.

(4) Includes up to 1,058,095 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 1,587,143 warrants received for the May 2007 Debenture Offering.

(5) Includes up to 714,286 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 1,071,429 warrants received for the May 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is J. Steven Emerson.

(6) Includes up to 553,690 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock, 830,535 warrants received for the April 2007 Debenture Offering, and 1,225,000 warrants held prior to the April 2007 Debenture Offering.

(7) Includes up to 529,101 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 793,651 warrants received for the April 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is Eric S. Swartz.

(8) Includes up to 529,101 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock, 793,651 warrants received for the April 2007 Debenture Offering, and 100,000 warrants held prior to the April 2007 Debenture Offering. The natural persons with voting and investment powers for this stockholder Melvyn Maller, Carol Maller, and Jeffrey Maller.

(9) Includes up to 529,048 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 793,571 warrants received for the May 2007 Debenture Offering. The natural persons with voting and investment powers for this stockholder is Michael Finkelstein, Arthur Jones, Brian Mazzella, Trevor Williams and Joseph Weisfeld.

(10) Includes up to 529,048 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 793,571 warrants received for the May 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is Jonathan Glaser.

(11) Includes up to 529,048 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 793,571 warrants received for the May 2007 Debenture Offering. The natural persons with voting and investment powers for this stockholder are Bryan Ezralow, Marshall Ezralow, and Marc Ezralow.

(12) Includes up to 423,238 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 634,857 warrants received for the May 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is Steven Shum.

(13) Includes up to 396,825 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock, 595,238 warrants received for the April 2007 Debenture Offering, and 62,500 warrants held prior to the April 2007 Debenture Offering.

(14) Includes up to 380,952 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 571,429 warrants received for the April 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is Alan P Donenfeld, Managing Member of the General Partner of Paragon Capital LP.

(15) Includes up to 370,370 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock, 555,556 warrants received for the April 2007 Debenture Offering, and 15,000 warrants held prior to the April 2007 Debenture Offering.

(16) Includes up to 317,429 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 476,143 warrants received for the May 2007 Debenture Offering. The natural persons with voting and investment powers for this shareholder is Joseph Benhamov.

(17) Includes up to 264,550 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 396,825 warrants received for the April 2007 Debenture Offering.

(18) Includes up to 264,550 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 396,825 warrants received for the April 2007 Debenture Offering.

(19) Includes up to 264,524 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 396,786 warrants received for the May 2007 Debenture Offering.

(20) Includes up to 264,524 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 396,786 warrants received for the May 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is Erick Richardson.

(21) Includes up to 264,524 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 396,786 warrants received for the May 2007 Debenture Offering. The natural persons with voting and investment powers for this stockholder are Marshall Ezralow, Marc Ezralow, and Bryan Ezralow.

(22) Includes up to 264,524 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 396,786 warrants received for the May 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is Marshall Ezralow.

(23) Includes up to 253,968 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 380,952 warrants received for the April 2007 Debenture Offering.

(24) Includes up to 238,095 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 357,143 warrants received for the May 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is J. Steven Emerson.

(25) Includes up to 211,640 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 317,460 warrants received for the April 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is Armand Ungar.

(26) Includes up to 211,619 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 317,429 warrants received for the May 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is Brandon Goulding.

(27) Includes up to 211,619 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 317,429 warrants received for the May 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is Howard Todd Horberg.

(28) Includes up to 211,619 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 317,429 warrants received for the May 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is Mitchell P. Kopin, President of Downsview Capital, Inc., the General Partner of Cranshrie Capital, LP. Each of Mr. Kopin and Downsview Capital, Inc disclaims beneficial ownership of these securities.

(29) Includes up to 211,619 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 317,429 warrants received for the May 2007 Debenture Offering. The natural persons with voting and investment powers for this shareholder are Peter Schlesinger and Susan Fairhurst.

(30) Includes up to 158,730 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock, 238,095 warrants received for the April 2007 Debenture Offering, and 25,000 warrants held prior to the April 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is Michael Shiffman.

(31) Includes up to 158,730 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock, 238,095 warrants received for the April 2007 Debenture Offering, and 25,000 warrants held prior to the April 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is Morris Loffman.

(32) Includes up to 158,725 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 238,088 warrants received for the April 2007 and May 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is Randall Goulding.

(33) Includes up to 119,662 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock, 179,493 warrants received for the April 2007 Debenture Offering, and 90,625 warrants held prior to the April 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is Benjamin Lesin.

(34) Includes up to 116,894 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock, 175,341 warrants received for the April 2007 Debenture Offering, and 52,500 warrants held prior to the April 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is Dan L. McGurk.

(35) Includes up to 105,820 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 158,730 warrants received for the April 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is Ronald Mayer.

(36) Includes up to 105,820 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 158,730 warrants received for the April 2007 Debenture Offering. The natural persons with voting and investment powers for this stockholder is Joshua Silverman.

(37) Includes up to 105,820 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock, 158,730 warrants received for the April 2007 Debenture Offering, and 25,000 warrants held prior to the April 2007 Debenture Offering.

(38) Includes up to 105,820 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 158,730 warrants received for the April 2007 Debenture Offering.

(39) Includes up to 105,820 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 158,730 warrants received for the April 2007 Debenture Offering.

(40) Includes up to 105,810 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 158,714 warrants received for the May 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is Phillip E. Muhl.

(41) Includes up to 105,810 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 158,714 warrants received for the May 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is G. Tyler Runnels.

(42) Includes up to 105,810 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 158,714 warrants received for the May 2007 Debenture Offering.

(43) Includes up to 93,885 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 140,827 warrants received for the May 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is G. Tyler Runnels.

(44) Includes up to 85,706 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 128,559 warrants received for the May 2007 Debenture Offering. The natural person with voting and investment powers is David N. Baker.

(45) Includes up to 79,365 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 119,048 warrants received for the April 2007 Debenture Offering.

(46) Includes up to 79,357 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 119,036 warrants received for the May 2007 Debenture Offering.

(47) Includes up to 74,074 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 111,111 warrants received for the April 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is Mathew Pearlman.

(48) Includes up to 63,492 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 95,238 warrants received for the April 2007 Debenture Offering.

(49) Includes up to 52,910 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock, 79,365 warrants received for the April 2007 Debenture Offering, and 182,500 warrants held prior to the April 2007 Debenture Offering. The natural persons with voting and investment powers for this stockholder are Tibor Neumann and Erika Neumann.

(50) Includes up to 52,910 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock, 79,365 warrants received for the April 2007 Debenture Offering, and 5,000 warrants held prior to the April 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is David M. Striks.

(51) Includes up to 52,910 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 79,365 warrants received for the April 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is Nachum Stein.

(52) Includes up to 52,910 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 79,365 warrants received for the April 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is Nachum Stein.

(53) Includes up to 52,910 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock, 79,365 warrants received for the April 2007 Debenture Offering, and 4,976 warrants held prior to the April 2007 Debenture Offering.

(54) Includes up to 52,910 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 79,365 warrants received for the April 2007 Debenture Offering.

(55) Includes up to 52,910 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock, 79,365 warrants received for the April 2007 Debenture Offering, and 5,000 warrants held prior to the April 2007 Debenture Offering.

(56) Includes up to 52,910 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 79,365 warrants received for the April 2007 Debenture Offering.

(57) Includes up to 52,910 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 79,365 warrants received for the April 2007 Debenture Offering.

(58) Includes up to 52,910 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 79,365 warrants received for the April 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is Jack Nagel.

(59) Includes up to 52,910 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 79,365 warrants received for the April 2007 Debenture Offering. The natural persons with voting and investment powers for this stockholder are Ronald Mayer and Helene G. Mayer.

(60) Includes up to 52,910 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 79,365 warrants received for the April 2007 Debenture Offering.

(61) Includes up to 52,910 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 79,365 warrants received for the April 2007 Debenture Offering.

(62) Includes up to 52,910 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock, 79,365 warrants received for the April 2007 Debenture Offering, and 10,000 warrants held prior to the April 2007 Debenture Offering.

(63) Includes up to 52,910 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 79,365 warrants received for the April 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is Lauren Kest.

(64) Includes up to 52,910 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 79,365 warrants received for the April 2007 Debenture Offering.

(65) Intentionally omitted.

(66) Includes up to 52,905 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 79,357 warrants received for the May 2007 Debenture Offering.

(67) Includes up to 52,905 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 79,357 warrants received for the May 2007 Debenture Offering. The natural persons with voting and investment powers for this stockholder are Joseph H. Merback and Tema Merback.

(68) Includes up to 52,905 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 79,357 warrants received for the May 2007 Debenture Offering.

(69) Includes up to 26,455 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 39,683 warrants received for the April 2007 Debenture Offering.

(70) Includes up to 26,455 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 39,683 warrants received for the April 2007 Debenture Offering.

(71) Includes up to 26,455 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 39,683 warrants received for the April 2007 Debenture Offering.

(72) Includes up to 26,455 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 39,683 warrants received for the April 2007 Debenture Offering.

(73) Includes up to 26,455 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 39,683 warrants received for the April 2007 Debenture Offering.

(74) Includes up to 26,455 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 39,683 warrants received for the April 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is Benzion Westreich.

(75) Includes up to 26,452 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 39,679 warrants received for the May 2007 Debenture Offering. The natural person with voting and investment powers for this stockholder is Charles B. Runnels.

(76) Includes up to 21,164 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 31,746 warrants received for the April 2007 Debenture Offering.

(77) Includes up to 10,581 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 15,871 warrants received for the May 2007 Debenture Offering.

(78) Includes up to 10,581 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 15,871 warrants received for the May 2007 Debenture Offering.

(79) Includes up to 10,581 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 15,871 warrants received for the May 2007 Debenture Offering.

(80) Includes up to 5,291 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 7,937 warrants received for the April 2007 Debenture Offering.

(81) Includes up to 52,910 shares of common stock to be issued upon the exercise of the convertible debenture at an exercise price of $1.05 per share of common stock and 79,365 warrants received for the April 2007 Debenture Offering.

ADDITIONAL DISCLOSURE

Dollar Value of Underlying Securities Registered for Resale in this Prospectus

The total dollar value of the shares of common stock underlying the securities issued in connection with the April 2007 financing and the May 2007 financing that we have registered for resale (using the number of underlying securities that we have registered for resale and the market price per share for those securities on April 16, 2007, the closing date of the April 2007 financing documents, and May 29, 2007, the closing date of the May 2007 financing, respectively) are as follows:

April 2007 Financing

Shares of Common Stock Registered for Resale Underlying Debentures:	7,303,470
Market Price per Share of Common Stock on April 16, 2007:	$1.35
Dollar Value of Underlying Securities:	$9,859,685

May 2007 Financing

Shares of Common Stock Registered for Resale Underlying Debentures and Warrants:	10,051,909
Market Price per Share of Common Stock on May 29, 2007:	$1.18
Dollar Value of Underlying Securities:	$11,861,253

Payments Made in Connection with April 2007 Financing and May 2007 Financing

The following tables disclose the dollar amount of each payment (including the value of any payments to be made in common stock) in connection with the April 2007 financing and the May 2007 financing that we have made or may be required to make to any selling security holder, any affiliate of a selling security holder, or any person with whom any selling security holder has a contractual relationship regarding the transaction (including any interest payments, liquidated damages, payments made to “finders” or “placement agents,” and any other payments or potential payments). The net proceeds to the Company from the sale of the April 2007 Debentures and the May 2007 Debentures and the total possible payments to all selling security holders and any of their affiliates in the first year following the sale of the April 2007 Debentures and the May 2007 Debentures, respectively, are also provided.

April 2007 Financing

Payee	Type of Payment		Amount/Value of Payment
Bristol Capital, LLC(1)	Cash		$85,000
Warrant(2)			$84,476
Jeffrey Maller	Warrant	(3)	$21,119
Total interest payments to be made to all Selling Security Holders in First Year	Cash		$766,864
Total potential failure payments to be paid to all Selling Security Holders in First Year (4)			$1,380,355
Total Possible Payments to all Selling Security Holders and Any of Their Affiliates in First Year:			$2,337,814
Net Proceeds from April 2007 Debentures (5):			$6,850,416

(1)
Bristol Capital, LLC, served as advisors to Bristol Investment Fund for $1,111,111 of the debentures sold in the April 2007 financing and is an affiliate of Bristol Investment Fund, Ltd. Bristol Capital, LLC received this cash amount as an origination fee and reimbursement of expenses.

(2)
On April 16, 2007, we issued a warrant to purchase 95,238 shares of common stock at an exercise price of $1.05 per share (subject to certain milestone adjustments) to Bristol Capital, LLC in connection with the April 2007 financing. The market price per share on the date of issuance was $1.35. The initial fair value of the warrant was estimated at approximately $84,476 using a complex Binomial Lattice pricing model suitable to value path dependent American options. The assumptions used in the model are as follows: (1) dividend yield of 0%; (2) expected volatility of 63%, (3) risk-free interest rate of 4.64%, and (4) expected life of 5 years. Bristol Capital, LLC is an affiliate of Bristol Investment Fund, Ltd

(3)
Jeffrey Maller received warrants to purchase 23,810 shares of common stock as a finder’s fee. The initial fair value of the warrant was estimated at approximately $21,119 using a complex Binomial Lattice pricing model. The assumptions used in the complex Binomial Lattice model are as follows: (1) dividend yield of 0%, (2) expected volatility of 63%, (3) risk-free interest rate of 4.64%, and (4) expected life of 5 years. Jeffrey Maller is an affiliate of the Maller Estate Planning Trust.

(4)	Total potential failure payments are calculated as 18% per annum of outstanding principal.

(5)	Net proceeds from the April 2007 debentures is calculated as the gross proceeds to the company less cash fees paid in connection with the financing.

May 2007 Financing

Payee	Type of Payment		Amount/Value of Payment
T.R Winston & Company, LLC(1)	Cash		$760,000
	Warrant	(2)	$1,864,628
Total potential failure payments to be paid to all Selling Security Holders in First Year (3)			$1,899,810
Total interest payments to be made to all Selling Security Holders in First Year	Cash		$1,055,450
Total Possible Payments to all Selling Security Holders and Any of Their Affiliates in First Year			$5,579,888
Net Proceeds from May 2007 debentures: (4)			$8,679,955

(1)	T.R. Winston & Company, LLC served as the placement agent for the securities sold in the May 2007 financing.

(2)
On May 29, 2007, we issued a warrant to purchase 2,512,976 shares of common stock at an exercise price of $1.05 per share to T.R. Winston & Company, LLC in connection with the May 2007 financing. The market price per share on the date of issuance was $1.18. The initial fair value of the warrant was estimated at approximately $1,864,628 using the complex customized Binomial Lattice model. The assumptions used in the model are as follows: (1) dividend yield of 0%, (2) expected volatility of 63%, (3) risk-free interest rate of 4.82%, and (4) expected life of 5 years.

(3)	Total potential failure payments are calculated as 18% per annum of outstanding principal.

(4)	Net proceeds from the May 2007 debentures is calculated as the gross proceeds to the company less cash fees paid in connection with the financing.

Potential Profits on Conversion of April 2007 Debentures and May 2007 Debentures

The following tables show the total possible profit that the selling security holders could realize as a result of the conversion discount for the securities underlying the April 2007 Debentures and May 2007 Debentures. The total possible discount to market price has been calculated, assuming a conversion price of $1.05 as set forth in the Secured Debentures.

April 2007 Financing
Name	Market Price per Share of Common Stock on Closing Date	Conversion Price of April 2007 Debentures	Total Possible Shares Underlying April 2007 Debentures	Combined Market Price of Shares Underlying April 2007 Debentures	Combined Conversion Price of Shares Underlying April 2007 Debentures	Total Possible Discount to Market Price (1)
Bristol Investment Fund, Ltd.	$1.35	$1.05	1,058,201	$1,428,571	$1,111,111	$317,460
Drew Rayman	1.35	1.05	553,690	747,482	581,375	166,107
Bridgepointe Master Fund, Ltd.	1.35	1.05	529,101	714,286	555,556	158,730
Maller Estate Planning Trust Dtd 3/3/1998 Melvyn and Carol Maller, Jeffrey Maller, Trustees	1.35	1.05	529,101	714,286	555,556	158,730
Jonathan and Miriam Sternberg	1.35	1.05	396,825	535,714	416,666	119,048
Paragon Capital LP	1.35	1.05	380,952	514,285	400,000	114,286
Arthur Michelson	1.35	1.05	370,370	500,000	388,889	111,111
Sol Kest	1.35	1.05	264,550	357,143	277,778	79,365
Michael Kest	1.35	1.05	264,550	357,143	277,778	79,365
Bradley E. Turell	1.35	1.05	253,968	342,857	266,666	76,190
Ungar Family Trust	1.35	1.05	211,640	285,714	222,222	63,492
Michael Shiffman MD Inc Pension Trust	1.35	1.05	158,730	214,286	166,667	47,619
California Neurosurgical Associates Profit Sharing Plan	1.35	1.05	158,730	214,286	166,667	47,619

Lesin Family Trust	1.35	1.05	119,662	161,544	125,645	35,899
The McGurk Family Trust	1.35	1.05	116,894	157,807	122,739	35,068
The Nutmeg Mercury Fund, LLP	1.35	1.05	105,820	142,857	111,111	31,746
JKRK Family Partners No. 2 LLC	1.35	1.05	105,820	142,857	111,111	31,746
Iriquois Master Fund Ltd.	1.35	1.05	105,820	142,857	111,111	31,746
Elisha Rothman	1.35	1.05	105,820	142,857	111,111	31,746
David D. Miller, TTEE of the Miller Living Trust Dtd 3/3/87	1.35	1.05	105,820	142,857	111,111	31,746
Alfons Melohn	1.35	1.05	105,820	142,857	111,111	31,746
Joyce M. Westreich	1.35	1.05	79,365	107,143	83,333	23,810
The Striks and Pearlman Group	1.35	1.05	74,074	100,000	77,778	22,222
Adolph & Miriam Rabinovitz	1.35	1.05	63,492	85,714	66,667	19,048
Tibor Neumann & Erika Neumann as Trustees of the Neumann Family Trust 3rd comp. rsttmt dtd 12/13/05	1.35	1.05	52,910	71,429	55,556	15,873
Striks Properties L.P.	1.35	1.05	52,910	71,429	55,556	15,873
Rutgers Enhanced Insurance Company	1.35	1.05	52,910	71,429	55,556	15,873
Rutgers Casualty Insurance Company	1.35	1.05	52,910	71,429	55,556	15,873
Pensco Trust Company FBO Ivan H Norman	1.35	1.05	52,910	71,429	55,556	15,873
PENSCO Trust Company Custodian, FBO Benjamin Lesin ACCT#LE1GE	1.35	1.05	52,910	71,429	55,556	15,873
Pensco Trust Company FBO Aaron L. Heimowitz	1.35	1.05	52,910	71,429	55,556	15,873
Norman R. Shapiro	1.35	1.05	52,910	71,429	55,556	15,873
Nathan Korman	1.35	1.05	52,910	71,429	55,556	15,873
Nagel Family Living Trust	1.35	1.05	52,910	71,429	55,556	15,873
Mayer 2005 Revocable Trust	1.35	1.05	52,910	71,429	55,556	15,873
Martin Weiss	1.35	1.05	52,910	71,429	55,556	15,873
Leo L. Striks & Deborah S. Striks Community Property Trust	1.35	1.05	52,910	71,429	55,556	15,873
James & Dr. Esther Enterline	1.35	1.05	52,910	71,429	55,556	15,873
Harvey A. Turell	1.35	1.05	52,910	71,429	55,556	15,873
Ezra and Lauren Kest Community Property Trust	1.35	1.05	52,910	71,429	55,556	15,873
Anthony & Christine Digiovanni Living Trust	1.35	1.05	52,910	71,429	55,556	15,873
Shri & Annamma Mishra Family Trust	1.35	1.05	26,455	35,714	27,778	7,937
Robert Stuckelman, TTEE, RTS Charitable Unit Trust #2, DTD	1.35	1.05	26,455	35,714	27,778	7,937
Paul Levinson	1.35	1.05	26,455	35,714	27,778	7,937
Donald Shepherd IRA	1.35	1.05	26,455	35,714	27,778	7,937
Charlene and Steve Ustin Revocable Trust	1.35	1.05	26,455	35,714	27,778	7,937
Benzion J. Westreich, as TTEE for MW 1996 Trust	1.35	1.05	26,455	35,714	27,778	7,937
Jonathan M. Westreich	1.35	1.05	21,164	28,571	22,222	6,349
Steve Klein	1.35	1.05	5,291	7,143	5,556	1,587
Total			7,303,470	$9,859,694	$7,668,657	$2,191,044

(1) This amount does not include Original Issue Discount, and is calculated using the current conversion price of $1.05 per share.

May 2007 Financing

Name	Market Price per Share of Common Stock on Closing Date	Conversion Price of May 2007 Debentures	Total Possible Shares Underlying May 2007 Debentures	Combined Market Price of Shares Underlying May 2007 Debentures	Combined Conversion Price of Shares Underlying May 2007 Debentures	Total Possible Discount to Market Price (1)
IRAFBO J. Steven Emerson Rollover II Pershing LLC as Custodian	$1.18	$1.05	1,904,762	$2,247,619	$2,000,000	$247,619
Bristol Investment Fund, Ltd.	1.18	1.05	1,058,095	1,248,552	1,111,000	137,552
Andrew Lessman	1.18	1.05	1,058,095	1,248,552	1,111,000	137,552
IRA FBO J. Steven Emerson Roth Pershing LLC as Custodian	1.18	1.05	714,286	842,857	750,000	92,857
Whalehaven Capital Fund Limited	1.18	1.05	529,048	624,277	555,500	68,776
Jonathan & Nancy Glaser Family Trust DTD 12-16-98 Jonathan M. Glaser & Nancy E. Glaser TTEES	1.18	1.05	529,048	624,277	555,500	68,776
Colony Partners, a California general partnership	1.18	1.05	529,048	624,277	555,500	68,776
Core Fund, L.P.	1.18	1.05	423,238	499,421	444,400	55,021
Banque SCS Alliance S.A.	1.18	1.05	317,429	374,566	333,300	41,266
Steven B. Dunn	1.18	1.05	264,524	312,138	277,750	34,388
RP Capital LLC	1.18	1.05	264,524	312,138	277,750	34,388
EMSE, LLC, a Delaware limited liability company	1.18	1.05	264,524	312,138	277,750	34,388
Bear Stearns Securities Corp. FBO Marshall S. Ezralow Roth IRA	1.18	1.05	264,524	312,138	277,750	34,388
Emerson Partners	1.18	1.05	238,095	280,952	250,000	30,952
The Black Diamond Fund LLLP	1.18	1.05	211,619	249,710	222,200	27,510
Horberg Enterprises Limited Partnership	1.18	1.05	211,619	249,710	222,200	27,510
Cranshire Capital, L.P.	1.18	1.05	211,619	249,710	222,200	27,510
Apex Investment Fund, Ltd.	1.18	1.05	211,619	249,710	222,200	27,510
The Muhl Family Trust, Phillip E. Muhl & Kristin A. Muhl TTEE DTD 10-11-95	1.18	1.05	105,810	124,856	111,101	13,755
G. Tyler Runnels or Jasmine Niklas Runnels TTEES The Runnels Family Trust DTD 1-11-2000	1.18	1.05	105,810	124,856	111,101	13,755
David Sidoo	1.18	1.05	105,810	124,856	111,101	13,755
High Tide, LLC	1.18	1.05	93,885	110,784	98,579	12,205
Flat Universe, LLC	1.18	1.05	85,706	101,133	89,991	11,142
John B. Davies	1.18	1.05	79,357	93,641	83,325	10,316
The Nutmeg Mercury Fund, LLP	1.18	1.05	52,905	62,428	55,550	6,878
Matthew Weiss and Michele Weiss JT TEN	1.18	1.05	52,905	62,428	55,550	6,878
Joseph H. Merback & Tema N. Merback Co-TTEE FBO Merback Family Trust UTD 8-30-89	1.18	1.05	52,905	62,428	55,550	6,878
Arden Merback	1.18	1.05	52,905	62,428	55,550	6,878
Charles B. Runnels Family Trust DTD 10-14-93 Charles B. Runnels & Amy Jo Runnels TTEES	1.18	1.05	26,452	31,213	27,775	3,439
Karen Kang	1.18	1.05	10,581	12,486	11,110	1,376
John W. Galuchie, Jr.	1.18	1.05	10,581	12,486	11,110	1,376
Christopher G. Niklas	1.18	1.05	10,581	12,486	11,110	1,376
Total			10,051,909	$11,861,251	$10,554,503	$1,306,746

(1) This amount does not include Original Issue Discount, and is calculated using the current conversion price of $1.05 per share.

Effect of Milestone Adjustment

The Secured Debentures are subject to Milestone Adjustments pursuant to which the conversion price may be reduced. However, as a result of a Conversion Cap applicable to the Secured Debentures, the Debenture holders may not acquire more shares upon conversion than the number of shares that are reflected in the Selling Security Holders table. To the extent that a reduction in the conversion price combined with the Conversion Cap means that the entire amount of a Secured Debenture may not be converted into our common stock, then we will be obligated to redeem over time that portion of the Secured Debenture which is not convertible into common stock. See the table below for an illustration of what would occur in the event of a 10%, 25% and 50% reduction in the conversion price as a result of a Milestone Adjustment.

Reduction in Conversion Price	Combined Market Price of Shares Debentures redeemable Underlying April 2007 and May2007 Debentures	Combined Conversion Price	Total Possible Discount to Market Price	Principal Amount of Debentures Redeemable
10%	$21,720,938	$16,400,833	$5,320,105	$1,822,315
25%	$21,720,938	$13,667,361	$8,053,577	$4,555,787
50%	$21,720,938	$9,111,574	$12,609,364	$9,111,574

Total Potential Profit from Other Securities

The following tables show the total possible profit to be realized as a result of any conversion discounts for securities underlying any other warrants, options, notes or other securities of the Company in connection with the April 2007 financing and the May 2007 financing that are held by the selling security holders or any affiliates of the selling security holders. The total possible discount to market price has been calculated assuming (1) a current exercise price of $1.05, (2) a ten percent (10%) discount to the exercise price based on Milestone Adjustments, (3) a twenty-five percent (25%) discount to the exercise price based on Milestone Adjustments, and (4) a fifty percent (50%) discount to the exercise price based on Milestone Adjustments.

April 2007 Financing - Gain on April 2007 Warrants

Name	Market Price per Share of Common Stock on Closing Date	Exercise Price of April 2007 Warrants	Total Possible Shares Underlying April 2007 Warrants	Combined Market Price of Shares Underlying April 2007 Warrants	Combined Exercise Price of Shares Underlying April 2007 Warrants	Total Possible Discount to Market Price (1)	Total Possible Discount to Market Price (2)	Total Possible Discount to Market Price (3)	Total Possible Discount to Market Price (4)
Bristol Investment Fund, Ltd.	1.35	1.05	1,587,302	2,142,857	1,666,667	476,190	642,857	892,857	1,309,524
Drew Rayman	1.35	1.05	530,535	716,222	557,062	159,161	214,867	298,426	437,691
Bridgepointe Master Fund, Ltd.	1.35	1.05	793,652	1,071,430	833,334	238,095	321,429	446,429	654,762
Maller Estate Planning Trust Dtd 3/3/1998 Melvyn and Carol Maller, Jeffrey Maller, Trustees	1.35	1.05	793,652	1,071,430	833,334	238,095	321,429	446,429	654,762
Jonathan and Miriam Sternberg	1.35	1.05	595,238	803,571	624,999	178,571	241,071	334,821	491,071
Paragon Capital LP	1.35	1.05	571,428	771,428	599,999	171,428	231,428	321,428	471,428
Arthur Michelson	1.35	1.05	555,555	749,999	583,333	166,667	225,000	312,500	458,333
Sol Kest	1.35	1.05	396,825	535,714	416,666	119,048	160,714	223,214	327,381
Michael Kest	1.35	1.05	396,825	535,714	416,666	119,048	160,714	223,214	327,381
Bradley E. Turell	1.35	1.05	380,952	514,285	400,000	114,286	154,286	214,286	314,285
Ungar Family Trust	1.35	1.05	317,460	428,571	333,333	95,238	128,571	178,571	261,905
Michael Shiffman MD Inc Pension Trust	1.35	1.05	238,095	321,428	250,000	71,429	96,428	133,928	196,428
California Neurosurgical Associates Profit Sharing Plan	1.35	1.05	238,095	321,428	250,000	71,429	96,428	133,928	196,428
Lesin Family Trust	1.35	1.05	179,493	242,316	188,468	53,848	72,695	100,965	148,082
The McGurk Family Trust	1.35	1.05	175,341	236,710	184,108	52,602	71,013	98,629	144,656
The Nutmeg Mercury Fund, LLP	1.35	1.05	158,730	214,286	166,667	47,619	64,286	89,286	130,952
JKRK Family Partners No. 2 LLC	1.35	1.05	158,730	214,286	166,667	47,619	64,286	89,286	130,952
Iriquois Master Fund Ltd.	1.35	1.05	158,730	214,286	166,667	47,619	64,286	89,286	130,952

Elisha Rothman	1.35	1.05	158,730	214,286	166,667	47,619	64,286	89,286	130,952
David D. Miller, TTEE of the Miller Living Trust Dtd 3/3/87	1.35	1.05	158,730	214,286	166,667	47,619	64,286	89,286	130,952
Alfons Melohn	1.35	1.05	158,730	214,286	166,667	47,619	64,286	89,286	130,952
Joyce M. Westreich	1.35	1.05	119,048	160,714	125,000	35,714	48,214	66,964	98,214
The Striks and Pearlman Group	1.35	1.05	111,111	150,000	116,667	33,333	45,000	62,500	91,667
Adolph & Miriam Rabinovitz	1.35	1.05	95,238	128,571	100,000	28,571	38,571	53,571	78,571
Tibor Neumann & Erika Neumann as Trustees of the Neumann Family Trust 3rd comp. rsttmt dtd 12/13/05	1.35	1.05	79,365	107,143	83,333	23,810	32,143	44,643	65,476
Striks Properties L.P.	1.35	1.05	79,365	107,143	83,333	23,810	32,143	44,643	65,476
Rutgers Enhanced Insurance Company	1.35	1.05	79,365	107,143	83,333	23,810	32,143	44,643	65,476
Rutgers Casualty Insurance Company	1.35	1.05	79,365	107,143	83,333	23,810	32,143	44,643	65,476
Pensco Trust Company FBO Ivan H Norman	1.35	1.05	79,365	107,143	83,333	23,810	32,143	44,643	65,476
PENSCO Trust Company Custodian, FBO Benjamin Lesin ACCT#LE1GE	1.35	1.05	79,365	107,143	83,333	23,810	32,143	44,643	65,476
Pensco Trust Company FBO Aaron L. Heimowitz	1.35	1.05	79,365	107,143	83,333	23,810	32,143	44,643	65,476
Norman R. Shapiro	1.35	1.05	79,365	107,143	83,333	23,810	32,143	44,643	65,476
Nathan Korman	1.35	1.05	79,365	107,143	83,333	23,810	32,143	44,643	65,476
Nagel Family Living Trust	1.35	1.05	79,365	107,143	83,333	23,810	32,143	44,643	65,476
Mayer 2005 Revocable Trust	1.35	1.05	79,365	107,143	83,333	23,810	32,143	44,643	65,476
Martin Weiss	1.35	1.05	79,365	107,143	83,333	23,810	32,143	44,643	65,476
Leo L. Striks & Deborah S. Striks Community Property Trust	1.35	1.05	79,365	107,143	83,333	23,810	32,143	44,643	65,476
James & Dr. Esther Enterline	1.35	1.05	79,365	107,143	83,333	23,810	32,143	44,643	65,476
Harvey A. Turell	1.35	1.05	79,365	107,143	83,333	23,810	32,143	44,643	65,476
Ezra and Lauren Kest Community Property Trust	1.35	1.05	79,365	107,143	83,333	23,810	32,143	44,643	65,476
Anthony & Christine Digiovanni Living Trust	1.35	1.05	79,365	107,143	83,333	23,810	32,143	44,643	65,476
Shri & Annamma Mishra Family Trust	1.35	1.05	39,683	53,571	41,667	11,905	16,071	22,321	32,738
Robert Stuckelman, TTEE, RTS Charitable Unit Trust #2, DTD	1.35	1.05	39,683	53,571	41,667	11,905	16,071	22,321	32,738
Paul Levinson	1.35	1.05	39,683	53,571	41,667	11,905	16,071	22,321	32,738
Donald Shepherd IRA	1.35	1.05	39,683	53,571	41,667	11,905	16,071	22,321	32,738

Charlene and Steve Ustin Revocable Trust	1.35	1.05	39,683	53,571	41,667	11,905	16,071	22,321	32,738
Benzion J. Westreich, as TTEE for MW 1996 Trust	1.35	1.05	39,683	53,571	41,667	11,905	16,071	22,321	32,738
Jonathan M. Westreich	1.35	1.05	31,746	42,857	33,333	9,524	12,857	17,857	26,190
Steve Klein	1.35	1.05	7,937	10,714	8,333	2,381	3,214	4,464	6,548
Jeffrey Maller	1.35	1.05	23,810	32,144	25,001	7,143	9,643	13,393	19,643
Bristol Capital Advisors	1.35	1.05	95,238	128,571	100,000	28,571	38,571	53,571	78,571

Total			10,774,259	$14,545,246	$11,312,969	$3,232,286	$4,363,579	$6,060,525	$8,888,753

(1) This amount does not include Original Issue Discount, and is calculated using the current conversion price of $1.05 per share.
(2) Assumes that the conversion price is reduced by 10% to $0.945 per share
(3) Assumes that the conversion price is reduced by 25% to $0.7875 per share
(4) Assumes that the conversion price is reduced by 50% to $0.525 per share

May 2007 Financing

Name	Market Price per Share of Common Stock on Closing Date	Exercise Price of May 2007 Warrants	Total Possible Shares Underlying May 2007 Warrants	Combined Market Price of Shares Underlying May 2007 Warrants	Combined Exercise Price of Shares Underlying May 2007 Warrants	Total Possible Discount to Market Price (1)	Total Possible Discount to Market Price (2)	Total Possible Discount to Market Price (3)	Total Possible Discount to Market Price (4)
IRAFBO J. Steven Emerson Rollover II Pershing LLC as Custodian	$1.18	$1.05	2,857,143	$3,371,429	$3,000,000	$371,429	$671,429	$1,121,429	$1,871,429
Bristol Investment Fund, Ltd.	1.18	1.05	1,587,143	1,872,828	1,666,500	206,329	372,978	622,953	1,039,578
Andrew Lessman	1.18	1.05	1,587,143	1,872,828	1,666,500	206,329	372,978	622,953	1,039,578
IRA FBO J. Steven Emerson Roth Pershing LLC as Custodian	1.18	1.05	1,071,429	1,264,286	1,125,000	139,286	251,786	420,536	701,786
Whalehaven Capital Fund Limited	1.18	1.05	793,572	936,415	833,251	103,164	186,489	311,477	519,790
Jonathan & Nancy Glaser Family Trust DTD 12-16-98 Jonathan M. Glaser & Nancy E. Glaser TTEES	1.18	1.05	793,572	936,415	833,251	103,164	186,489	311,477	519,790
Colony Partners, a California general partnership	1.18	1.05	793,572	936,415	833,251	103,164	186,489	311,477	519,790
Core Fund, L.P.	1.18	1.05	634,857	749,131	666,600	82,531	149,191	249,181	415,831
Banque SCS Alliance S.A.	1.18	1.05	476,144	561,849	499,951	61,899	111,894	186,886	311,874
Steven B. Dunn	1.18	1.05	396,786	468,207	416,625	51,582	93,245	155,739	259,895
RP Capital LLC	1.18	1.05	396,786	468,207	416,625	51,582	93,245	155,739	259,895
EMSE, LLC, a Delaware limited liability company	1.18	1.05	396,786	468,207	416,625	51,582	93,245	155,739	259,895
Bear Stearns Securities Corp. FBO Marshall S. Ezralow Roth IRA	1.18	1.05	396,786	468,207	416,625	51,582	93,245	155,739	259,895

Emerson Partners	1.18	1.05	357,143	421,428	375,000	46,429	83,928	140,178	233,928
The Black Diamond Fund LLLP	1.18	1.05	317,429	374,566	333,300	41,266	74,596	124,591	207,916
Horberg Enterprises Limited Partnership	1.18	1.05	317,429	374,566	333,300	41,266	74,596	124,591	207,916
Cranshire Capital, L.P.	1.18	1.05	317,429	374,566	333,300	41,266	74,596	124,591	207,916
Apex Investment Fund, Ltd.	1.18	1.05	317,429	374,566	333,300	41,266	74,596	124,591	207,916
The Muhl Family Trust, Phillip E. Muhl & Kristin A. Muhl TTEE DTD 10-11-95	1.18	1.05	158,715	187,284	166,651	20,633	37,298	62,296	103,958
G. Tyler Runnels or Jasmine Niklas Runnels TTEES The Runnels Family Trust DTD 1-11-2000	1.18	1.05	158,715	187,284	166,651	20,633	37,298	62,296	103,958
David Sidoo	1.18	1.05	158,715	187,284	166,651	20,633	37,298	62,296	103,958
High Tide, LLC	1.18	1.05	140,828	166,176	147,869	18,308	33,094	55,275	92,242
Flat Universe, LLC	1.18	1.05	128,559	151,700	134,987	16,713	30,211	50,459	84,206
John B. Davies	1.18	1.05	119,036	140,462	124,987	15,475	27,973	46,721	77,968
The Nutmeg Mercury Fund, LLP	1.18	1.05	79,358	93,642	83,325	10,316	18,649	31,148	51,979
Matthew Weiss and Michele Weiss JT TEN	1.18	1.05	79,358	93,642	83,325	10,316	18,649	31,148	51,979
Joseph H. Merback & Tema N. Merback Co-TTEE FBO Merback Family Trust UTD 8-30-89	1.18	1.05	79,358	93,642	83,325	10,316	18,649	31,148	51,979
Arden Merback	1.18	1.05	79,358	93,642	83,325	10,316	18,649	31,148	51,979
Charles B. Runnels Family Trust DTD 10-14-93 Charles B. Runnels & Amy Jo Runnels TTEES	1.18	1.05	39,678	46,820	41,662	5,158	9,324	15,574	25,989
Karen Kang	1.18	1.05	15,872	18,728	16,665	2,063	3,730	6,230	10,396
John W. Galuchie, Jr.	1.18	1.05	15,872	18,728	16,665	2,063	3,730	6,230	10,396
Christopher G. Niklas	1.18	1.05	15,872	18,728	16,665	2,063	3,730	6,230	10,396
T.R. Winston & Company, LLC	1.18	1.05	2,512,976	2,965,312	2,638,625	326,687	590,549	1,884,732	1,645,999

Total			17,590,848	$20,757,190	$18,470,382	$2,286,809	$4,133,846	$7,802,798	$11,522,000

(1) This amount does not include Original Issue Discount, and is calcualted using the current conversion price of $1.05 per share.
(2) Assumes that the conversion price is reduced by 10% to $0.945 per share
(3) Assumes that the conversion price is reduced by 25% to $0.7875 per share
(4) Assumes that the conversion price is reduced by 50% to $0.525 per share

Comparison of Company Proceeds from the April 2007 Financing and May 2007 Financing to Potential Investor Profit

April 2007 Financing

Gross Proceeds from April 2007 Financing:	$7,178,531
Less Payments Made or that May Be Required to be Made to Selling Security Holders and Any of Their Affiliates:	$2,337,814
Resulting Net Proceeds from April 2007 Financing:	$4,840,717
Combined Total Possible Discount to Market Price:
Debentures	$2,191,041
Warrants	$3,322,276
Total	$5,513,317
Payments Made or Required to be Made to Selling Security Holders + Combined Total Possible Discount to Market Price/ Net Proceeds from April 2007 Financing:	213%
Percentage Averaged over Term of April 2007 Debentures (2 years):	107%

May 2007 Financing

Gross Proceeds from May 2007 Financing:	$9,500,000
Less Payments Made or Required to be Made to Selling Security Holders and Any of Their Affiliates:	$5,579,888
Resulting Net Proceeds from May 2007 Financing:	$3,920,112
Combined Total Possible Discount to Market Price:
Debentures	$1,306,748
Warrants	$2,286,809
Total	$3,593,557
Payments Made or Required to be Made to Selling Security Holders + Combined Total Possible Discount to Market Price/ Net Proceeds from May 2007 Financing:	192%
Percentage Averaged over Term of May 2007 Debentures (2 years):	96%

Prior Securities Transactions Between the Company (and our predecessor) and the Selling Security Holders

The following tables show the prior security transactions between the Company and the Selling Security Holders, any affiliates of the selling security holders, or any person with whom any selling security holder has a contractual relationship regarding the transaction.

Series B Preferred Stock Offering

In 2003, the Company sold Series B Preferred Stock in a private placement.

Selling Security Holder or Affiliate of Selling Security Holder	Number of Shares of Series B Preferred Stock Issued to Selling Security Holder or Affiliate of Selling Security Holder	Date of Transaction	Number of Shares of Series B Preferred Stock Outstanding Prior to Transaction (1)
Number of
Shares of
Series B
Preferred
Stock
Outstanding
Prior to
Transaction
held by
Persons
Other than
Selling
Security
Holders,
Affiliates of
the
Company,
or Affiliates
of Selling
Security
Holders (1)
					Number of Shares of Series B Preffered Stock Issued or Issuable in Transaction
Percentage
of Total
Issued and
Outstanding
Securities
Held by
Persons
Other than
Selling
Security
Holders,
Affiliates of
the
Company,
or Affiliates
of Selling
Security
Holders
Issued or
Issuable in
Transaction
(1)
							Market Price per Share of Series B Preferred Stock Prior to Transaction (2)	Current Market Price per Share (3)
Anthony F. and Christine E. Digiovanni Living Trust	16,030	7/1/2003	-	-	2,525,432	-	$3.12	N/A
Lesin Family Trust	16,030	7/1/2003	-	-	2,525,432	-	$3.12	N/A
Dan L. Mcgurk	10,000	7/1/2003	-	-	2,525,432	-	$3.12	N/A
Shri & Ann Mishra	8,000	7/1/2003	-	-	2,525,432	-	$3.12	N/A
Morris & Sonia Loffman Family Trust 6/14/99	22,443	7/1/2003	-	-	2,525,432	-	$3.12	N/A
Jack Nagel	16,030	7/1/2003	-	-	2,525,432	-	$3.12	N/A
Tibor Neuman and Erika Neumann TTEE, Neumann Fam Tr	32,061	7/1/2003	-	-	2,525,432	-	$3.12	N/A
Michael Shiffman	8,015	7/1/2003	-	-	2,525,432	-	$3.12	N/A
Michael Shiffman TTEE Michael Shiffman MD Pension TR	8,015	7/1/2003	-	-	2,525,432	-	$3.12	N/A
LSD LTD Retirement Trust Dtd 2/1/98 FBO Leo Striks	13,125	7/1/2003	-	-	2,525,432	-	$3.12	N/A
LSD LTD Retirement Trust Dtd 2/1/98 FBO David Striks	10,921	7/1/2003	-	-	2,525,432	-	$3.12	N/A
Robert Stuckelman	8,000	7/1/2003	-	-	2,525,432	-	$3.12	N/A
Bradley E. Turell	32,061	7/1/2003	-	-	2,525,432	-	$3.12	N/A
Harvey A. Turell	32,061	7/1/2003	-	-	2,525,432	-	$3.12	N/A
Charlene and Steve Ustin Rev Trust	8,015	7/1/2003	-	-	2,525,432	-	$3.12	N/A

Total	240,807		-	-	2,525,432	-

(1) There were no shares of Class B Preferred shares outstanding prior to the transaction on July 31, 2003
(2) The price per share in the offering was $3.12 per share.
(3) This class of securities no longer exists; at the time of our share exchange with Quintessence Photonics, each share of Series B Preferred stock was exchanged for one share of common stock.

Series C Preferred Stock Offering

In 2004, the Company sold Series C Preferred Stock in a private placement.

Selling Security Holder or Affiliate of Selling Security Holder	Number of Shares of Series C Preferred Stock Issued to Selling Security Holder or Affiliate of Selling Security Holder	Date of Transaction	Number of Shares of Series C Preferred Stock Outstanding Prior to Transaction (1)
Number of
Shares of
Series C
Preferred
Stock
Outstanding
Prior to
Transaction
held by
Persons Other
than Selling
Security
Holders,
Affiliates of
the Company,
or Affiliates of
Selling
Security
Holders (1)
					Number of Shares of Series C Preffered Stock Issued or Issuable in Transaction
Percentage of
Total Issued
and
Outstanding
Securities
Held by
Persons Other
than Selling
Security
Holders,
Affiliates of
the Company,
or Affiliates of
Selling
Security
Holders Issued
or Issuable in
Transaction
(1)
							Market Price per Share of Series C Preferred Stock Prior to Transaction (2)	Current Market Price per Share (3)
Lesin Family Trust	28,688	10/31/2004	-	-	3,096,316	-	$3.75	NA
Maller Estate Planning	56,667	10/31/2004	-	-	3,096,316	-	$3.75	NA
Jeffrey & Aviva Maller, Husband & Wife Community Prop	56,667	10/31/2004	-	-	3,096,316	-	$3.75	NA
Dan L. Mcgurk	56,665	10/31/2004	-	-	3,096,316	-	$3.75	NA
Tibor Neuman and Erika Neumann TTEE, Neumann Fam Tr	114,750	10/31/2004	-	-	3,096,316	-	$3.75	NA
Bradley E. Turell	57,375	10/31/2004	-	-	3,096,316	-	$3.75	NA

Total	370,812		-	-	3,096,316

(1) There were no shares of Class C Preferred shares outstanding prior to this transaction
(2) The price per share in the offering was $3.75 per share
(3) This class of securities no longer exists; at the time of our share exchange with quintessence photonics, each share of Series C Preferred stock was exchanged for one share of common stock

Stock Dividend

In 2005, the Company authorized a stock dividend to preferred Stockholders.

Selling Security Holder or Affiliate of Selling Security Holder	Number of Shares of Common Stock Issued to Selling Security Holder or Affiliate of Selling Security Holder	Date of Transaction (1)	Number of Shares of Common Stock Outstanding Prior to Transaction	Number of Shares of Common Stock Outstanding Prior to Transaction held by Persons Other than Selling Security Holders, Affiliates of the Company, or Affiliates of Selling Security Holders	Number of Shares of Common Stock Issued or Issuable in Transaction
Percentage
of Total
Issued and
Outstanding
Securities
Held by
Persons
Other than
Selling
Security
Holders,
Affiliates of
the
Company,
or Affiliates
of Selling
Security
Holders
Issued or
Issuable in
Transaction
							Market Price per Share of Common Stock Prior to Transaction	Current Market Price per Share (2)
Anthony F. and Christine E. Digiovanni Living Trust	16,030	12/31/2005	12,787,802	7,136,154	8,658,422	121%	$1.25	$1.24
Lesin Family Trust	29,530	12/31/2005	12,787,802	7,136,154	8,658,422	121%	$1.25	$1.24
Maller Estate Planning	26,667	12/31/2005	12,787,802	7,136,154	8,658,422	121%	$1.25	$1.24
Jeffrey & Aviva Maller, Husband & Wife Community Prop	26,667	12/31/2005	12,787,802	7,136,154	8,658,422	121%	$1.25	$1.24
Dan L. Mcgurk	36,666	12/31/2005	12,787,802	7,136,154	8,658,422	121%	$1.25	$1.24
Shri & Ann Mishra	8,000	12/31/2005	12,787,802	7,136,154	8,658,422	121%	$1.25	$1.24
Morris & Sonia Loffman Family Trust 6/14/99	22,443	12/31/2005	12,787,802	7,136,154	8,658,422	121%	$1.25	$1.24
Jack Nagel	16,030	12/31/2005	12,787,802	7,136,154	8,658,422	121%	$1.25	$1.24
Tibor Neuman and Erika Neumann TTEE, Neumann Fam Tr	86,061	12/31/2005	12,787,802	7,136,154	8,658,422	121%	$1.25	$1.24
Michael Shiffman	8,015	12/31/2005	12,787,802	7,136,154	8,658,422	121%	$1.25	$1.24
Michael Shiffman TTEE Michael Shiffman MD Pension TR	8,015	12/31/2005	12,787,802	7,136,154	8,658,422	121%	$1.25	$1.24
LSD LTD Retirement Trust Dtd 2/1/98 FBO Leo Striks	13,125	12/31/2005	12,787,802	7,136,154	8,658,422	121%	$1.25	$1.24
LSD LTD Retirement Trust Dtd 2/1/98 FBO David Striks	10,921	12/31/2005	12,787,802	7,136,154	8,658,422	121%	$1.25	$1.24
Robert Stuckelman	8,000	12/31/2005	12,787,802	7,136,154	8,658,422	121%	$1.25	$1.24
Bradley E. Turell	59,061	12/31/2005	12,787,802	7,136,154	8,658,422	121%	$1.25	$1.24
Harvey A. Turell	32,061	12/31/2005	12,787,802	7,136,154	8,658,422	121%	$1.25	$1.24
Charlene and Steve Ustin Rev Trust	8,015	12/31/2005	12,787,802	7,136,154	8,658,422	121%	$1.25	$1.24

Total	415,307		12,787,802	7,136,154	8,658,422

(1) The stock dividend occurred in 2005, but the shares were not issued until 2006
(2) Market price per share of common stock on July 26, 2007

Brookstreet Tranche I

In 2006, the Company sold shares of common stock through a private placement in which Brookstreet Securities Corporation acted as the placement agent.

Selling Security Holder or Affiliate of Selling Security Holder	Number of Shares of Common Stock Issued to Selling Security Holder or Affiliate of Selling Security Holder	Date of Transaction	Number of Shares of Common Stock Outstanding Prior to Transaction	Number of Shares of Common Stock Outstanding Prior to Transaction held by Persons Other than Selling Security Holders, Affiliates of the Company, or Affiliates of Selling Security Holders	Number of Shares of Common Stock Issued or Issuable in Transaction
Percentage
of Total
Issued and
Outstanding
Securities
Held by
Persons
Other
than
Selling
Security
Holders,
Affiliates of
the
Company,
or Affiliates
of Selling
Security
Holders
Issued or Issuable in Transaction
							Market Price per Share of Common Stock Prior to Transaction	Current Market Price per Share (5)
Arthur Michelson (1)	75,000	1/31/2006	21,446,224	15,261,739	2,290,104	15%	$1.25	$1.24
PENSCO Trust Company FBO Ivan H Norman (2)	24,880	1/31/2006	21,446,224	15,261,739	2,290,104	15%	$1.25	$1.24
James & Esther Enterline (3)	50,000	1/31/2006	21,446,224	15,261,739	2,290,104	15%	$1.25	$1.24
Striks Properties (4)	25,000	1/31/2006	21,446,224	15,261,739	2,290,104	15%	$1.25	$1.24
PENSCO Trust Company FBO Aaron L. Heimowitz (4)	25,000	1/31/2006	21,446,224	15,261,739	2,290,104	15%	$1.25	$1.24
Adolph Rabinovitz (4)	25,000	1/31/2006	21,446,224	15,261,739	2,290,104	15%	$1.25	$1.24

Total	224,880

(1) includes warrants to purchase 15,000 shares of common stock
(2) Includes warrants to purchase 4,976 shares of common stock
(3) Includes warrants to purchase 10,000 shares of common stock
(4) Includes warrants to purchase 5,000 shares of common stock
(5) Market price per share of common stock on July 26, 2007

Brookstreet Tranche II

In 2006, the Company sold shares of common stock through a private placement in which Brookstreet Securities Corporation acted as the placement agent.

Selling Security Holder or Affiliate of Selling Security Holder	Number of Shares of Common Stock Issued to Selling Security Holder or Affiliate of Selling Security Holder	Date of Transaction	Number of Shares of Common Stock Outstanding Prior to Transaction	Number of Shares of Common Stock Outstanding Prior to Transaction held by Persons Other than Selling Security Holders, Affiliates of the Company, or Affiliates of Selling Security Holders	Number of Shares of Common Stock Issued or Issuable in Transaction
Percentage
of Total
Issued and
Outstanding
Securities
Held by
Persons
Other than
Selling
Security
Holders,
Affiliates of
the
Company,
or Affiliates
of Selling
Security
Holders
Issued or
Issuable in
Transaction
							Market Price per Share of Common Stock Prior to Transaction	Current Market Price per Share *
Tibor Neuman and Erika Neumann TTEE, Neumann Fam Tr	85,000	5/12/2006	23,778,822	17,414,432	9,436,577	54%	$1.25	$1.24
Bradley E. Turell	60,000	5/12/2006	23,778,822	17,414,432	9,436,577	54%	$1.25
PENSCO Trust Company FBO Ivan H Norman	80,000	5/12/2006	23,778,822	17,414,432	9,436,577	54%	$1.25
James & Esther Enterline	20,000	5/12/2006	23,778,822	17,414,432	9,436,577	54%	$1.25
Nathan Korman	40,000	5/12/2006	23,778,822	17,414,432	9,436,577	54%	$1.25
Steve Klein	24,000	5/12/2006	23,778,822	17,414,432	9,436,577	54%	$1.25
Rutgers Casualty Insurance Company	20,000	5/12/2006	23,778,822	17,414,432	9,436,577	54%	$1.25

Total	329,000

* Market price per share of common stock on July 26, 2007

Issued Upon Reverse Merger

In 2006, the Company issued one share of the Company’s Common Stock to the Shareholders of Quintessence Photonics Corporation in exchange for each share of common stock of Quintessence Photonics Corporation.

Selling Security Holder or Affiliate of Selling Security Holder	Number of Shares of Common Stock Issued to Selling Security Holder or Affiliate of Selling Security Holder	Date of Transaction	Number of Shares of Common Stock Outstanding Prior to Transaction	Number of Shares of Common Stock Outstanding Prior to Transaction held by Persons Other than Selling Security Holders, Affiliates of the Company, or Affiliates of Selling Security Holders	Number of Shares of Common Stock Issued or Issuable in Transaction
Percentage
of Total
Issued and
Outstanding
Securities
Held by
Persons
Other than
Selling
Security
Holders,
Affiliates of
the
Company,
or Affiliates
of Selling
Security
Holders
Issued or
Issuable in
Transaction
							Market Price per Share of Common Stock Prior to Transaction	Current Market Price per Share *
RP Capital	22,219	5/12/2006	23,778,822	17,414,432	4,166,378	24%	$1.25	$1.24
Corporate Capital Partners (1)	399,946	5/12/2006	23,778,822	17,414,432	4,166,378	24%	$1.25	$1.24
Richardson Patel (1)	22,220	5/12/2006	23,778,822	17,414,432	4,166,378	24%	$1.25	$1.24

Total	444,385

* Market price per share of common stock on July 26, 2007
(1) Corporate capital partners and Richardson Patel are affiliates of RP Capital

SHARES ELIGIBLE FOR FUTURE SALE

Eligibility of Restricted Shares for Sale in the Public Market

Rule 144 applies different resale restrictions to affiliate and non-affiliate holders of our common stock.

Affiliates. In general, if six months have elapsed since the date of the acquisition of restricted stock, and we have been a public reporting company under the Exchange Act for at least 90 days, the holder of such restricted stock can sell the shares, provided that the number of shares of common stock sold by such person within any three-month period cannot exceed the greater of:

• 1% of the total number of common stock then outstanding; or

• The average weekly trading volume of common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. Affiliates must always sell pursuant to Rule 144, even after the applicable holding period has been satisfied.

Non-Affiliates. In general, if six months have elapsed since the date of the acquisition of restricted stock from us or any of our affiliates, and we have been a public reporting company under the Exchange Act for at least 90 days, the holder of such restricted stock can sell the shares with no volume limitations, manner of sale provisions or notice requirements, provided that the sales take place in accordance with the SEC's availability of current public information requirement. If one year has elapsed since the date of the acquisition of restricted stock from us or any of our affiliates, the holder can sell such stock without limitation or restriction.

PLAN OF DISTRIBUTION

The selling security holders have advised us that the sale or distribution of our common stock owned by the selling security holders may be effected directly to purchasers by the selling security holders, and as principal or through one or more underwriters, brokers, dealers or agents from time-to-time in one or more transactions (which may involve crosses or block transactions) (i) on the OTC Bulletin Board or any other market on which the price of our shares of common stock are quoted, or (ii) in transactions otherwise than on the OTC Bulletin Board or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling security holders or by agreement between the selling security holders and underwriters, brokers, dealers or agents, or purchasers. If the selling security holders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling security holders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling security holders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling security holders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling security holders are registered to sell securities in all 50 states. In addition, in certain states the shares of common stock in this offering may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

John W. Galuchie, Jr., Pensco Trust FBO Aaron L. Heimowitz, Christopher Niklas, G. Tyler Runnels or Jasmine Niklas Runnels TTEES The Runnels Family Trust DTD 1-11-2000, Joseph H. Merback & Tema N. Merback Co-TTEE FBO Merback Family Trust UTD 8-30-89, Karen Kang, and Pensco Trust FBO Ivan H. Norman are selling security holders that are affiliated with broker-dealers.

None of the selling security holders are broker-dealers. All selling security holders that are affiliated with broker-dealers have represented to us that they (1) purchased the shares being registered for resale in the ordinary course of business and (2) at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

All of the selling security holders have represented to us that, from the time they first received a term sheet with regard to the proposed sale of Secured Debentures, they did not enter into any short sales of our common stock and did not enter into any hedging transactions which would establish a net short position in our common stock. All selling security holders have also covenanted that they will not enter into any such short sales or hedging transitions that result in net short positions while the Secured Debentures or Warrants are outstanding.

We will pay all of the expenses incident to the registration, offering, and sale of the shares of common stock to the public hereunder other than commissions, fees, and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling security holders against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $159,000. These offering expenses consist of an SEC registration fee of $458, printing and engraving fees and expenses of $10,000, audit fees of $50,000, legal fees and expenses of $75,000, and miscellaneous expenses of $10,000 and blue sky expenses of $14,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling security holders.

The selling security holders have been advised that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling security holders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling security holders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling security holders are distributing shares covered by this Prospectus. The selling security holders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying Registration Statement must be filed with the Securities and Exchange Commission (“SEC” or “Commission”).

DESCRIPTION OF BUSINESS

Overview

We design and manufacture high brightness semiconductor lasers for a variety of consumer electronics, defense, medical and industrial applications. We have developed multiple technology platforms, with eight issued patents and eight patents pending. We believe our proprietary technology positions us to gain market share with products that address important issues of laser performance including brightness, power, and the ability to produce laser light at specified wavelengths. We are vertically integrated, from semiconductor fabrication through packaging, and perform all critical production processes at our facility in Sylmar, California.

Our current products include high brightness diode lasers used for “pumping” or energizing large solid-state or fiber lasers, as well as diode lasers that may be used directly for various defense, medical, consumer electronic and industrial applications. In 2007, approximately 52% of our revenues were derived from contracts with various agencies of the U.S. Department of Defense and from sales of product to certain defense contractors. Approximately 27% of our 2007 revenues were derived from the sale of products for certain medical applications, approximately 13% of our revenues were derived from the sale of products for consumer electronics applications and approximately 8% of our revenues were derived from the sale of products for various industrial applications.

We were founded in 2000 by Dr. Jeffrey Ungar, a Caltech graduate and former head of Advanced Optoelectronic Device R & D at Ortel, and George Lintz, MBA, an entrepreneur with fifteen years of investment banking and finance industry experience. Under their administration, we have built a staff of more than 60 employees, including prominent scientists and engineers. Eighteen of our employees have Ph.Ds. By 2002, we had created a state-of-the-art production facility that covers 18,000 square feet and allows us to conduct nearly all of our operations on site, including R&D, semiconductor wafer fabrication, processing and packaging. In its present configuration, our plant has the wafer capacity to produce three million devices per year and it is scalable to an estimated 20 million devices.

 In 2002, we also produced the “first light” from our laser devices and procured our initial government contracts. In 2003, we phased in these government contracts and focused on product development for industrial, medical and defense purposes. In 2004, we initiated our first commercial shipments of our “Generation I” devices and in 2005, we introduced and began to market “Generation II” products, hired worldwide sales representatives and attracted several original equipment manufacturer (“OEM”) orders. These contracts have all since terminated. In 2007, we introduced our “Generation III” products which output over 100 Watts or which produce visible light.

Since our inception, we have received over $6 million of development contracts from the United States Navy, United States Army, and United States Missile Defense Agency as well as from prime defense contractors in the United States and Israel. As of December 31, 2007, contracts with the U.S. Navy, the U.S. Army, and an agreement with an Israeli prime defense contractor remain active. Please see “Management’s Discussion and Analysis of Results of Financial Condition” for additional information on our material agreements.

Total sales for the years ending December 31, 2007 and 2006 were $7,932,182 and $3,073,332, respectively. Our net loss for the years ending December 31, 2007 and 2006 was $9,710,564 and $18,692,607, respectively.

On May 12, 2006, we entered into a Share Exchange Agreement with Quintessence Photonics Corporation, a Delaware corporation, and the stockholders of all of the equity stock of Quintessence, and closed the transaction on the same date. Prior to the Share Exchange, we had 24 stockholders of record. Pursuant to the Share Exchange Agreement, QPC issued one share of its common stock to the Quintessence Stockholders in exchange for each share of their Quintessence common stock. The Quintessence Stockholders transferred substantially all of the shares of equity stock of Quintessence, thereby making Quintessence a subsidiary of QPC, and QPC issued an aggregate of 26,986,119 shares of its common stock to the Quintessence Stockholders. Furthermore, all Derivative Securities and preferred stock that may be exercised or converted into Quintessence common stock were exchanged for Derivative Securities that may be exercised or converted into shares of common stock of QPC. The number of shares of common stock of QPC underlying the new QPC Derivative Security was equal to the number of shares of common stock of QPC that would have been issued to the Quintessence Stockholders, had they exercised or converted the Quintessence Derivative Security into Quintessence common stock immediately prior to the closing of the Share Exchange. Pursuant to the Share Exchange Agreement, QPC issued options, warrants or convertible notes that may be exercised or converted, as the case may be, into 10,776,879 shares of common stock of QPC. After closing the Share Exchange, the Quintessence stockholders held at least 87% of the outstanding shares of common stock of QPC. We had 521 stockholders of record after the closing of the Share Exchange. This May 2006 transaction (1) involved no general solicitation or general advertising, and (2) involved no non-accredited purchasers. Thus, we believe that the offering was exempt from registration under Regulation D, Rule 506 of the Securities Act

Industry Overview

“LASER” is an acronym for light amplification by stimulated emission of radiation. A laser converts electricity into light and delivers a large amount of energy to a small designated area. In general, there are three main types of commercial lasers: gas, solid-state and semiconductor (or “diode”). The major difference between a laser and any other sort of light source, such as a light bulb, is that a laser is focused and directed. In the case of a light bulb, there is a hot cylinder at the core and it distributes light in many different directions and in a range of colors, or wavelengths. Thus, light bulbs are very useful in illuminating large areas but they are essentially useless in directing energy to a small area. On the other hand, lasers are well suited to concentrating energy in a small area because the beam quality is significantly higher. Furthermore, lasers produce light at essentially the exact desired color (wavelength) or a very closely banded range of colors.

 Lasers are widely used in a variety of applications including medical procedures, telecommunications, welding and other industrial applications, printing and various defense applications. Many daily conveniences, such as CD players and grocery store check out scanners, employ lasers. The trend over the last several decades has been for lasers to be employed in an increasing number of applications.

Gas Lasers

The principal attribute of gas-powered lasers, such as carbon-dioxide lasers, is that they produce a beam of good quality, or brightness. However, they are expensive, occupy large amounts of floor space, have low efficiency rates—consuming approximately 100 times as much energy as they emit—and require vast cooling systems to handle the excess heat that is wasted in the process. They also have a major disadvantage because their output beams are incompatible with transport through optical fibers.

Solid-State and Fiber Lasers

Solid-state and fiber lasers utilize a suitably doped solid (crystalline or glass) as the active medium. This medium must be illuminated or “pumped” by an intense optical source, such as a flashlamp or another laser in order to produce laser light. The ruby and Nd:YAG lasers are solid-state lasers. Solid-state and fiber lasers, as is the case with gas lasers, offer good beam quality, but high power solid-state units are expensive, and at kilowatt powers, very large (in some cases the size of a car). Flashlamp pumped solid-state and fiber lasers have very poor efficiency, which means that only a very small fraction of the power used in the process is actually transmitted to the laser while the balance is wasted as heat. As a result, solid-state and fiber lasers require significant cooling infrastructure. This can be somewhat improved by pumping solid-state and fiber lasers with laser diodes rather than flashlamps; however, this increases the cost of the system.

Semiconductor (or Diode) Lasers

Semiconductor, or diode lasers, convert electricity directly into light in a semiconductor chip without any other medium (such as gas or a crystal). Semiconductor lasers are compact, highly efficient, rugged and may be inexpensively manufactured in large quantities using techniques similar to those used for mass-producing consumer electronics. Typically, diode lasers successfully convert over 50% of the electric power source into the laser beam. Diode lasers are widely used for certain mass production applications such as CD players, barcode readers, and laser printers. The major disadvantage of standard diode lasers is that they generate low optical quality beams; technically speaking, they lack “brightness.” This limits their usefulness for certain industrial, material and defense applications which require high quality beams.

With recent advances in technology, the diode laser is becoming dominant in several markets that rely on low power lasers. In fact, in the telecommunications and optical fiber industries, diode lasers have become the standard and have virtually replaced all other types. However, with respect to most industrial applications, such as plastics welding, metal welding, soldering, surface hardening and coarse marking, gas and solid-state lasers remain dominant because incumbent technology high-powered diode lasers lack the required “brightness.” In other words, they cannot be sufficiently focused down into a tight spot.

QPC’s Strategy

We believe there is a significant opportunity for semiconductor lasers that can produce high power, high brightness beams with precise wavelength control. Such high performance characteristics, combined with the efficient use of energy and low cost of manufacture associated with semiconductor lasers, may offer potential advantages to a wide range of end-users. Based on our proprietary technologies, we have developed the products discussed below and we are continuing to pursue the development of higher performance semiconductor lasers for the defense, medical, consumer electronics and industrial markets.

Product Offerings

We are launching our products in three distinct phases. Our Generation I offerings, released in 2004, are currently available to the industrial, defense and medical markets. They were designed to establish market presence and generate immediate revenues by offering advantages in terms of cost, reliability, efficiency and power brightness. Generation I products include single emitters, mounted and unmounted bars covering wavelengths from 800 nanometers (“nm”) to 1,500 nm and power levels ranging from 2.5 watts to 50 watts. These products have been sold to more than 25 customers including defense contractors, industrial laser system manufacturers, and medical laser manufacturers.  Repeat and/or production quantity orders have been received from several customers.

 We released our first Generation II products in January 2006. Additional Generation II products have been released over the course of 2006 and the first half of 2007. These products deploy our proprietary chip technology and offer enhanced brightness over the first generation products. We have received purchase orders for Generation II products from multiple customers including defense contractors, medical device companies, research institutions and industrial companies. Our Generation II products incorporate (1) our non-absorbing mirror technology which can generate significantly higher power without causing catastrophic optical damage (“Brightlase®”) and (2) our internal gratings which enable our customers to specify exact, desired wavelength within +/- 0.5 nanometers (BrightLock™). Internal gratings reduce the requirement for customers to cool or heat their diodes to achieve a specified wavelength. Generation II products are available in wavelengths from 780 nm to 1750 nm.

We are developing Generation III products which are intended to provide certain performance improvements over our Generation II products. Development contracts have been received from various agencies within the United States Department of Defense for technologies that are relevant to our Generation III products. We released initial Generation III products in 2007, with further commercialization expected in 2008-2009. We will attempt to penetrate the solid-state and gas laser markets with our Generation III diode solutions. In addition, we believe that this class of products may expand our opportunities for homeland security and defense applications that require low cost, small, light, rugged and efficient lasers. See “Technology Platforms” below.

In 2007, we announced the Ultra ™ laser module product family with several options that include optical, thermal, and electrical integration.  In 2008, we plan to offer custom integrated solutions to large customers who require optical, thermal, or electrical integration of our lasers.

Potential Product Applications

The following are examples of applications of our laser products. All of these markets may be addressed by our Generation I and/or II products, except “Direct-Diode Materials Processing,” and certain homeland security applications which we believe may be addressed by our Generation III products.

Defense and Homeland Security

Because of their compact size, lightweight and ruggedness, semiconductor lasers are ideal for military and aerospace applications. Used directly or as pumps for other lasers, semiconductor lasers are introduced in a wide variety of applications including the transmission of optical energy to a target and the receipt of a portion of such optical energy back in order to remotely measure various physical properties of the target. Our technology should enable diode lasers to be used directly in applications where traditional diode lasers have provided insufficient performance in areas such as direct target illumination.

Defense applications for lasers exist at both low and high power levels. On the low power end (less than 500 milliwatts), direct diode lasers are used for free-space communications for line of sight transmission. Laser communication is preferable to radio frequency (“RF”) communication because RF signals identify the location of the transmitter and can be easily intercepted, while laser communications cannot be detected unless the eavesdropper is in the exact line of the laser beam. A drawback of free-space laser communications is that fog and battlefield smoke can interfere with the signal; lasers emitting light in the mid-infrared wavelengths would be many orders-of-magnitude more penetrating than conventional wavelengths. We are currently in the process of developing products that are intended to operate in the mid-infrared range.

At slightly higher power, direct diode lasers are used to initiate ordinance. At even higher powers and long wavelengths, diode lasers can be used directly (or through pumped solid-state lasers) to disrupt the homing systems of heat-seeking missiles. At the highest power levels of 50 to 100 kilowatts, and eventually megawatts, high energy lasers for tactical weapons are being developed for air, sea and land-based platforms.

During our 2007 and 2006 fiscal years, 52% and 65% of our revenues, respectively, were derived from defense and homeland security related applications.

Medical

At present, a variety of medical applications utilize diode lasers as either pump lasers or as direct diode treatment because of their compact size, efficiency, low cost and ability to produce large optical energies. Hair removal, dental, ophthalmic and other dermatological applications utilize diode laser light directly. The wavelength of the light is critical to the treatment efficacy and the laser source is selected to match the absorption lines of various skin, blood or organ constituents, or that of an injected dye. In many cases, the light is delivered through a fiber by way of a catheter or scope that needs to be extremely small, resulting in the need for high brightness fiber coupled with diode lasers. Medical imaging is also an emerging application for diode lasers.

During our 2007 and 2006 fiscal years, 27% and 20% of our revenue, respectively, were derived from medical applications.

Consumer Electronics

There is an emerging and potentially large market for laser-driven displays such as rear-projection television and digital theater. These products will require high power and low cost laser sources in the visible region of the spectrum. Laser TV displays have the potential to produce high resolution images with vibrant colors, while reducing power consumption as compared to plasma TVs. The technology used in laser TVs could also have potential applications for other products including projectors and mini-projectors for cell-phones. In 2007, as part of the “Generation III” product introduction, we developed visible laser technology for laser television applications and other consumer electronics displays. These potential applications remain in the development stage and it is not clear at this time if commercially viable products using lasers for display applications can be developed. We won a substantial contract for laser television and recognized revenues in 2007 associated with that contract.   During the 2007 fiscal year, 13% of our revenues were derived from consumer electronic applications; no revenues were derived from such applications in 2006.

Industrial

Presently, the most widespread application for high-power semiconductor lasers is “pumping” (or energizing) other lasers. In diode pumped laser architectures, the semiconductor laser light “pumps” or energizes the gain medium that is configured inside its own laser cavity. The pump light is absorbed by the crystal or fiber, and a solid state or fiber laser is created. Diode pumping has significant advantages over traditional approaches that utilize lamps as pumps. In fact, nearly every important parameter of a laser system is improved with diode pumped architectures: system size, weight, performance, beam quality, waste heat (efficiency), complexity and operating cost.

High power semiconductor lasers are used in the printing, graphics arts and display markets as well. The printing process uses lasers for a wide variety of print media including magazines, posters and newspapers. The most common application is thermal computer-to-plate imaging in which diode lasers are used to write printing plates. Thermal computer-to-plate imaging has significant advantages over traditional analog film and plate technology, both of which use UV lamps. The elimination of film from the workflow dramatically reduces the start-up time for printers and allows them more flexibility in getting jobs on and off the press. Additionally, the thermal computer-to-plate process allows the user to work in white light, versus a dark environment. High brightness and power as provided by our lasers permit the process of printing to be performed more rapidly, which is of crucial importance to the end-user.

Laser materials processing is one of the world’s largest laser markets, with applications ranging from metal cutting and welding at the high power levels, to marking and plastics welding at low powers. Diode lasers are ideal for materials processing because of their high efficiency and compact size compared to conventional gas and solid-state laser solutions. We believe that our high brightness diode lasers may be used for a large number of materials processing applications including marking, cutting of non-metals and metals, and metal welding.

During our 2007 and 2006 fiscal years, 8% and 15% of our revenue, respectively, were derived from industrial applications.

Technology Platforms

Our proprietary Brightlase® technology enables us to manufacture single emitters that produce high brightness beams without causing catastrophic optical damage to the semiconductor facet through the use of non-absorbing mirrors. Brightlase® products are available from 780 nm to 1600 nm and may be used for medical applications such as the treatment of varicose veins, industrial applications such as printing and laser pumping and defense applications such as target illumination.

We have manufactured arrays of laser diodes in which each diode has more brightness than conventional arrays. The high brightness of these arrays allows them to be used in applications such as direct diode materials processing, fiber-core laser pumping or red-green-blue displays that cannot use conventional laser diodes or arrays.

We have developed technology that uses internal gratings to enhance the ability of the laser to produce light at specified wavelengths (BrightLock™). Diode lasers that emit light in a narrow spectrum are more efficient for pumping fiber and solid-state lasers. They are also less sensitive to temperature changes that could affect laser performance. Potential applications include detection of bio-chemical agents, spectroscopy and pumping of industrial lasers.

We have demonstrated high power monolithic surface emitting arrays, wherein we aggregate many high power (> 1 watt) surface-emitting lasers onto a single semiconductor chip. This development may significantly reduce the size of a high power laser and may permit the fabrication of large-scale, high power spectrally narrowed laser arrays at much lower cost and much longer lifetimes than conventional technology permits. We believe that our surface emitting array technology is a significant achievement in low cost laser manufacturing because it should enable a complete two-dimensional high power array to be produced on a single wafer and be packaged on a single cooler . By contrast, conventional laser array technologies generally require individual manufacture, assembly and testing of each row of an array. Our surface emitting technology, which was developed with funding from the U.S. Navy, represents a decrease in the number of coolers required. This technology also facilitates an improvement in reliability, because it eliminates the need for “micro-channel” coolers that are a leading cause of laser burnout.

We have developed high power lasers with on-chip, monolithic wavelength control . These lasers are used for pumping solid-state lasers as well as other applications, and have what we believe are advantages over conventional lasers including efficient absorption by the solid-state crystal, and lower temperature sensitivity of wavelength.

We have also developed high power long-wavelength arrays for pumping eye-safe lasers. These are lasers that emit beams in the 1300 nm to 1750 nm range. Eye safe lasers are very important for industrial and military lasers in order to reduce the risk of collateral casualties. We have developed eye-safe laser arrays, and are pursuing a new class of advanced high performance wavelength stabilized arrays for eye-safe lasers. Eye-safe laser pumping technology may be used in the creation of directed energy weapons for the U. S. military, as well as for the creation of eye-safe laser products for surgery, hair, tattoo and acne removal, and other commercial applications.

Laser sources in the mid-infrared range may be important for homeland defense against terrorism. They might be used to confuse heat-seeking missiles launched against airliners and also for early warning of biological and chemical attacks. We have performed an early-stage demonstration of a novel technology for shifting the output of a laser diode into the mid-infrared wavelength range which may enable us to provide compact, high performance mid-infrared laser diodes at very low manufacturing costs. Lasers generating light in the mid-infrared wavelengths may also be used for detecting pollution, hazardous materials and chemical explosives.

Sales and Marketing Plan

We estimate that the global laser market is greater than $5 billion in annual revenues. Lower margin, commodity diodes (optical storage and telecommunications) represent over 50% of the market, and we do not consider this sector economically attractive for us. The higher margin marketplace, which we consider our target market, currently encompasses non-diode lasers, which we estimate to be approximately a $2 billion market, and the market for high power diodes, which we estimate to be a $250 million market. We believe that emerging applications, including defense and display, will increase the overall size of the laser market.

In the United States, we have a sales team that sells directly to our customers. In foreign markets, we use distributors to sell our products, and we have existing relationships in a number of countries including Germany, the United Kingdom, Israel, Italy, France, China, Japan and Korea. The distributor agreements generally provide that the distributor will promote, advertise, market and sell our products on an exclusive basis throughout the relevant territory. We will fill orders from distributors in accordance with agreed-upon delivery times. Distributors are generally required to make payments within 45 days of invoice. Generally, either party may terminate the agreement on 90 days’ written notice.

On a global basis, we employ various outside consultants to gain access to new accounts. Our in-house sales and marketing team currently consists of thirteen employees including a Senior Vice President of Sales and Marketing, a Director of Marketing for the Medical industry, a Director of Worldwide Sales, a Director of Government Program Development, a Director of US Sales, Business Development for Consumer Electronics, a Product Marketing Manager, a Technical Product Manager, a Regional Sales Manager, and a Sales Administrator.

Our marketing activities include advertising in several international trade journals and we have published articles in many magazines. Our scientists have presented several technical papers at military and general laser conferences. We also exhibit at more than ten trade shows on an annual basis. In addition, we use an outside agency for graphic arts and marketing communications.

 Our advertisements and website are currently producing an average of one new inquiry per day. We manage the inquiries by parceling them into (1) standard products; (2) custom inquiries from desirable OEM target customers for products on our roadmap; and (3) other. Our general policy is to decline to quote on inquiries that do not fall within the first two categories.

Competition

We compete with approximately 40 companies that produce laser diodes. Some of these companies, such as JDS Uniphase and Coherent, Inc., are large, well-established companies that have substantially greater resources than we do to pursue product development, manufacturing and marketing. There are also many smaller companies engaged in the production of laser diodes, such as nLight Photonics and Alfalight. Historically, most laser diodes produced by our competitors have generated high power, but with low brightness. We believe that our products may enjoy a competitive advantage to the extent that we can combine high power and high brightness in our products.

Some of our competitors are pursuing alternative technological approaches to enhance the brightness of their products. While we cannot predict the success of such alternative approaches, we believe that our surface emitting array technology and our ability to enhance the functionality of a chip, offer significant advantages by enabling us to produce a single chip containing multiple lasers. Nonetheless, we believe that a number of our competitors have been improving the performance features and reliability of their products, which may diminish any competitive advantage we might enjoy based upon our technological capabilities. Our efforts to grow our business will remain vulnerable to new technological developments by our competitors.

As we expand our marketing efforts, we also expect to increasingly compete with companies that produce diode-pumped solid state and fiber lasers. While such lasers are capable of producing both high power and high brightness, they typically are multi-stage lasers that are substantially larger, heavier and more expensive than our products. We believe that there is an opportunity for our products to gain market share to the extent that end users require or desire lasers that are smaller, lighter and less expensive than those produced by our competitors. Nonetheless, notwithstanding our perceived technological advantages, we are aware that we will be seeking to replace incumbent technologies. Moreover, we will be competing with some companies that have substantially greater marketing budgets as well as long established relationships with existing customers. Finally, as we seek to enter new markets, our products will not have the benefit of many years of commercial usage to demonstrate their reliability.

Customers

For the year ended December 31, 2007, we had two major customers who accounted for approximately 32% of our total revenue. For the year ending December 31, 2006, we had three major customers who accounted for approximately 54% of our total revenue. Total government contract revenue during the years ended December 31, 2007 and 2006 was approximately 36% and 51%, respectively. In particular, revenue from the Navy during 2007 and 2006 comprised 19% and 0% respectively, and revenue from the Missile Defense Agency comprised 5% and 13%, respectively. Revenue from the Defense Advance Research Projects Agency contract was 29% of our overall revenue for the year ending December 31, 2006 and 5% of our overall revenue for the year ending December 31, 2007. In addition to the government contract revenue indicated above, we had sales of approximately $360,000 or 12% of our total revenue to a single commercial customer during the year ended December 31, 2006. During 2007, we had sales of approximately $1 million or 13% of our total revenue to a single commercial customer. As of December 31, 2007 and 2006, the amounts due from government contracts was $609,874 and $383,935 respectively, and is included in accounts receivable in the accompanying financial statements.

Patents, Trademarks and Intellectual Property

We have been granted eight patents and have eight patents pending. These patents cover a suite of different laser-related technologies and are related to process (manufacturing), performance characteristics and design. We have applied for patents in our key markets of North America, Asia and Europe, and have been granted trade secret protection, where appropriate. We also believe that due to the complex nature of our products, our products would be very difficult to reverse engineer and replicate with precision.

The following is a table of our eight issued patents:

Title	Patent No.	Issue Date

A Laser Diode with an Internal Mirror	6,711,199	March 23, 2004

A Laser Diode with a Low Absorption Diode Junction	7,103,080	September 5, 2006

A Laser Diode With an In-Phase Output	6,668,003	December 23, 2003

Mid-Infrared Laser Diode	6,865,209	March 8, 2005

De-Tuned Distributed Feedback Laser Diode	7,139,299	November 21, 2006

A Laser Diode With an Amplification Section That has a Varying Index of Refraction	7,269,195	September 11, 2007

Mid-Infrared Laser Diode	7,339,964	March 3, 2008

Laser Diode With Monolithic Intra-Cavity Difference Frequency Generator	7,342,951	March 11, 2008

The following is a table of our eight pending patent applications:

Title	Serial No.	Filing Date

Compact, High Power Pulsed Laser Source	11/248,769	October 11, 2005

High Performance Vertically Emitting Lasers	10/264,534	October 3, 2002

High Performance Vertically Emitting Lasers	11/130,535	May 16, 2005

Very Low Cost Surface Emitting Laser Diode Arrays	11/042,759	January 24, 2005

Semiconductor laser array beam transformer/equalizer	11/175,699	July 6, 2005

Apparatus For Dynamic Control Of Laser Beam Profile	11/269,974	November 8, 2005

Direct Impingement Cooling of a Laser Diode Array	11/345,107	January 13, 2006

Vertically Emitting Laser And Method Of Making The Same	11/677,417	February 21, 2007

From time to time, we may encounter disputes over rights and obligations concerning intellectual property. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business, our reputation, or our ability to compete. Also, protecting our intellectual property rights could be costly and time consuming.

Research and Development

Our research and development efforts are crucial to our potential for success. As a small company without long-established customer relationships, our ability to generate sales is dependent upon the technological features of our products. We must continually exert substantial efforts to develop innovative products and improvements to existing products. We currently conduct research and development activities in-house under the supervision of Jeffrey Ungar, our Chief Executive Officer. We spent approximately $4.5 million for research and development in 2006 and in 2007. We expect to continue to expend significant amounts on research and development for the foreseeable future.

Manufacturing

One of our core strategies is to tightly control our manufacturing process. We believe this is essential in order to maintain high quality products and enable rapid development and deployment of new products and technologies. We design and produce many of our own components and sub-assemblies in order to retain quality control. All of our manufacturing is conducted at our Sylmar, California headquarters. We use contract manufacturing firms for certain specialized packaging functions.

 Raw materials or sub-components required in the manufacturing process are generally available from several sources. However, any interruption or delay in the supply of any of these components or materials, or the inability to obtain these components and materials from alternate sources at acceptable prices and within a reasonable amount of time, would impair our ability to meet scheduled product deliveries to our customers and could cause customers to cancel orders.

 We rely exclusively on our own production capability to manufacture certain strategic components, optics and optical systems, semiconductor lasers, lasers and laser-based systems. Because we manufacture, package and test these components, products and systems at our own facilities, and such items may not be readily available from other sources, any interruption in our manufacturing would adversely affect our business.

Governmental Regulations, including Environmental Regulations

Our operations are subject to various federal, state and local environmental protection regulations governing the use, storage, handling and disposal of hazardous materials, chemicals, various radioactive materials and certain waste products. In the United States, we are subject to the federal regulation and control of the Environmental Protection Agency. We are further subject to regulation by the Los Angeles Fire Department and the South Coast Air Quality Management Department. Comparable authorities are involved in other countries and jurisdictions. We believe that compliance with federal, state and local environmental protection regulations will not have a material adverse effect on our capital expenditures, earnings and competitive and financial position.

Although we believe that our safety procedures for using, handling, storing and disposing of such materials comply with the standards required by federal and state laws and regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident involving such materials, we could be liable for damages and such liability could exceed the amount of our liability insurance coverage and the resources of our business.

Depending upon their features and specifications, our products could be subject to export controls which may limit our ability to sell products to certain countries. Such controls include the Export Administration Regulations administered by the Department of Commerce and the International Traffic in Arms Regulations, administered by the Department of State.   Working with a legal firm that specializes in export license law, we have successfully applied for and have received export licenses when appropriate.  If we fail to comply with applicable export regulations, we could be subject to civil and criminal penalties. In addition, we could be debarred from acting as a prime or sub-contractor on contracts awarded by federal government agencies; such contracts currently account for approximately 36% of our revenues.

Employees

We have 61 full-time employees. We have 18 employees in research and development/engineering, 13 in sales and marketing, 8 in general and administration and 22 in manufacturing. No employee is represented by a labor union, and we have never suffered an interruption of business caused by labor disputes.

DESCRIPTION OF PROPERTIES

Our principal executive offices and manufacturing facilities consist of a total of 40,320 square feet and are currently located at 15632 Roxford Street, Sylmar, California 91342 with a lease term of ten years and an option to extend at market rates for an additional five years. The expiration of the lease is May 31, 2016 for the initial term and May 31, 2021 for the option. We use 18,000 square feet of our leased 40,320 square foot building and sub-let the remainder of our facility for warehousing space. We pay approximately $25,500 per month for lease payments and approximately $1,800 per month for common area maintenance and recover $8,500 from our subleases. We believe we will need to expand our current facility, and are contemplating doing so by expanding into a portion of the space that we currently sublease.

LEGAL PROCEEDINGS

From time to time, the Company is involved in legal actions arising in the ordinary course of business. We do not believe that any pending legal proceedings, if decided adversely to us, would have a material adverse effect upon our business, results of operations or financial condition and are not aware of any threatened or contemplated proceeding by any governmental authority against our Company. Absolute assurance cannot be given that third party assertions will be resolved without costly litigation in a manner that is not adverse to the Company's financial position, results of operations or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ TOGETHER WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF QPC LASERS, INC. AND THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS REGISTRATION STATEMENT ON FORM S-1/A. THIS DISCUSSION SUMMARIZES THE SIGNIFICANT FACTORS AFFECTING OUR OPERATING RESULTS, FINANCIAL CONDITIONS AND LIQUIDITY AND CASH-FLOW FOR THE FISCAL YEARS ENDED DECEMBER 31, 2006 AND 2007.

FORWARD LOOKING STATEMENTS

This Prospectus contains forward looking statements with respect to our expectations, plans or intentions (such as those relating to future business or financial results, products in development and our business strategies). These statements are subject to risks and uncertainties and are based on judgments concerning various factors that are beyond our control. Forward-looking statements may be identified by words such as “may,” “ should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. Our actual results may differ materially from those anticipated in any forward looking statements as a result of various developments including those set forth below under the heading “Risk Factors That May Affect Future Performance”. Except as required by law or regulation, we assume no obligation to update any forward-looking statements.

Background

 QPC Lasers, Inc. designs and manufactures laser diodes through its wholly-owned subsidiary, Quintessence Photonics Corporation. Quintessence was incorporated in November 2000 by Jeffrey Ungar, Ph.D. and George Lintz, MBA (our “Founders”). The Founders began as entrepreneurs in residence with DynaFund Ventures in Torrance, California and wrote the original business plan during their tenure at DynaFund Ventures from November 2000 to January 2001. The business plan drew on Dr. Ungar’s 17 years of experience in designing and manufacturing semiconductor lasers and Mr. Lintz’s 15 years of experience in finance and business; the primary objective was to build a state of the art wafer fabrication facility and hire a team of experts in the field of semiconductor laser design.

 After operating as a private company for almost six years, on May 12, 2006 and June 13, 2006, the stockholders of Quintessence entered into Share Exchange Agreements with QPC in which all of the stockholders of Quintessence exchanged their shares, warrants and options for shares warrants and options of QPC. QPC was a public reporting company; and as a result of the Share Exchange, QPC was the surviving entity and is now a public reporting company. Our predecessor public company was incorporated in the State of Nevada on August 31, 2004 as Planning Force, Inc. The transaction was accounted for as a reverse merger (recapitalization) with Quintessence deemed to be the accounting acquirer and Planning Force deemed the legal acquirer.

 Our originally targeted market was fiber optic telecommunications. As it became clear within the first two years of operations that the telecommunication market was experiencing a slump, we investigated other markets that could benefit from our laser diode technology and decided to focus on materials processing, printing and medical applications, as well as the burgeoning defense/homeland security laser market.

We released our first Generation I products in the second quarter of 2004, and released some of our Generation II products in early 2006. We released our initial Generation III products during 2007 with further commercialization expected in 2008-2009. Generation I and II products have been sold to customers in the medical, printing, and defense industries. Generation III products have been sold to customers in the medical and consumer industries.

 QPC signed its first government development contract in the second quarter of 2002 and we shipped our first commercial product in the second quarter of 2004. We hired our first salesman in the fourth quarter of 2003, added a Director of Worldwide Sales in the third quarter of 2004 and a Senior Vice President of Marketing and Sales in the second quarter of 2005.

Total sales grew from $89,161 in 2002; to $229,079 in 2003; to $1,050,816 in 2004 to $1,073,091 in 2005. Total sales for the year ended December 31, 2006 were $3,073,332 and total sales for the year ended December 31, 2007 were $7,932,182.

Our product development efforts have been advanced by a number of government contracts. We have been awarded five Phase I “Small Business Innovation Research” contracts; three of them have progressed to Phase II contracts. In general, these contracts are cancelable and in some cases include multiple phases associated with meeting technical milestones. In the second quarter of 2006, we signed a sub-contract with Telaris, Inc. as part of a team working on a project for the Defense Advance Research Project Agency (“DARPA”). Our portion of the DARPA contract is $3.1 million which is to be performed in two phases over three years. This contract will fund development of semiconductor lasers to be used for directed energy weapons and the technology overlaps with our development of lasers for the industrial materials processing markets.

In the second quarter of 2006, QPC was also awarded a subcontract with Fibertek, Inc. as part of a team working on a project for the United States Missile Defense Agency to develop lasers that emit mid-infrared wavelengths. Management believes these lasers may be used in systems designed to defend military and commercial aircraft against heat seeking missiles. We also believe that this effort will bring us closer to creating a compact and affordable system for detection of biochemical agents in public places. The contract is a Phase III follow-on contract from an earlier contract that QPC completed which demonstrated the early phases of feasibility of our technology. Our portion of this Phase III contract is $800,000 and is to be performed over twelve months through June 2007. As of December 31, 2007, we have recognized $790,000 of revenue from this contract.

 The United States Army Research Laboratory awarded us a Phase II development contract in the first quarter of 2006 and we began performing under this contract in the second quarter of 2006. The contract is a follow-on contract from an earlier contract with the same customer in which QPC demonstrated its ability to develop diode lasers that emit wavelengths that are safer to the human eye than conventional high power diode wavelengths. Management believes that upon successful completion of the diode laser project, these lasers may be used in both military and commercial systems to limit accidental damage to human eyes of system operators, friendly forces, and bystanders. The Army contract amount is $673,028 and is to be performed by March 2008. As of December 31, 2007 we have recognized $673,028 of revenue from this contract.

During the second quarter of 2007, the United States Navy awarded us two contracts totaling $1.5 million to deliver high-energy laser engine prototypes for naval aviation directed energy weapons applications. The concurrent nine-month contracts build upon the Company's previous high-brightness chip-based laser development for the U.S. Navy, as well as for the DARPA, the U.S. Army, the Missile Defense Agency, and the Israeli Ministry of Defense.

 In addition to U.S. Government funds, we have received development funds from U.S. prime defense contractors as well as a major foreign military contractor. The funds that we have received and expect to receive are for development that overlaps with our commercial development.

During the fourth quarter of 2007, the Company entered into a contract with an international manufacturer of consumer electronics to develop and deliver lasers to be used in rear projection televisions. We realized revenues during the fourth quarter of approximately $1 million including non-recurring engineering fees for the development and delivery of initial prototypes . The contract also provides for an $11 million non-cancellable order if and when product specifications have been met.

 In the medical laser market, QPC has received production orders and new product development orders from a large medical laser manufacturer. Other medical equipment manufacturers have also ordered from us. In the industrial market, QPC has received an order for development and production of optical sensing lasers.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses for each period. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Impairment of Long-Lived Assets

On January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses financial accounting and reporting for the disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” The adoption of this statement did not have a material effect on the Company’s results of operations or financial condition. Management regularly reviews property, equipment and other long-lived assets for possible impairment. This review occurs quarterly, or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If there is indication of impairment, then management prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. Management believes that the accounting estimate related to impairment of its property and equipment, is a “critical accounting estimate” because: (1) it is highly susceptible to change from period to period because it requires management to estimate fair value, which is based on assumptions about cash flows and discount rates; and (2) the impact that recognizing an impairment would have on the assets reported on our balance sheet, as well as net income, could be material. Management’s assumptions about cash flows and discount rates require significant judgment because actual revenues and expenses have fluctuated in the past and are expected to continue to do so.

Revenue Recognition

A portion of the Company’s revenues result from fixed-price contracts with U.S. government agencies. Revenues from fixed-price contracts are recognized under the percentage-of-completion method of accounting, generally based on costs incurred as a percentage of total estimated costs of individual contracts (“cost-to-cost method”). Revisions in contract revenue and cost estimates are reflected in the accounting period as they are identified. Provisions for the entire amount of estimated losses on uncompleted contracts are made in the period such losses are identified. No contracts were determined to be in an overall loss position at December 31, 2007 or 2006. In addition, the Company has certain cost plus fixed fee contracts with U.S. Government agencies that are being recorded as revenue is earned based on time and costs incurred. At December 31, 2007, there was no deferred revenue and approximately $194,537 of unbilled receivables related to these government contracts. At December 31, 2006, there was no deferred revenue and approximately $42,692 of unbilled receivables related to these government contracts.

The Company recognizes revenues on product sales, other than fixed-price contracts, based on the terms of the customer agreement. If the agreement specifies customer acceptance terms, then revenue will not be recognized until such acceptance has occurred. If the customer agreement does not have specific delivery or customer acceptance terms, revenue is recognized at the time of shipment of the product to the customer. Accounts receivable are reviewed for collectibility quarterly. When management determines that there is a potential collection problem, a reserve will be established, based on management’s estimate of the potential bad debt. When management abandons all collection efforts it will write off the account and adjust the reserve accordingly.

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting for Derivative Instruments

SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, requires all derivatives to be recorded on the balance sheet at fair value. In September 2000, the Emerging Issues Task Force (“EITF”) issued EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock,” (“EITF 00-19”) which requires freestanding contracts that are settled in a company’s own stock, including common stock warrants, to be designated as an equity instrument, asset or a liability. Under the provisions of EITF 00-19, a contract designated as an asset or a liability must be carried at fair value on a company’s balance sheet, with any changes in fair value recorded in the company’s results of operations. These derivatives are separately valued and accounted for on our balance sheet, and revalued at each reporting period. The net change in the value of embedded derivative liability is recorded as income or loss on derivative instruments in the consolidated statement of operations, included in other income.

Stock Based Compensation

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company adopted SFAS No. 123R effective January 1, 2006, and is using the modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123R for all awards granted to employees prior to the effective date of SFAS No. 123R that remain unvested on the effective date. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with EITF No. 96-18: "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF 00-18 “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees” whereas the value of the stock compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached, or (b) at the date at which the necessary performance to earn the equity instruments is complete.

YEAR ENDED DECEMBER 31, 2007 COMPARED TO THE YEAR ENDED DECEMBER 31, 2006

REVENUE. During the year ended December 31, 2007, the Company had revenue of $7,932,182 as compared to revenue of $3,073,332 during the year ended December 31, 2006, which represents an increase of approximately 158%. We believe our growth in revenues over the past year has been largely due to our expanded product offerings, our entry into the consumer electronics market and the continued growth of our position in the defense and medical markets. We released our initial Generation III products during the second half of 2007 and shipments of those products contributed to the growth in revenues. Additionally, with the announcement of our visible (green) wavelength laser demonstration, we entered a new market sector, the display market for consumer electronics, which contributed $1 million to our fourth quarter revenue. We were awarded three government contracts, and an additional government contract modification during the year ended December 31, 2007, which we performed and billed on during 2007. We also continued to perform and bill on government contracts awarded to us in prior periods and to ship to customers for orders placed in 2006. Our medical business has continued to grow as we increase the number of customers in this market and expand our relationship with certain key customers. We believe each of these market sectors offer opportunities for significant future growth. However, our ability to continue to grow our revenues is subject to significant risks including, without limitation, our limited marketing budget, the limited track record for our products and the difficulties encountered in trying to displace incumbent products and technologies, the long sales and qualification process required for our products and the risk that our competitors will develop products that diminish or eliminate any technological advantages of our products.

COST OF REVENUE; GROSS PROFIT. Cost of revenue, which consists of direct labor, overhead and material costs, was $3,901,588 or 49% of revenues for the year ended December 31, 2007 as compared to $2,291,851 or 75% of revenues for the year ended December 31, 2006. As a percentage of revenue, cost of sales decreased as we benefited from higher pricing on our higher brightness higher powered modules that we began shipping in the third quarter of 2007, improved efficiencies as a result of allocating our fixed costs over a higher number of units sold and higher yields on direct materials and labor. If we can continue to increase our sales, then our fixed costs should continue to decline as a percentage of sales. As a result of the foregoing, gross profit was $4,030,594 for the year ended December 31, 2007 as compared to $781,481 for the year ended December 31, 2006, representing gross margins of approximately 51% and 25%, respectively. The improvement in gross margins was unusually high and is primarily attributable to one time non-recurring engineering development revenues that were recognized in the fourth quarter of 2007.

RESEARCH AND DEVELOPMENT COSTS. Research and development costs which consist of salaries, professional and technical support fees, material and overhead, totaled $4,509,052 for the year ended December 31, 2007, as compared to $4,502,132 for the year ended December 31, 2006. We currently expect research and development costs to increase moderately as we seek to maintain our technological edge and develop new products for various applications.

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses totaled $6,224,201 for the year ended December 31, 2007, as compared to $6,282,043 for the year ended December 31, 2006, which represents a decrease of approximately 1%. During 2007, we experienced an increase of approximately $600,000 in sales and marketing expenses; an increase in option compensation expense of approximately $150,000; and increased legal and accounting costs of approximately $500,000 attributable to our status as a public company and various financing transactions undertaken during the year. These increases were partially offset by a decrease in equity compensation paid to consultants of $1,250,000 in 2006. We expect general and administrative costs to increase as we expand our sales and marketing efforts.

OTHER INCOME AND EXPENSE. Other Income and Expense reflects the significant impact on our Statement of Operations of the transactions undertaken in connection with the sale of the Secured Debentures in April and May 2007. In those transactions, we sold Secured Debentures and warrants. The conversion feature and detached warrants have been bifurcated and are treated as embedded derivatives. As of the date of issuance, the value of such embedded derivative liabilities aggregated $33,105,551. However, because the price of our common stock was lower on December 31, 2007 than it was on the dates that the Secured Debentures and warrants were issued, the fair value of the embedded derivative liability declined by $22,822,370 as of December 31, 2007. As of December 31, 2007, the value of the embedded derivative liability was $10,283,181.

The determination of the change in value of the embedded derivatives requires the use of a complex valuation model and can fluctuate significantly between periods based on the price of our shares and the time remaining in the life of the underlying financial instruments. Increases in our stocks market price increases the value of the derivative creating losses in our income statement and increasing the derivative liability on our balance sheet while decreases in our stock’s market value reduces the value of the derivatives, creating gains in our income statements and decreasing the derivative liability on our balance sheet.

Effect of embedded derivative liability on the year ended December 31, 2007:

	April Secured Debentures and Detached Warrants	May Secured Debentures and Detached Warrants	Total
Value of compound embedded derivative at issuance:
Value of conversion feature	$4,738,682	$4,974,818	$9,713,500
Value of detached warrants (investor warrants)	10,112,590	11,182,902	21,295,492
Value of detached warrants (issued to dealers)	188,750	1,907,809	2,096,559
Total Value of compound embedded derivative at issuance (April 16, 2007 and May 29, 2007	15,040,022	18,065,529	33,105,551
Total value of compound embedded derivative at December 31, 2007	4,076,471	6,206,710	10,283,181
Gain on change in fair value of embedded derivative liability for the year ended December 31, 2007	$10,963,551	$11,858,819	$22,822,370

Other Income also includes $228,004 of interest income during the year ended December 31, 2007 compared to interest income of $41,632 during the year ended December 31, 2006.

Other Income is offset by interest expense of $8,397,494 and $2,420,633 for the year ended December 31, 2007 and December 31, 2006 respectively. Interest expense includes non-cash interest for the amortization of loan discount which was $6,396,977 for the year ended December 31, 2007 compared to $1,117,683 for the year ended December 31, 2006. This increase in loan discount amortization is due to the amortization of loan discount for the Secured Debentures which totaled $5,903,281 during 2007. Other expenses during 2007 also include private placement costs of $17,740,180 of which $16,562,020 were non-cash charges for the value of the embedded derivatives greater than the carrying value of the debentures at issuance.

NET LOSS. QPC had a net loss of $9,710,564 for the year ended December 31, 2007 as compared to a net loss of $18,692,607 for the year ended December 31, 2006. The loss in 2006 was in significant part attributable to a license termination fee of $6,000,000 to Finisar Corporation (“Finisar”) and the non-cash equity compensation paid to investor relations consultants. In addition, approximately $690,000 was included as expense associated with warrant issuance in connection with a related party note, which was extended in January 2006 and repaid in April 2006, and $525,175 of non-cash interest expense that was recognized in connection with the modification of warrants. Gain/loss on change in the fair value of derivatives was a gain of $22,822,370 for the year ended December 31, 2007 compared to a loss of $68,703 for the year ended December 31, 2006. Approximately $330,000 of the expenses in 2006 were one-time expenses attributed to the cost of the Share Exchange, and $17,740,180 of expenses in 2007 were costs associated with the private placement of the April and May debentures including non-cash expenses of $16,562,020 of non-cash expenses for the value of the embedded derivatives at issuance greater than the carrying value of the debentures.

While we anticipate that revenues should continue to grow from the amounts recorded in 2007, we do not expect to achieve profitability during the next 12 months.

CASH FLOWS FROM OPERATING ACTIVITIES. While our net loss has been significantly impacted by the non-cash items discussed above, our operating cash flow has been comparatively flat. During 2007, we had a negative cash flow from operations of approximately $8,561,000, an increase of approximately 4% as compared to our negative cash flow from operations of approximately $8,219,000 in 2006. Our current negative cash flow, including debt service, is approximately $900,000 a month and we do not anticipate becoming cash flow positive in the immediate future.

Liquidity and Capital Resources

We continue to operate with a negative cash flow from operations, and depend upon external financing to maintain our operations. QPC lost $9,710,564 during the year ended December 31, 2007 and has a cumulative deficit of $61,216,957 of December 31, 2007. Our negative cash flow from operations during the year ended December 31, 2007 was $8,561,410. We currently anticipate that we will continue to have a negative cash flow from operations for at least the next 12 to 18 months.

In April 2007, we issued to certain investors secured convertible debentures in the aggregate principal amount of $7,976,146 at an original issue discount of 10%. The secured debentures are convertible into shares of the Company’s common stock at an initial conversion price of $1.05 per share, subject to certain adjustments. In addition, the Company issued to debenture-holders five year warrants to purchase up to 11,394,494 shares of our common stock at an exercise price of $1.05 per share, subject to certain adjustments. The aggregate purchase price for the debentures and the warrants was $ 7,178,531.

The purchase price consisted of (i) $ 5,013,900 in cash, (ii) outstanding notes in the aggregate principal amount of $1,604,631 which were exchanged for debentures, (iii) promissory notes for the aggregate principal sum of $100,000 payable to the Company, that were due in 30 days and (iv) promissory notes for the aggregate principal sum of $460,000 payable to the Company, that were due in 45 days. The Company paid the following fees (including fees for advisors, placement agents and finders) in connection with the financing: (i) $404,068 in cash, (ii) warrants to purchase up to 212,796 shares of common stock, and (iii) 100,000 shares of common stock.

In May 2007, we issued to certain investors additional secured convertible debentures in the aggregate principal amount of $10,554,500 at an original issue discount of 10%. These debentures are also convertible into shares of the Company’s common stock at an initial conversion price of $1.05 per share, subject to certain adjustments. In addition, the Company issued to the May Investors five year warrants to purchase up to 15,077,857 shares of common stock at an exercise price of $1.05, subject to certain adjustments. The aggregate purchase price for the debentures and warrants sold in May was $9,500,000 paid in cash. The Company paid the following fees (including fees for advisors, placement agents and finders) in connection with the May 2007 Debenture Offering: (i) $795,000 in cash, and (ii) warrants to purchase up to 2,571,171 shares of common stock.

The net cash proceeds to us from the April 2007 Debenture Offering and May 2007 Debenture Offering was approximately $13,900,000. Our negative cash flow in recent months has been approximately $900,000 a month. Accordingly, we currently expect such funds will be sufficient to meet our cash requirements until the third quarter of 2008. We will need to raise additional funds to continue our operations beyond the third quarter of 2008. During 2008, we may incur significant expenditures to build out additional manufacturing and office space at our Sylmar facility. Moreover, although we expect our revenues to continue to grow, the funds available from such increased revenues are not expected to be sufficient to meet our debt obligations that mature in 2009. Those obligations are in excess of $25 million, and even if all of the Secured Debentures are converted our payment obligation on our outstanding debt in 2009 will be nearly $6 million.

The Secured Debentures issued in April and May 2007 are secured by all of our shares in Quintessence Photonics Corporation, the operating subsidiary which owns all of our operating assets. In addition, all of our assets and intellectual property is pledged as collateral on certain indebtedness. As a result, it may be difficult or impossible for us to borrow money as we have no collateral to provide for any loan.

We are currently exploring a number of alternatives to address our near term cash requirements. Any plan involving the restructuring of our current debt, incurrence of new debt or the issuance of new equity securities will require the consent of 67% of our outstanding Secured Debentures. At this time, we do not know if the requisite consents can be obtained or if an acceptable plan can be implemented to address our near term cash requirements.. If we issue additional equity securities to raise funds, the ownership percentage of our existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise the needed funds, we might be forced to make substantial reductions in our operating expenses, which could adversely affect our ability to implement our current business plan and ultimately our viability as a company.

 Our consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The factors described above raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from this uncertainty. Our independent registered public accounting firm has included an explanatory paragraph expressing doubt about our ability to continue as a going concern in their audit report for the fiscal years ended December 31, 2007 and 2006.

Our current obligations require us to make the following payments over the next five years including principal and interest:

Payments by Period

	2008	2009	2010 and Beyond
Subordinated Secured Notes Payable	141,545	—	—
Finisar Secured Note Payable	871,214	5,653,408	—
Secured Equipment Financing	263,880	178,180	221,250
April Secured Debentures	797,615	8,275,251	—
May Secured Debentures	1,055,450	10,994,271	—
Total	$3,129,704	$25,101,110	$221,250

On February 8, 2007, the Company completed a financing transaction with Boston Financial and Equity Corporation, a financing company that is secured by certain manufacturing equipment purchased by the company between July and December 2006. The gross amount of the loan was $500,000 and the Company paid a security deposit of $125,000 and first and last months payment of $43,980 upon closing for net proceeds of $331,020. Payments are to be made on the first of each calendar month for $21,990 through July 2009 and $4,850 through January 2012 consisting of principal and interest to pay off $400,000 of the loan by January 2012, with a final payment of the remaining $100,000 balance in January 2012. The effective interest rate of this note is 33.65%.

Financing History

We secured our first round of equity financing in August 2001, led by Finisar Corporation (NASDAQ: FNSR), a telecommunications component manufacturer, headquartered in Sunnyvale, California. Finisar invested $5 million and DynaFund Ventures invested $2 million in our preferred stock. Other investors, including small funds and individuals, invested $2.03 million in the first round of financing. We issued Series A Preferred Stock at a price of $2.8466 per share to the investors.

In addition to Finisar’s equity investment, Finisar made a five-year term loan to us for $7 million, closing in two tranches between August 2001 and January 2002. The total investment of Finisar in our Company was $12 million, including the preferred equity and debt. The total equity and debt capital invested in our Company, as of January 2002, was $16 million.

In the third quarter of 2003, we raised a second round of equity financing. Finisar converted the $5 million remaining principal balance on their term loan into our Series B Preferred Stock and we raised an additional $2.8 million in new cash. The price per share of Series B Preferred Stock was $3.118998. Three of the five members of the Board of Directors at that time, founders Dr. Ungar and Mr. Lintz and independent director, Dr. Israel Ury, each purchased preferred stock in the Series B round of financing. As a condition to Finisar’s investment in Series B Preferred Stock, we granted Finisar a non-exclusive royalty free perpetual license to our existing and future intellectual property pursuant to a certain License Agreement, dated September 16, 2003, by and between Quintessence and Finisar (“License Agreement”). The License Agreement allowed for termination by us by paying a fee on or before September 18, 2008. We subsequently terminated the license by issuing a promissory note in the amount of $6 million to Finisar as of September 18, 2006. As of December 31, 2007, the outstanding principal balance of the Finisar secured note was $5,618,256.

In the second quarter of 2004, we entered into a senior secured two-year note transaction with various investors and raised $3.25 million. We issued 2,437,500 warrants to purchase common stock to the lenders as part of this transaction. The exercise price of these warrants was initially $3.75 per share. In the second quarter of 2005, approximately $2.1 million of the $2.4 million outstanding balance was extended for an additional year. We issued an additional 840,000 warrants to purchase common stock as part of this transaction, and adjusted the exercise price of 2,325,000 warrants to $1.25 per share in January 2006 upon the closing of the Brookstreet Tranche I offering. The new exercise price was subject to downward adjustment if future financings were completed at a price lower than $3.75 per share. The exercise price was ultimately fixed at $1.25 per share at the time of the Share Exchange in May 2006. The largest participant in the note transaction, investing $2.5 million, was Envision Partners of which QPC’s Chief Financial Officer, Mr. Lintz, is a 50% partner. As of December 31, 2007, there was no outstanding principal balance due on the senior secured note.

From the fourth quarter of 2004 through the first quarter of 2005, we raised $5.9 million in a third round of equity financing. Approximately 60 accredited investors participated in this round. We issued Series C Preferred Stock at a price of $3.75 per share and warrants to purchase common stock with an exercise price of $3.75 per share. In subsequent transactions from November 2005 to June 2006, all but 222,749 warrants were exchanged for common stock in a ratio of three shares for four warrants. The exercise price of remaining warrants was adjusted from $3.75 to $1.25 per share.

In the third quarter of 2005, we raised $221,000 through a sale of our common stock to eight high net worth individuals at a price of $1.00 per share.

In the third quarter of 2005 we entered into a subordinated secured note with various investors for $1,280,000. In April 2007, six of the note holders converted the remaining principal balance of their notes into the April Secured Debentures. As of June 30, 2007, the outstanding principal balance was $230,000. We issued 320,000 warrants to purchase common stock to these lenders. The exercise price of the warrants and the conversion price of the loan are variable. The initial price was $3.75 per share and is to be adjusted downward if there are any subsequent financings of at least $1,000,000 in which stock is sold for less than $3.75 per share. The exercise price for the warrants and the conversion price for the loan were reset to $1.05 per share in conjunction with the April Secured Debenture offering. The “floor” of minimum price that is applicable to the exercise price of the warrants and the conversion price of the loan is $0.90 per share. In addition to these warrants issued at the time of the loan, we offered the lenders the option of receiving an additional 341,325 warrants on the same terms if they extended their loan for an additional three years at any time during the term of the loan. To date, one lender has given us notice of extension of his $100,000 loan and has been issued 26,666 additional warrants.

In November 2005, we offered each holder of preferred stock (Series A, B and C) a share dividend of one share of common stock per share of preferred stock that they owned as consideration for giving management their proxy and power of attorney to exchange all of their securities of Quintessence for shares of a publicly traded company, subject to reporting requirements of the Commission in a reverse merger transaction. We offered additional incentive to the Series C investors by offering to either (1) exchange the warrants that they received as part of their investment in the Series C preferred stock, for common stock or (2) lower the exercise price on the warrants from $3.75 to $1.25 per share.

In November 2005, we raised $500,000 pursuant to a 10% secured note financing with Jeffrey Ungar, our Chief Executive Officer, and George Lintz, our Chief Financial Officer. Pursuant to these bridge notes, we issued these lenders warrants to purchase 320,000 shares of common stock at $1.25 per share (“Bridge Warrants”). In connection with extensions of the maturity date of these bridge notes from January 2006 to April 2006, we granted 900,000 additional Bridge Warrants to these lenders. The bridge notes were paid in full as of April 25, 2006.

In January 2006, through a private placement offering, referred to as the Brookstreet Tranche I offering, we raised $2,862,630 from the sale of 572,526 units of our securities, each unit consisting of four shares of common stock and one warrant to purchase one share of common stock at $1.50 per share (for a total of 2,290,104 shares of common stock and 572,526 warrants).

In a series of private placement closings between March 31, 2006 and September 30, 2006, referred to as the Brookstreet Tranche II offering, we raised $11,795,721 from the sale of 9,436,577 shares of common stock at a price of $1.25 per share. In addition, the Company issued warrants to purchase 2,345,341 shares of the Company’s common stock to Brookstreet in connection with the underwriting.

Purchasers in the Brookstreet Tranche I and Tranche II were granted registration rights. The Company filed and later withdrew, prior to effectiveness, a registration statement filed on behalf of the Brookstreet investors. None of the Brookstreet investors are currently seeking registration of their shares.

On February 8, 2007, the Company completed a financing transaction with Boston Financial and Equity Corporation, a financing company, which was structured as sale and leaseback of certain manufacturing equipment that had been purchased by the Company between July and December 2006 for $500,000. The gross amount of the loan was $500,000, and the Company paid a security deposit of $125,000 and first and last month’s lease payment of $43,980. Monthly lease payments including interest at 33.65% per annum are $21,990 through July 2009 and $4,850 through January 2012.

In April 2007, we issued to certain investors secured convertible debentures in the aggregate principal amount of $7,976,146 at an original issue discount of 10%. The April Secured Debentures are convertible into shares of the Company’s common stock at an initial conversion price of $1.05 per share, subject to certain adjustments. In addition, the Company issued to the investors five year warrants to purchase up to 11,394,494 shares of the common stock at an exercise price of $1.05 per share, subject to certain adjustments. The aggregate purchase price for the April Secured Debentures and the warrants was $ 7,178,531.

The purchase price consisted of (i) $ 5,013,900 in cash, (ii) outstanding notes in the aggregate principal amount of $1,604,631 which were exchanged for April Secured Debentures, (iii) promissory notes for the aggregate principal sum of $100,000 payable to the Company, that are due in 30 days and (iv) promissory notes for the aggregate principal sum of $460,000 payable to the Company, that are due in 45 days. The Company paid the following fees (including fees for advisors, placement agents and finders) in connection with the April 2007 Debenture Offering: (i) $404,068 in cash, (ii) warrants to purchase up to 212,796 shares of common stock, and (iii) 100,000 shares of common stock.

In May 2007, we issued to certain investors secured convertible debentures in the aggregate principal amount of $10,554,500 at an original issue discount of 10%. The May Secured Debentures are convertible into shares of the Company’s common stock at an initial conversion price of $1.05 per share, subject to certain adjustments. In addition the Company issued to the investors in the May Secured Debentures five year warrants to purchase up to 15,077,857 shares of common stock at an exercise price of $1.05, subject to certain adjustments. The aggregate purchase price for the May Secured Debentures and warrants was $9,500,000 paid in cash. The Company paid the following fees (including fees for advisors, placement agents and finders) in connection with the May 2007 Debenture Offering: (i) $795,000 in cash, and (ii) warrants to purchase up to 2,571,171 shares of common stock.

Capital Expenditures

From January 1, 2007 to December 31, 2007, we spent approximately $173,000 on manufacturing equipment, computer equipment and software, furniture and cubicles. We expect our capital expenditures to increase based on the growth of our operations, and increased orders and personnel. We are considering expanding our manufacturing area by up to 10,000 square feet in order to meet anticipated growth in our sales. Our facility has warehouse space that is contiguous to our present manufacturing area which we are considering using for the manufacturing area expansion. We expect the expansion, should we choose to proceed, to cost in the range of $1 million to $3 million.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" (“SFAS No. 157”), which establishes a formal framework for measuring fair value under GAAP. SFAS No. 157 defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements.

Although SFAS No. 157 applies to and amends the provisions of existing FASB and AICPA pronouncements, it does not, of itself, require any new fair value measurements, nor does it establish valuation standards. SFAS No. 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for: SFAS No. 123(R), share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115” (“FAS 159”).   FAS 159, which becomes effective for the company on January 1, 2008, permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument. The company does not anticipate that election, if any, of this fair-value option will have a material effect on its (consolidated) financial condition, results of operations, cash flows or disclosures.

In December 2007, the FASB issued FASB Statement No. 141 (R), “Business Combinations” (FAS 141(R)), which establishes accounting principles and disclosure requirements for all transactions in which a company obtains control over another business. Statement 141 (R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. SFAS No. 160 establishes accounting and reporting standards that require that the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity; the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; and changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently. SFAS No. 160 also requires that any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value when a subsidiary is deconsolidated. SFAS No. 160 also sets forth the disclosure requirements to identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. SFAS No. 160 must be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements are applied retrospectively for all periods presented.

  Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names, ages, and positions of our directors and officers.

Name	Age	Position

Jeffrey Ungar	49	Chief Executive Officer, Chairman of the Board, Co-Founder and Director

George Lintz	47	Chief Financial Officer, Chief Operating Officer, Co-Founder and Director

Israel Ury	51	Director

Robert Adams	75	Director

Merrill A. McPeak	71	Director

Paul Rudy	36	Senior Vice President of Marketing and Sales

Blima Tuller	29	Vice President of Finance and Chief Accounting Officer

The directors named above will serve until the next annual meeting of our stockholders or until their successors are duly elected and have qualified. Directors will be elected for one-year terms at the annual stockholders meeting. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement, of which none currently exists. There is no arrangement or understanding between any of our directors or officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect the current Board of Directors. There are also no arrangements, agreements or understandings between non-management stockholders that may directly or indirectly participate in or influence the management of our affairs.

Jeffrey Ungar, Ph.D., President, Chief Executive Officer, Co-Founder and Director

Dr. Ungar formed Quintessence Photonics Corporation (“Quintessence”) in 2000 and has served as its President and Chief Executive Officer since its inception. On May 12, 2006, we entered into a share exchange agreement with Quintessence, and Quintessence became our wholly-owned subsidiary (the “Share Exchange”). Dr. Ungar has been our CEO and Chairman of our Board of Directors since the Share Exchange. Prior to forming Quintessence, Dr. Ungar had a 17 year career at Ortel Corporation, a pioneer in the development of analog fiber optic technology for CATV. He joined Ortel in 1983 as one of the first five employees, and stayed at Ortel until after its sale to Lucent Technologies in 2000 for approximately $2.95 billion. At Ortel, he occupied senior positions including Director of Advanced R&D for Optoelectronic Devices and Director of Material and Structure Technologies. He holds a Ph.D. in Nuclear Physics from the California Institute of Technology.

George M. Lintz, M.B.A., Executive Vice Chairman, Chief Financial Officer, Co-Founder and Director

Mr. Lintz started QPC together with Dr. Ungar in 2000 after a fifteen year career in finance and investment banking. Mr. Lintz founded Lintz Glover White & Company in 1987, an SEC registered, NASD member broker/dealer, and ran the broker-dealer until it was acquired in December 1999. During his tenure at Lintz Glover White & Company, Mr. Lintz financed a number of early stage companies from the technology and finance industries. He founded and served as Chairman of G&H Financial, a commercial finance lender from 1989 to 1994, in which capacity he provided asset-based financing for manufacturing companies. In 1994, Mr. Lintz was appointed by the California State Senate to serve as an advisor to their Local Government Investment Committee. As an advisor, he assisted in drafting the legislation that governs investment practices of state and local government entities in California. Mr. Lintz has been associated with various financial services firms on a part-time basis until July 2005. Mr. Lintz received his M.B.A. in Finance from New York University in 1984.

Israel Ury, Director

Dr. Ury joined the Board of Directors of Quintessence in November 2001 and has served on our Board of Directors since the Share Exchange. From July 2001 to September 2002, he also served as a director for Memlink, Inc. From February 2000 to July 2001 he served as a Senior Technology Consultant for Lucent Technologies and Agere Systems. Dr. Ury founded and served as an executive officer of diode laser manufacturer, Ortel Corporation from 1980 to 2000. Dr. Ury received his B.S. and M.S. from the University of California at Los Angeles, and his Ph. D. from the California Institute of Technology.

Robert Adams, Director

Mr. Adams joined our Board of Directors in May 2006. From 1965 to 1989, Mr. Adams held various positions at Xerox Corporation, rising to the office of Executive Vice President. From 1989 to 1998, Mr. Adams was the CEO of Xerox Technology Ventures. .

Mr. Adams serves on a number of public corporate boards including Documentum Inc. which he founded in 1989 and served as CEO, non executive chairman and where he served as chairman until it was acquired by EMC, as well as Tekelec a telecommunications company. In addition, he is involved in private high tech companies. He also serves in a number of non-profit related organizations as board member including the Los Angeles Opera Co, Purdue College of Engineering and the University of Chicago School of Business. Together with his family he runs a foundation for abused and abandoned children.

Mr. Adams holds a BSME from Purdue (1954), an MBA from the University of Chicago (1961) and an Honorary Doctorate in Engineering from Purdue (2005)

Merrill (“Tony”) McPeak, Director

Gen. Merrill A. McPeak has served as the Vice-Chairman of our Board of Directors since January 2006. General McPeak, USAF (Ret.) is President of McPeak and Associates, a management-consulting firm he founded in 1995. He was Chief of Staff of the United States Air Force from November 1990 to October 1994, when he retired from active military service. General McPeak entered the U.S. Air Force in November 1957 and was a fighter pilot during his early years. He flew 269 combat missions in Vietnam. In 1967-68, he performed in nearly 200 official air shows as Solo Pilot for the USAF Aerial Demonstration Team, the “Thunderbirds.” He commanded the 20th Fighter Wing in 1980-81, Twelfth Air Force in 1987-88, and Pacific Air Forces from 1988 to 1990. In the mid-1980s, he was responsible for the Air Force’s forward financial planning and the overseas sale and support of Air Force equipment and training, at the time a $12 billion a year business.

General McPeak is Chairman of Ethicspoint, Inc., a provider of secure, anonymous systems for reporting ethical violations in the workplace. Prior to its merger into another public company, General McPeak was for several years Chairman of ECC, International, a Florida-based simulation and training company. He has served as a director of several other public companies, including Tektronix and TWA. Currently, General McPeak is a director of Del Global Technologies (OTC: DGTC.PK), a manufacturer and marketer of medical imaging systems, and of Sensis Corp., a privately held manufacturer of military radars and civilian air traffic control systems. He is an investor in and director of several public and private companies in the early development stage, including: Gigabeam (NASDAQ: GGBM), a supplier of high performance, high availability fiber-speed wireless communications; and MathStar (NasdaqGM: MATH), a designer and marketer of specialized semiconductor integrated circuits.

General McPeak received a Bachelor of Arts degree in economics from San Diego State College and a Master of Science degree in international relations from George Washington University. He is a member of the Council on Foreign Relations, New York City.

Paul Rudy, Ph.D., Senior Vice President of Marketing and Sales

Dr. Rudy has served with QPC since March 2005. He comes to QPC from an extensive career with Coherent, Inc. He served as Director of Marketing at Coherent Inc.’s Semiconductor Business Unit, leading the tactical and strategic marketing activities of the high power diode laser business, overseeing product management and developing strategies for the business unit’s technology, products, and markets from June 2004 until March 2005. From October 2000 through June 2004, Dr. Rudy acted as Coherent’s Market Development Manager, responsible for developing and executing sales and tactical marketing strategies in the defense and graphics arts markets in North America. Prior to this, he acted as the Product Marketing Manager for Coherent Semiconductor Business Unit, focusing on unmounted bars and stacks. From 1997 to 1999, he was the Scientific Sales Engineer in the Mid-Atlantic region for Coherent Semiconductor Group and Coherent Laser Group. There, he developed several markets for Coherent Inc including the scientific market, enhanced imaging MRI, and defense applications. Prior to his position with Coherent Inc in the Mid-Atlantic, Dr. Rudy worked in the Advanced Technical Sales Group at Coherent, Inc. headquarters. He received his masters and doctoral degrees in physics studying laser manipulation of atoms at the University of Rochester and his B.S. and B.A. from Duke University in physics and philosophy.

Blima Tuller, Vice President of Finance and Chief Accounting Officer

Ms. Tuller joined QPC in October 2006 from Ameripath where she served as Vice President of Finance of Ameripath’s Esoteric Division. From February 2005 to January 2006 she served as Director of Finance of Specialty Laboratories, a NYSE listed clinical reference laboratory that was acquired by Ameripath in January 2006. From February 2003 to February 2005, Ms. Tuller led Specialty Laboratories Internal Audit department, developing an Internal Audit function and bringing the company into compliance with the requirements of the Sarbanes-Oxley Act of 2002. From 1998 to 2003 Ms. Tuller held a variety of positions at the public accounting firms of Arthur Andersen LLP and KPMG LLP, most recently as a Manager in the Management Assurance Services practice at KPMG. She received her B.B.A. in Accounting from Cleveland State University.

Relationships Among Directors or Executive Officers

There are no family relationships among any of our directors or executive officers.

Director Independence

We use the definition of independence set forth in Rule 4200 of the listing standards of the Nasdaq Stock Market (“Nasdaq”) and the interpretations thereunder to determine if our members of our Board of Directors are independent. In making this determination, our Board of Directors considered, among other things, transactions and relationships between each director or his or her immediate family and the Company, including those reported in the section below captioned, “Certain Relationships and Related Transactions.” The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the directors are independent. As a result of this review, our Board affirmatively determined, based on its understanding of such transactions and relationships, that Messrs. Adams, McPeak and Ury are independent of the Company and, therefore, a majority of the members of our Board is independent, under the standards set forth in the Nasdaq rules.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us, based solely through the review of Forms 3, 4 and 5, and amendments thereto filed with the Commission, with respect to beneficial ownership of our Common Stock as of March 12, 2008, by (i) each stockholder known to us to own beneficially more than 5% of our Common Stock; (ii) each of our directors; (iii) the Named Executive Officers; and (iv) all of our directors and executive officers as a group. Percentage of beneficial ownership is based on 38,676,783 shares of common stock outstanding as of March 12, 2008. Unless otherwise indicated, the address of each named beneficial owner is the same as that of our principal executive office located at 15638 Roxford Street Sylmar, California 91342.

Name and Address of Beneficial Owner	Total Outstanding Common Stock Beneficially Owned(1)	Approximate Percent of Shares of Common Stock Beneficially Owned

Jeffrey Ungar, Chief Executive Officer, and Director (2)	4,653,559	11.8%

George Lintz, Chief Financial Officer and Director (3)	2,767,933	6.9%

Israel Ury, Director (4)	233,198	*

Merrill McPeak, Director (5)	173,485	*

Robert Adams, Director (6)	388,275	*

Paul Rudy, Vice President, Marketing and Sales (7)	396,958	*

Blima Tuller, Vice President, Finance (8)	107,805	*

Finisar Corporation 1389 Moffett Park Drive, Sunnyvale, California 94089	3,784,778	9.8%

Wendell Lew (9) P.O. Box 22729, Honolulu, Hawaii 96823	2,870,252	7.4%

Bristol Investment Fund, Ltd. (10) 10990 Wilshire Blvd. Suite 1410 Los Angeles, CA 90024	5,290,740	12%

IRA FBO J. Steven Emerson Rollover II Pershing LLC as custodian (11) c/o T.R. Winston & Company, 1999 Ave of the Stars, Suite 2550, Los Angeles, CA 90067	7,142,858	15.6%

Drew Rayman (12)	2,309,225	5.6%

All Directors and officers as a group (6 persons) (13)	8,721,213	20.6%

* Less than one percent.

(1)	Included in this calculation are shares deemed beneficially owned by virtue of the individual’s right to acquire them within 60 days of the date of this report.

(2)
Includes warrants to purchase 488,000 and 39,683 shares at $1.25 and $1.05 per share, respectively, and options to purchase 100,000, 36,111 and 131,250 shares at $0.38, $1.18, and $1.25 pre share, respectively, and 26,455 shares upon conversion of secured convertible debentures that are exerciseable within 60 days of March 14, 2008.

(3)
Includes warrants to purchase 1,432,000 and 39,683 shares at $1.25 and $1.05 per share, respectively, and options to purchase 100,000, 36,111 and 61,250 shares at $0.38, $1.18, and $1.25 pre share, respectively, and 26,455 shares upon conversion of secured convertible debentures that are exerciseable within 60 days of March 14, 2008.

(4)
Includes warrants to purchase 39,683 shares at $1.05 per share, options to purchase 40,000, 25,000 and 25,000 shares at $0.38, $1.20 and $1.25 per share, respectively, and 26,455 shares upon conversion of secured convertible debentures that are exercisable within 60 days of March 14, 2008.

(5)
Includes warrants to purchase 19,841 shares at $1.05 per share, options to purchase 85,416 and 25,000 shares at $1.25 and $1.20 per share, respectively, and 13,228 shares upon conversion of secured convertible debentures that are exercisable within 60 days of March 14, 2008.

(6)
Includes warrants to purchase 158,730 shares at $1.05 per share, options to purchase 25,000 and 25,000 shares at $1.25 and $1.20 per share, respectively, and 105,820 shares upon conversion of secured convertible debentures that are exercisable within 60 days of March 14, 2008.

(7)
Includes warrants to purchase 19,841 shares at $1.05 per share, options to purchase 200,000 and 158,889 shares at $0.38 and $1.25 per share, respectively, and 13,228 shares upon conversion of secured convertible debentures that are exercisable within 60 days of March 14, 2008.

(8)
Includes warrants to purchase 39,683 shares at $1.05 per share, options to purchase 41,667 shares at $1.30 per share, and 26,455 shares upon conversion of secured convertible debentures that are exercisable within 60 days of March 14, 2008.

(9)
Includes promissory notes that are convertible into 48,805 shares. Also includes warrants to purchase 151,666 shares that are exerciseable within 60 days of March 14, 2008. All QPC securities are held by Wendell Y.M. Lew Revocable Living Trust, U/A 12-07-99, Wendell Lew, TTEE.

(10)	Includes 2,116,295 shares upon conversion of secured convertible debentures and warrants to purchase 3,174,445 shares that are exercisable within 60 days of March 14, 2008.

(11)	Includes 2,857,143 shares upon conversion of secured convertible debentures and warrants to purchase 4,285,715 shares that are exercisable within 60 days of March 14, 2008.

(12)	Includes 553,690 shares upon conversion of secured convertible debentures and warrants to purchase 1,755,535 shares that are exercisable within 60 days of March 14, 2008.

(13)
Includes warrants to purchase 2,277,144 shares, options to purchase 1,146,944 shares, and 238,096 shares upon conversion of secured convertible debentures, all of which are exercisable within 60 days March 14, 2008.

We are not aware of any arrangements which may result in a change in control of the Company.

EXECUTIVE COMPENSATION

2006 and 2007 Summary Compensation Table

The following table sets forth the total compensation awarded to, earned by or paid to our principal executive officer and the two other highest paid executive officers whose total compensation in each fiscal year 2006 and 2007 exceeded $100,000. We refer to these executive officers as our “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Jeffrey Ungar	2006	277,308	150,000	(2)	—	36,907	—	—	8,880	(3)	473,095
Chief Executive Officer, Chairman of the Board, Co-Founder and Director	2007	295,000	—		—	78,938	—	—	8,535	(4)	382,473

George Lintz	2006	251,731	150,000	(5)	—	24,842	—	—	8,880	(6)	435,453
Chief Financial Officer, Executive Vice Chairman of the Board, Co-Founder and Director	2007	265,000	—		—	60,375	—	—	8,535	(7)	333,910

Paul Rudy	2006	200,000	150,500		—	25,128	—	—	5,192	(8)	380,820
Senior Vice President Marketing and Sales	2007	200,000	100,500		—	37,125	—	—	8,350	(9)	345,975

(1)
The amounts in this column represent the dollar amounts recognized for financial statement reporting purposes in fiscal 2006 with respect to performance share grants made in 2006 as well as in prior fiscal years, in accordance with SFAS 123R.

(2)
Includes a $50,000 bonus for 2005 and $100,000 bonus for 2006 that were approved in 2006. Mr. Ungar agreed to defer payment of the $150,000 bonus until the earlier of (i) such date as the Compensation Committee may determine that the Company has sufficient cash resources to pay the cash bonuses, or (ii) March 15, 2008.

(3)	Includes of $7,500 in 401(k) matching contributions and $1,380 of term life insurance premiums paid by us.

(4)	Includes of $7,155 in 401(k) matching contributions and $1,380 of term life insurance premiums paid by us.

(5)
Includes a $50,000 bonus for 2005 and $100,000 bonus for 2006 that were approved in 2006. Mr. Lintz agreed to defer payment of the $150,000 bonus until the earlier of (i) such date as the Compensation Committee may determine that the Company has sufficient cash resources to pay the cash bonuses, or (ii) March 15, 2008.

(6)	Includes of $7,500 in 401(k) matching contributions and $1,380 of term life insurance premiums paid by us.

(7)	Includes of $7,155 in 401(k) matching contributions and $1,380 of term life insurance premiums paid by us.

(8)	Consists of $5,192 in 401(k) matching contributions paid by us.

(9)	Includes of $7,750 in 401(k) matching contributions and $600 of term life insurance premiums paid by us.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table sets forth information concerning unexercised options, granted as equity incentive awards, held by each of our Named Executive Officers as of December 31, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Jeffrey Ungar	100,000	—	—	0.38	6/29/2014	—	—	—	—
	100,000	125,000	—	1.25	5/11/2016	—	—	—	—
	25,000	75,000	—	1.18	12/20/2016	—	—	—	—

George Lintz	100,000	—	—	0.38	6/29/2014	—	—	—	—
	66,667	83,333	—	1.25	5/11/2016	—	—	—	—
	25,000	75,000	—	1.18	12/20/2016	—	—	—	—

Paul Rudy	200,000	—	—	0.38	5/18/2015	—	—	—	—
	75,000			1.25	11/17/2015	—	—	—	—
	23,611	26,389		1.25	4/12/2016	—	—	—	—
	44,444	55,556		1.25	5/11/2016	—	—	—	—

Employee Benefit Plan

The Company established a defined contribution plan allowing eligible employee income deferrals as permitted by Section 401 (k) of the Internal Revenue Code effective January 1, 2002. This plan covers substantially all full-time employees after minimum service requirements are met. The Company contributes a percentage of participants’ cash contribution subject to certain limits.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

We currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

Equity Compensation Plan Information

The 2006 Stock Incentive Plan became effective on May 3, 2006. All options to purchase stock of Quintessence which were outstanding at the time of the Share Exchange were assumed by us and converted into options to purchase shares of our Common Stock. Prior to the Share Exchange, Quintessence had 2,395,250 options outstanding which had been issued pursuant to a shareholder approved plan, and 859,598 options outstanding which had been issued pursuant to Board approval but not under a shareholder approved plan. The number of shares subject to each assumed and converted option was equal to the number of shares of Common Stock which were subject to that option immediately prior to the conversion, and the exercise price per share remained the same as the per share exercise price in effect under the option at the time of conversion.

The 2006 Stock Incentive Plan permits issuance of stock options. Under the 2006 Stock Incentive Plan options may be granted to employees, non-employee members of our Board of Directors, and consultants and other independent advisors in our employ or service. The number of shares of Common Stock issuable under the 2006 Stock Incentive Plan is 5,400,000 shares. As of March 10, 2008, 4,588,300 options had been issued under the Plan and 150,000 options issued under the Plan had been exercised.

Each option will have a maximum term (not to exceed 10 years) set by the plan administrator (our Compensation Committee) at the time of grant, subject to earlier termination following the optionee’s cessation of employment. All options are non-statutory options under the Federal tax law, unless they are incentive stock options granted to employees.

In addition to the 2006 Stock Incentive Plan, the Company has from time to time made certain equity compensation grants to employees and directors that were not subject to the 2006 Stock Incentive Plan. All such grants are approved by the Compensation Committee of the Board of Directors. No such grants were made in 2007.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under the equity compensation plan

Equity compensation plans approved by security holders	4,127,250	$0.83	1,122,750

Equity compensation plans not approved by security holders	859,598	$1.25	N/A

Compensation of Directors

The following table sets forth information concerning the compensation of our non-employee directors during fiscal year 2006 and 2007.

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
	2006	21,750	—	16,088	—	—	—	37,838
Israel Ury	2007	23,000	—	22,500	—	—	—	45,500

	2006	16,500	—	16,088	—	—	—	32,588
Robert Adams	2007	22,000	—	22,500	—	—	—	44,500

	2006	21,750	—	73,254	—	—	—	95,004
Merrill A. McPeak	2007	23,000	—	22,500	—	—	—	45,500

(1)
The amounts in this column represent the dollar amounts recognized for financial statement reporting purposes in fiscal 2006 with respect to performance share grants made in 2006 as well as in prior fiscal years, in accordance with SFAS 123R.

Two of our Directors are also employees and do not receive separate board compensation. Our non-employee directors are each entitled to a quarterly fee of $2,500, $1,000 for attendance at a Board meeting, $1,250 for serving as a Committee Chair, $500 fee for attending Committee meetings and $250 for attending Board or Committee meetings via teleconference. In addition to these cash fees, each non-employee Director receives 25,000 options to purchase Common Stock upon initial election to the Board of Directors, an annual grant of 20,000 options to purchase Common Stock, and an annual grant of 5,000 options for Committee Chair fee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In November 2005 Quintessence borrowed money from our executive officers pursuant to a Loan Agreement. Quintessence issued a 10% secured promissory note in the principal amount of $200,000 to Jeffrey Ungar, our Chief Executive Officer, and another 10% secured promissory note in the principal amount of $300,000 to George Lintz, our Chief Financial Officer (collectively, as amended, the “Bridge Notes” and Mr. Lintz and Mr. Ungar may be referred to as the “Bridge Noteholders”). The notes were due and payable on January 31, 2006. The lenders had a security interest in our cash, deposit accounts, fixed assets, intellectual properties, and certain insurance proceeds. This security interest was subordinated to the Senior Secured Promissory Notes originally issued by Quintessence on May 21, 2004 and the Senior Subordinated Secured Promissory Notes dated as of September 30, 2005. Quintessence also paid a loan origination fee of 5% or, $10,000 and $15,000, to each of Mr. Ungar and Mr. Lintz, respectively. Quintessence also granted to each of Mr. Ungar and Mr. Lintz, a warrant to purchase 128,000 and 192,000 shares of common stock, respectively, at $1.25 a share. Pursuant to the Share Exchange, such warrants may now be exercised to acquire our common stock.

Effective as of January 25, 2006, Quintessence amended the Loan Agreement to mature on March 27, 2006 instead of January 31, 2006 and the Bridge Noteholders agreed to further potential extensions of the maturity date of the Bridge Notes. In consideration of this amendment, Quintessence paid the Bridge Noteholders a loan origination fee of 3% of the original principal amount of the Bridge Notes (“3% Origination Fee”) or $15,000. Quintessence also issued 60,000 Bridge Warrants. For every 30 day period beyond February 24, 2006 that the Bridge Notes remained outstanding, Quintessence was obligated to issue another 60,000 Bridge Warrants for every $100,000 in principal outstanding. These Bridge Notes were repaid in April 2006. In aggregate, Quintessence granted Mr. Ungar and Mr. Lintz an additional 360,000 and 540,000 warrants, respectively, in consideration of the Bridge Notes extension. Pursuant to the Share Exchange, such warrants may now be exercised to acquire our common stock.

During 2004, Quintessence issued $3,250,000 of notes payable to seven note holders, some of whom are our stockholders. One note holder who purchased $2,500,000 in principal is a partnership of which Mr. Lintz is a 50% partner. The partnership assigned its rights and payments under the notes to a third party unaffiliated lender. The original term of the notes was 24 months, bearing interest at 10% per annum, with no principal and interest payments required for the initial three months. The notes were secured by all of the assets of the Company, including its intellectual property. One warrant for every $1.33 of principal was granted to each note holder, with each warrant being convertible into one share of common stock at $3.75 per share. The warrants were immediately vested and have a six year term. During 2005, five of the seven note holders agreed to modify the terms of their notes. The modifications included deferring principal payments from April 2005 to March 2006, thereafter principal payments would commence until the notes were fully paid in May 2007. In addition, 840,000 warrants were issued to the five note holders who elected to defer principal payments on their loans. One of the five note holders was the partnership of which Mr. Lintz is a 50% partner. The partnership was issued 400,000 of the 840,000 warrants. Upon the closing of a financing in the first half of 2006, the exercise price of the warrants for the five individuals who extended their notes was adjusted to $1.25 per share.

In April 2007, the Company raised funds through the sale of secured convertible debentures in the aggregate principal amount of $7,976,146 at an original issue discount of 10%and five year warrants to purchase up to 11,394,495 shares of our common stock to certain purchasers. All of the Company’s directors and executive officers participated as investors. One director, Robert Adams, invested an amount equal to $100,000 in the April 2007 Debenture Offering. The investment amounts of the other directors and officers in the April 2007 Debenture Offering were less than 1% of the total assets of the Company as of December 31, 2006.

In August 2001, Finisar Corporation acquired 1,756,480 shares of the Series A Preferred stock of Quintessence for $5 million. In addition to Finisar’s equity investment, they made a five-year term loan to Quintessence for $7 million, closing in two tranches between August 2001 and January 2002. In January 2002, $45,500 of accrued interest was added to the balance of the loan. Through September 18, 2003, Quintessence paid $1,996,225 of principal on the loan to Finisar. On September 18, 2003, Finisar converted the $5,049,275 remaining principal balance on their term loan into 1,618,883 shares of the Series B Preferred Stock of Quintessence pursuant to an exchange agreement (the “2003 Exchange Agreement”). During 2006, Finisar received 3,375,363 shares of Quintessence common stock as a result of a stock dividend. The 1,756,480 shares of Series A Preferred stock and 1,618,883 shares of Series B Preferred were ultimately exchanged for 3,375,363 shares of our common stock in the Share Exchange. As a result of the share dividend and the Share Exchange, Finisar ultimately held 6,750,726 shares of our common stock at December 31, 2006.

Pursuant to the terms of the 2003 Exchange Agreement with Finisar, Quintessence granted Finisar a royalty free, fully paid, nonexclusive license to all of its existing and future intellectual property (the "IP License"). In addition, Quintessence granted Finisar favorable pricing assurances with respect to all of its products. The IP license was terminated effective as of September 18, 2006. As consideration for terminating the IP License, Quintessence issued to Finisar a $6,000,000 secured note payable. The note is secured by substantially all of the assets of Quintessence. The value of the note was recognized as a license termination fee in the accompanying consolidated statements of operations for the year ending December 31, 2006.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Pursuant to the Share Exchange, Quintessence became our wholly-owned subsidiary and the former stockholders of Quintessence became the holders of approximately 87% of our common stock. QPC, the acquirer for accounting purposes, retained its independent registered public accounting firm, Weinberg & Company, P.A., resulting in a change of our outside accountant. We dismissed Bagell Josephs, Levine & Company, L.L.C. ("Bagell") as our independent accountant effective as of October 23, 2006. The decision to change accountants was recommended by our audit committee by unanimous written consent dated October 23, 2006.

Bagell’s report on the financial statements for the past two years neither contained an adverse opinion or a disclaimer of opinion, nor was modified as to uncertainty, audit scope, or accounting principles, except that in the Pre-Effective Amendment to Form SB-2 filed on May 31, 2005, the Registration Statement on Form SB-2 filed on December 23, 2004, Amendment No. 1 to Form SB-2 filed on June 7, 2005, Amendment No. 2 to Form SB-2 filed on June 7, 2005 and Report of Independent Registered Public Accounting Firm section of the our annual report on Form 10-KSB for the fiscal year ended December 31, 2005, Bagell modified their opinions on the financial statements by indicating that their opinion on the financial statements were prepared assuming we continue as a going concern. Bagell indicated that since we had just begun operations, were currently developing our business, had sustained operating losses and were looking to raise capital over the next year to assist in funding our operations, substantial doubt was raised about our ability to continue as a going concern. During the two most recent fiscal years and through the date of this Prospectus on Form S-1-A, (1) we had no disagreements with Bagell on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, and (2) there has been no disagreement or event as described in Item 304(a)(1)(iv) of Regulation S-B. As there has not been any disagreement or event as described in Item 304(a)(1)(iv) of Regulation S-B, during the fiscal year in which the change in accountants took place and during the later fiscal year, there have not been any transactions or events similar to those involved in such disagreement or event; and there were no transactions or events that were material and needed to be accounted for or disclosed in a manner different from that which the former accountants apparently would have concluded was required.

On October 23, 2006, our audit committee confirmed the engagement of Weinberg & Company, P.A. (“Weinberg”) as our new independent registered public accounting firm. Prior to such confirmation, Weinberg reviewed our consolidated financial statements for the period ended June 30, 2006. Weinberg audited our consolidated balance sheet as of December 31, 2007, December 31,2006 and December 31, 2005 and the related consolidated statements of operations, changes in stockholders’ equity (deficiency) and cash flows for the years ended December 31, 2007, 2006, 2005 and 2004. Weinberg expressed that in their opinion, the consolidated financial statements present fairly, in all material respects, our consolidated financial position as of December 31, 2007, December 31, 2006 and December 31, 2005 and the consolidated results of our operations and our cash flows for the years ended December 31, 2007, 2006, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America. However, Weinberg modified their opinions on the financial statement by indicating that their opinion on the consolidated financial statements was prepared assuming we continue as a going concern. Weinberg indicated that we incurred a net loss of $9,710,564 and used $8,651,410 of cash in operations for the year ended December 31, 2007 and had a stockholders’ deficiency of $10,083,193 as of December 31, 2007 and incurred a loss of $18,692,607 and used $8,219,053 of cash in operations for the year ended December 31, 2006 and had a stockholders’ deficiency of $1,231,330 as of December 31, 2006 and incurred a net loss of $7,777,858 and used $6,440,414 of cash in operations for the year ended December 31, 2005 and had a working capital deficiency of $1,635,421 as of December 31, 2005, which raises substantial doubt about our ability to continue as a going concern.

Other than this change, there were no other changes in or disagreements with our accountants on accounting and financial disclosure during the last two fiscal years.

DESCRIPTION OF SECURITIES

General

Our Company’s Articles of Incorporation provide for authority to issue 180,000,000 shares of common stock with a par value of $0.001 per Share. At March 28, 2008, the capitalization of our Company consisted of 38,676,783 shares of common stock.

Common Stock

The holders of the common stock are entitled to receive dividends when and as declared by the Board of Directors, out of funds legally available therefore. The Company has not paid cash dividends in the past and does not expect to pay any within the foreseeable future since any earnings are expected to be reinvested in the Company. In the event of liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, each outstanding share of the common stock is entitled to share equally in the Company's assets. Each outstanding share of the common stock is entitled to equal voting rights, consisting of one vote per share.

Warrants Exercisable Into Common Stock

Warrants Issued in April and May 2007 Financing

 In connection with the April 2007 Debenture Offering and May 2007 Debenture Offering, we granted warrants to purchase 26,472,352 shares of common stock to certain investors and warrants to purchase 2,783,967 shares of common stock to the dealers in that offering. All of the above warrants have an exercise price of $1.05, registration rights, and expire five years from the date of issuance. None of these warrants are being registered in this registration statement.

Conversion Price Adjustment. The exercise price is subject to standard adjustments in event of recapitalization or occurrence of dilutive events. If the Company issues any shares of stock or securities convertible into common stock at a price per share that is less than the exercise price, then the exercise price is adjusted down to such issue price.

Milestone Adjustments. The exercise price of the Warrants may be adjusted downwards if the Company fails to meet certain revenue milestones for any one or more of the following periods (“Milestone Adjustments”):

o	$5,000,000 in revenues for the nine (9) month period ending September 30, 2007,

o	$7,750,000 in revenues for the twelve (12) month period ending December 31, 2007

o	$6,000,000 in revenues for the six (6) month period ending June 30, 2008

If a Milestone Adjustment occurs the exercise price will be the lower of $1.05 or the market price as determined on the date that is five trading days after the Company files its next Form 10-Q with the SEC following the applicable Milestone period. Any Milestone Adjustment is permanent notwithstanding any future revenue or achievement of any other milestones. Any Milestone Adjustment may only adjust the exercise price downward.

Warrants Issued in Previous Transactions

In connection with prior financings and services rendered, we have issued the following warrants, including:

•	Warrants to purchase 2,437,500 shares at $3.75 per share to certain debt holders, all but 112,500 of these warrants have been reset to $1.25 exercise price;

•	Warrants to purchase 840,000 shares at $1.25 per share to certain debt holders;

•
Warrants to purchase 346,666 shares at $1.25 per share to certain debt holders; The exercise price of these warrants has been reset to $1.05 as a result of the April 2007 Debenture Offering and May 2007 Debenture Offering;

•	Warrants to purchase 222,749 shares at $1.25 per share to certain investors;

•	Warrants to purchase 1,220,000 shares at $1.25 per share to former interim debt holders;

•	Warrants to purchase 474,182 shares at $1.25 per share to certain consultants;

•	Warrants to purchase 572,526 shares at $1.50 to the Brookstreet Tranche I investors; and

•	Warrants to purchase 2,345,341 shares at $1.25 to Brookstreet Securities.

 During the year ended December 31, 2006, 2,500 warrants were exercised.

Debentures Convertible Into Common Stock

In April and May 2007, we issued Secured Debentures in the aggregate principal amount of $18,530,646 at an original issue discount of 10%. The Secured Debentures are convertible into shares of the Company’s common stock at an initial conversion price of $1.05 per share, subject to customary adjustments as set forth therein and any applicable Milestone Adjustments as described below. The Secured Debentures have a term of 2 years and pay interest at the rate of 10% per annum.

Conversion Price Adjustment. The conversion price is subject to standard adjustments in event of recapitalization or occurrence of dilutive events. If the Company issues any shares of stock or securities convertible into Common Stock at a price per share that is less than the conversion price, then the conversion price is adjusted down to such issue price.

Milestone Adjustments. The conversion price of the Secured Debentures may be adjusted downwards if the Company fails to meet certain revenue milestone for any one or more of the following periods (“Milestone Adjustments”):

o	$5,000,000 in revenues for the nine (9) month period ending September 30, 2007,

o	$7,750,000 in revenues for the twelve (12) month period ending December 31, 2007

o	$6,000,000 in revenues for the six (6) month period ending June 30, 2008

If a Milestone Adjustment occurs the conversion price will be the lower of $1.05 or the market price as determined on the date that is five trading days after the Company files its next Form 10-Q with the SEC following the applicable Milestone period. Any Milestone Adjustment is permanent notwithstanding any future revenue or achievement of any other milestones. Any Milestone adjustment may only adjust the conversion price downward. Because of the operation of the conversion cap (as discussed below), a trigger of the conversion cap will result, unless waived, in a redemption of Secured Debentures.

Conversion Cap Redemption. The Secured Debentures contain a provision which caps the number of shares which may be acquired upon conversion of the Secured Debentures. If as a result of an adjustment in the conversion price, the number of shares issuable would exceed this cap, then the Company is required to redeem that portion of the Secured Debenture which if converted would result in shares being issued in excess of the cap.

The initial Conversion Cap was 30% of the Company's outstanding stock. However, in connection with the May 2007 Financing, the holders of Secured Debentures issued in April 2007 waived the application of the Conversion Cap. As a result, 17,648,235 shares of our common stock, representing approximately 45.7% of our currently outstanding common shares, are now issuable upon conversion of all of the Secured Debentures issued in the April and May 2007 Financings. Of those shares, 17,355,379 shares are covered by the registration statement of which this Prospectus is a part. The balance are issuable upon conversion of the Secured Debentures owned by certain officers, directors and consultants to the Company.

The number of shares of our common stock issuable upon conversion of the Secured Debentures is fixed at 17,648,235. If the conversion price of the Secured Debentures is reduced as a result of a Milestone Adjustment, then we will still be obligated to issue only 17,648,235 shares upon conversion of all the outstanding Secured Debentures. However, we will also be obligated to redeem over time that portion of the Secured Debentures which cannot be converted because of the Conversion Cap.

The conversion cap redemption amount shall be due and payable in four equal payments. The first payment is due on the later of the first business day of the next calendar month or the fifteenth calendar day following the date the conversion cap limit is violated. The last payment is due on the maturity date of the Secured Debenture. The second and third payments are due one-third and two-thirds, respectively, of the way between the initial and final payments.

Limitations to Conversion. In no event shall a holder of the Secured Dentures be entitled to convert any portion of the Secured Debenture if the sum of the beneficially owned shares of Common Stock and the shares issuable upon conversion of the portion of the Secured Debenture would result in the holder and its affiliates holding more than 4.99% of the outstanding shares of Common Stock. In the event, the Company receives a tender offer or any offer to enter into a merger with another entity whereby the Company shall not be the surviving entity, a Forced Conversion (as defined below) by the Company, or in the event of Default Shares (as defined in the Debenture) are being issued, then the 4.99% limitation shall be revised to 9.99%.

Mandatory Conversion.  If certain “Equity Payment Conditions” (as defined in the Secured Debentures) have been met on each of the 10 trading days immediately preceding the date of payment of Interest Payment Shares (as defined below) and provided that interest is paid timely, the Company may pay the interest payable on a portion of the Secured Debentures with registered, free-trading shares of common stock (“Interest Payment Shares”) with an attributed value per share equal to 85% of the market price as calculated on the date that such interest is due to be paid thereunder, or as calculated on the date that such Interest Payment Shares are delivered to the investor, whichever is less. The Interest Payment Shares will be issued pro rata among those investors who had not previously instructed the Company that they will not accept shares in lieu of cash for interest. The Company will have the right to redeem all or a portion of the Secured Debentures if certain Equity Payment Conditions have been met for each of the prior 20 trading days, and the market price of the common stock for each of the prior 20 trading days exceeds 250% of the initial conversion price of $1.05 per share. In addition, if for each of any 20 consecutive trading days the Equity Payment Conditions have been met and the market price of the common stock for each of the prior 20 trading days exceeds 300% of the initial conversion price of $1.05 per share, then the Company may force the conversion (“Forced Conversion”) of the Secured Debentures by providing the investors a 20 trading day advance notice notifying the investors that the Company has elected to force each Investor to convert all or a specified portion of the Secured Debenture held by such investor. For so long as the investors hold any of the Secured Debentures of the Company, if the Company enters into a subsequent financing with another individual or entity (the “Third Party”) on terms that are more favorable to the Third Party, then the agreements between the Company and the investors shall be amended to include such better terms.

Company’s Redemption Rights.. If the Equity Payment Conditions have all been met for each for the prior twenty trading days and the market price of the common stock for each of the prior trading dates exceeds 250% of the conversion price of $1.05, then the Company may provide to the holders of the Secured Debentures notice of the Company’s election to redeem all or any portion of the outstanding Secured Debentures twenty trading days from the date of such notice. Upon receipt of the notice, the holder may elect to convert the Secured Debenture. If at any time between delivery of the notice and redemption of the Secured Debentures, any of the Equity Payment conditions is not met then the Company will not be entitled to redeem the Secured Debentures.

Restrictive Covenants. The Secured Debentures and the related Securities Purchase Agreement contain certain restrictive covenants. We may not pay any cash dividends on our common stock or repurchase any shares of common stock while the Secured Debentures are outstanding. Our ability to incur new indebtedness is largely restricted to trade payables. With limited exceptions, we may not issue any new debt which is senior to or pari passu with the Secured Debentures. We may not issue shares of common stock or common stock equivalents for one year following the closing of the sale of the Secured Debentures, with limited exceptions for issuances pursuant to compensation plans and equipment leases. During the subsequent year, we may not issue common stock or common stock equivalents for an issue price which is less than the initial conversion price of the Secured Debentures. We may not effect a merger, share exchange or similar transaction unless we have placed in escrow sufficient funds to redeem all outstanding Secured Debentures as well as the Warrants held by holders of the Secured Debentures. While the Secured Debentures are outstanding, the investors shall also have a pro rata right of participation in any future financings by the Company and pro rata rights.

Failure Payments. Upon the occurrence of certain “Events of Failure” as defined in the Secured Debentures, the Company shall be obligated to pay liquidated damages to the investors in an amount equal to 18% per annum (“Debenture Failure Payments”) of the aggregate outstanding principal amount of the investors’ Secured Debentures on each day (or the maximum rate allowed under applicable law, whichever is less) after the Event of Failure until the Event of Failure is cured, accruing daily and compounded monthly. Upon the occurrence of certain “Events of Default” as defined in the Secured Debentures, the Secured Debentures shall become immediately due and payable and the Company shall be obligated to pay the investors an amount (the “Default Amount”) equal to the greater of (i) 115% times the sum of (x) the aggregate outstanding principal amount of the Secured Debentures plus (y) all accrued and unpaid interest thereon for the period beginning on the issue date and ending on the date of payment of the Default Amount, plus (z) any accrued and unpaid Debenture Failure Payments and other required cash payments, if any (the outstanding principal amount of the Secured Debentures on the date of payment plus the amounts referred to in (y) and (z) is collectively known as (the “Default Sum”), or (ii) (a) the number of shares of common stock that would be issuable upon the conversion of such Default Sum, without giving any effect to any ownership limitations on the conversion of the Secured Debentures contained therein, multiplied by (b) the greater of the Closing Price (as defined therein) for the common stock on the default notice date or (ii) the Closing Price on the date the Company pays the Default Amount.

Events of Failure. Each of the following is considered to be an “Event of Failure” under the Secured Debentures:
(1) the Company fails to issue shares of common stock upon conversion of the Secured Debenture;
(2) the Company fails to obtain effectiveness for this registration statement;
(3) the Company is delisted from its principal market;
(4) the Company fails to authorize and reserve the shares of common stock issuable upon conversion of the Secured Debentures;
(5) the common stock of the Company is subject to an SEC or judicial stop order or trading suspension;
(6) the Company fails to deliver the shares of common stock upon conversion of the Secured Debentures;
(7) the Company breaches any material term or provision of the transaction documents for the April 2007 and May 2007 Offerings;
(8) the Company fails to remove restrictive legends from conversion shares when required to do so;
(9) subject to certain exceptions, the Company engages in any subsequent financing within one year of the April 2007 and May 2007 Offering and/or prohibits the Secured Debenture holders from exercising their participation rights in any subsequent financing; or
(10) the Company fails to make any cash payment that becomes due under the Secured Debentures.
For a comprehensive and detailed description of the Events of Failure please refer to Section 6 of the Secured Debenture filed as Exhibit 99.2 to the Company’s Current Report filed on Form 8-K on May 31, 2007.

Events of Default. Each of the following is considered to be an “Event of Default” under the Secured Debentures:
(1) the Company fails to make any cash payment that becomes due under the Secured Debentures;
(2) the Company fails to issue shares of common stock upon conversion of the Secured Debentures;
(3) the Company fails to obtain effectiveness of this registration statement;
(4)  the Company breaches any covenant or other term or condition of the transaction documents for the April 2007 and May 2007 Offerings;
(5) the Company made any false or misleading representations or warranties in the transaction documents for the April 2007 and May 2007 Offerings;
(6)  the Company or any subsidiary of the Company makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee is otherwise appointed;
(7)  any judgment or order is entered or filed by a court against the Company or any subsidiary of the Company or any of its property or other assets for more than One Million Dollars ($1,000,000);
(8) the Company or any subsidiary of the Company becomes insolvent or files for bankruptcy.
(9) the Company is delisted from its principal market;
(10) an Event of Default under another holder’s Secured Debenture or Warrant occurs;
(11) the Company fails to authorize and reserve the shares of common stock issuable upon conversion of the Secured Debentures;
(12) the common stock of the Company is subject to a SEC or judicial stop order or trading suspension;
(13) the Company effectuates a reverse split of its common stock without the prior written consent of the Secured Debenture holders;
(14)  the Company fails to make timely filings of all reports required to be filed with the SEC pursuant to the Securities Exchange Act of 1934 (the “1934 Act”) or if the Company ceases to be a “Reporting Issuer” under the 1934 Act;
(15) the Company fails to remove restrictive legends from conversion shares when required to do so;
(16) the Company enters into an material transaction involving a change in control, sale of assets or issuance of a significant amount of common stock of the Company, without complying with the Secured Debentures;
(18) subject to certain exceptions, the Company engages in any subsequent financing within one year of the April 2007 and May 2007 Offering and/or prohibits the Secured Debenture holders from exercising their participation rights in any subsequent financing;
(19) (i) the indictment or conviction of any of the named executive officers (as defined in Item 402(a)(3) of Regulation S-K) or any of the directors of the Company of a violation of federal or state securities laws or (ii) the settlement in an amount over $100,000 by any such officer or director of an action relating to such officer's violation of federal or state securities laws, breach of fiduciary duties or self-dealing; or
(20) the Company has failed to comply with the Dispute Resolution Procedures (as defined in the Secured Debenture).
For a comprehensive and detailed description of the Events of Default please refer to Section 7 of the Secured Debenture filed as Exhibit 99.2 to the Company’s Current Report filed on Form 8-K on May 31, 2007.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, any interest, direct or indirect, in our company or any of our subsidiaries. Nor was any such person connected with us, or any of our subsidiaries, as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The consolidated financial statements of QPC Lasers, Inc. and Subsidiary as of December 31, 2007 and for the years ended December 31, 2007 and 2006, included in the Prospectus and elsewhere in the Registration Statement have been included in reliance on the report of Weinberg & Company, P.A., independent registered public accountants, given such firm’s authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted under Section 78.037 of the Nevada General Corporation Law. As permitted by Section 78.037 of the Nevada General Corporation Law, our Bylaws and Articles of Incorporation also include provisions that eliminate the personal liability of each of its officers and directors for any obligations arising out of any acts or conduct of such officer or director performed for or on behalf of us. To the fullest extent allowed by Section 78.751 of the Nevada General Corporation Law, we will defend, indemnify and hold harmless its directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject to in connection with the performance of his or her duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability. However, we will not indemnify any officer or director against, or reimburse for, any expense incurred in connection with any claim or liability arising out of the officer’s or director’s own gross negligence or willful misconduct.

The provisions of our Bylaws and Articles of Incorporation regarding indemnification are not exclusive of any other right of us to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our charter or Bylaws.

REPORTS TO SECURITY HOLDERS

We file annual and quarterly reports with the SEC. In addition, we file additional reports for matters such as material developments or changes within us, changes in beneficial ownership of officers and director, or significant stockholders. These filings are a matter of public record and any person may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. We are not required to deliver an annual report with this Prospectus, nor will we do so. However, you may obtain a copy of our annual report, or any of our other public filings, by contacting the Company or from the SEC as mentioned above.

 WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and must file reports, proxy statements and other information with the Securities and Exchange Commission. The reports, information statements and other information we file with the Commission can be inspected and copied at the Commission at the Public Reference Room, 450 Fifth Street, N.W. Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, like us, which file electronically with the Commission.

This Prospectus constitutes a part of a Post Effective Amendment on From S-1/A to update a registration statement on Form SB-2 filed by us with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information that is contained in the registration statement. We refer you to the registration statement and related exhibits for further information with respect to us and the securities offered. Statements contained in the Prospectus concerning the content of any documents filed as an exhibit to the registration statement (or otherwise filed with the Commission) are not necessarily complete. In each instance you may refer to the copy of the filed document. Each statement is qualified in its entirety by such reference.

No person is authorized to give you any information or make any representation other than those contained or incorporated by reference in this Prospectus. Any such information or representation must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of the Prospectus.

FINANCIAL INFORMATION

Report of Independent Registered Public Accounting Firm

To the Board of Directors
QPC Lasers, Inc. and Subsidiary
Sylmar, California

We have audited the consolidated balance sheets of QPC Lasers, Inc. (the “Company”) and Subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity deficiency and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of QPC Lasers, Inc. and Subsidiary as of December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses and has a stockholders’ deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Weinberg and Company, P.A
Weinberg and Company, P.A

February 28, 2008,
Los Angeles, California

QPC LASERS, INC. And Subsidiary
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2007 AND 2006

	December 31, 2007	December 31, 2006
CURRENT ASSETS
Cash	$6,431,744	$1,429,077
Accounts receivable, Commercial customers, net	2,283,425	667,908
Accounts receivable, Government contracts, net	609,874	383,935
Unbilled Revenue	194,537	42,692
Inventory	688,364	550,655
Prepaid expenses and other current assets	226,466	272,418

Total Current Assets	10,434,410	3,346,685

Capitalized Loan Fees, net of accumulated amortization	-	38,039
Property and equipment, net of accumulated depreciation of $6,051,713 at December 31, 2007 and $5,276,320 at December 31, 2006	3,359,711	3,961,796
Other assets	203,415	88,780
TOTAL ASSETS	$13,997,536	$7,435,300

LIABILITIES AND STOCKHOLDER’S DEFICIENCY

CURRENT LIABILITIES
Accounts payable and other current liabilities	$1,737,581	$1,234,004
Embedded Derivative Liability	10,283,181	-
Current portion of long term debt	624,834	1,034,437
Total Current Liabilities	12,645,596	2,268,441

Long term debt, less current portion	11,435,133	6,398,189

Total Liabilities	24,080,729	8,666,630

STOCKHOLDERS’ DEFICIENCY
Preferred stock, $.001 par value, 20,000,000 shares authorized, none issued	-	-
Common stock, $.001 par value, 180,000,000 shares authorized, 38,676,783 issued and outstanding at December 31, 2007 and 38,559,283 at December 31, 2006	38,677	38,559
Additional paid in capital	51,095,087	50,236,504
Accumulated deficit	(61,216,957)	(51,506,393)

Total stockholders’ deficiency	(10,083,193)	(1,231,330)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$13,997,536	$7,435,300

See Notes to Consolidated Financial Statements

QPC LASERS, INC. And Subsidiary
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended
	December 31, 2007	December 31, 2006

REVENUE
Commercial customers	$5,113,688	$1,496,454
Government contracts	2,818,494	1,576,878
TOTAL REVENUE	7,932,182	3,073,332
COST OF SALES	3,901,588	2,291,851

GROSS PROFIT	4,030,594	781,481

OPERATING EXPENSES
Research and Development	4,509,052	4,502,132
General and Administrative	6,224,201	6,282,043
License Termination	-	6,000,000
Total operating expenses	10,733,253	16,784,175

LOSS FROM OPERATIONS	(6,702,659)	(16,002,694)
Interest Income	228,004	41,632
Interest Expense	(8,397,494)	(2,420,633)
Merger expense	-	(326,199)
Private placement expense	(17,740,180)	-
Change in fair value of embedded derivative	22,822,370	(68,703)
Other income	79,395	83,990
NET LOSS	$(9,710,564)	$(18,692,607)

LOSS PER COMMON SHARE — Basic and Diluted	$(0.25)	$(0.60)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, basic and diluted	38,623,679	31,306,637

See Notes to Consolidated Financial Statements

 QPC LASERS, INC. And Subsidiary
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY DEFICIENCY
For the years ended December 31, 2007 and 2006

			Common
	Common Stock		Stock	Additional	Accumulated
	Shares	Amount	To Be Issued	Paid-in Capital	Deficit	Total
Balance, January 1, 2006	12,787,802	$12,788	$866	$34,536,687	$(32,813,786)	$1,736,555
Issuance of stock associated with stock dividend	8,658,422	8,659	(866)	(7,793)	-	-
Shares issued upon reverse merger, May 12, 2006	4,166,378	4,166	-	(4,166)	-	-
Issuance of stock for cash, net of offering costs	11,726,681	11,726	-	12,312,202	-	12,323,928
Fiar value of warrants issued with common stock	-	-	-	68,703	-	68,703
Issuance of stock upon option exercise	17,500	17	-	10,983	-	11,000
Issuance of stock upon warrant exercise	2,500	3	_	3,747	-	3,750
Fair value of stock issued for services	1,200,000	1,200	-	1,498,800	-	1,500,000
Fair value of modification of warrants				744,000		744,000
Fair value of warrants issued for services and loan fees	-	-	-	777,598	-	777,598
Fair value of vested options	-	-	-	295,743	-	295,743
Net loss for the year ended December 31, 2006	-	-	-	-	(18,692,607)	(18,692,607)
Balance, December 31, 2006	38,559,283	38,559	-	50,236,504	(51,506,393)	(1,231,330)
Fair value of vested stock options	-	-	-	456,416	-	456,416
Fair value of common stock issued to private placement agents	100,000	100	-	134,900	-	135,000
Fair value of modification of warrants	-	-	-	41,885	-	41,885
Fair value of warrants issued for consulting services	-	-	-	218,750	-	218,750
Issuance of stock upon option exercise	17,500	18	-	6,632	-	6,650
Net loss for the year ended December 31, 2007	-	-	-	-	(9,710,564)	(9,710,564)
Balance, December 31, 2007	38,676,783	$38,677	$-	$51,095,087	$(61,216,957)	$(10,083,193)

  See Notes to Consolidated Financial Statements

QPC LASERS, INC. And Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2007 and 2006

	Years Ended
	December 31, 2007	December 31, 2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(9,710,564)	$(18,692,607)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	775,394	1,220,231
Private Placement Costs	17,740,180	-
Amortization of loan discount - interest expense	6,396,977	1,117,683
Amortization of Capitalized Loan Fees	38,039	102,010
Shares of common stock issued for services	-	1,500,000
Change in fair value of embedded derivatives	(22,822,370)	68,703
Fair value of warrants issued for services	218,750	777,598
Compensation expense of option issuance	456,416	295,743
License Termination	-	6,000,000
Fair value of modification of warrants	41,885	-
Changes in operating assets and liabilities:
Accounts receivable	(1,841,456)	(704,842)
Inventory	(137,709)	(131,556)
Unbilled revenue	(151,845)	(31,918)
Other assets	(114,635)	40,634
Prepaid Expenses	45,952	(73,969)
Accounts payable and other current liabilities	503,576	293,237
Net cash used in operating activities	(8,561,410)	(8,219,053)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(173,308)	(791,007)
Net cash used in investing activities	(173,308)	(791,007)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in capitalized loan fees	-	-
Proceeds from borrowing	14,395,740	-
Principal payments on debt	(665,005)	(1,968,981)
Sale of common stock	-	12,323,928
Exercise of options	6,650	11,000
Exercise of warrants	-	3,750

Net cash provided by financing activities	13,737,385	10,369,697

NET INCREASE IN CASH	5,002,667	1,359,637
CASH — Beginning of period	1,429,077	69,440

CASH — End of period	$6,431,744	$1,429,077

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$1,965,225	$433,170

Taxes	-	-

See Notes to Consolidated Financial Statements

QPC LASERS, INC. And Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2007 and 2006

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:

During the year ended December 31, 2007 the Company issued warrants to purchase 29,256,318 shares of common stock to investors, placement agents and advisors. Due to the nature of the terms of the warrants, they have been accounted for as an embedded derivative liability, and originally valued at 33,105,551.

During the year ended December 31, 2006, the Company re-priced warrants with a fair value of $744,000 to holders of Senior Secured Notes Payable.

During the year ended December 31, 2006, the Company issued warrants with a fair value of $690,000 to holders of Related Party Notes Payable.

See Notes to Consolidated Financial Statements

  QPC LASERS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 1 ORGANIZATION AND NATURE OF OPERATIONS

The Company was originally incorporated in the State of Nevada on August 31, 2004 under the name “Planning Force, Inc.” (PFI) as a development stage company that planed to specialize in event planning for corporations. The Company offered two types of services: retreat training services and product launch event planning. This business generated minimal revenue for the Company since inception.

Effective May 1, 2006, Planning Force Inc., changed its name to QPC Lasers, Inc. On May 12, 2006 QPC Lasers, Inc. (QLI) executed a Share Exchange Agreement by and among Julie Moran, its majority shareholder, and Quintessence Photonics Corporation (QPC) and substantially all of its shareholders. Under the agreement QLI issued one share of its common stock to the QPC shareholders in exchange for each share of QPC common stock (QPC Shares). Upon closing, QPC Shares represented at least 87% of QLI’s common stock. Therefore, a change in control occurred and QPC also became a wholly owned subsidiary of QLI. Accordingly, the transaction is accounted for as a reverse merger (recapitalization) in the accompanying financial statements with QPC deemed to be the accounting acquirer and QLI deemed to be the legal acquirer. As such the consolidated financial statements herein reflect the historical activity of QPC since its inception, and the historical stockholders’ equity of QPC has been retroactively restated for the equivalent number of shares received in the exchange after giving effect to any differences in the par value offset to paid in capital.

GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company had a net loss of $9,710,564 and utilized cash of $8,561,410 in operating activities during the year ended December 31, 2007, and had a stockholders’ equity deficiency of $10,083,193 at December 31, 2007. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty. Our independent registered public accounting firm has included an explanatory paragraph expressing doubt about our ability to continue as a going concern in their audit report for the fiscal years ended December 31, 2007 and 2006.

All of our assets are currently pledged to various lenders. Therefore, we do not have the ability to borrow funds from banks or other traditional lenders. Although management expects that revenue will increase through its continued sales and production growth efforts, the funds available from these activities are not expected to be enough to fulfill our cash requirements. We are currently exploring various alternatives to address our cash requirements. Some of these alternatives, such as restructuring our current debt, incurring new debt or selling new equity securities, will require the consent of 67% of our Secured Debentures. At this time, we do not know if such consent can be obtained or if we can implement an acceptable plan to raise the cash required to continue as a going concern.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Quintessence Photonics Corporation. All intercompany transactions have been eliminated in consolidation.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

Cash and cash equivalents include unrestricted deposits and short-term investments with an original maturity of three months or less.

Inventory

Inventory is valued at lower of cost or market using the first-in, first-out method.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided for using the straight-line method over the estimated useful lives of the assets, which range from 3 to 6 years. Leasehold improvements are amortized over the lesser of the remaining lease term, including renewal periods, or the useful life of the asset.

Impairment of Long-Lived Assets

Management regularly reviews property, equipment and other long-lived assets for possible impairment. This review occurs quarterly, or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If there is indication of impairment, then management prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. Management believes that the accounting estimate related to impairment of its property and equipment, is a “critical accounting estimate” because: (1) it is highly susceptible to change from period to period because it requires management to estimate fair value, which is based on assumptions about cash flows and discount rates; and (2) the impact that recognizing an impairment would have on the assets reported on our balance sheet, as well as net income, could be material. Management’s assumptions about cash flows and discount rates require significant judgment because actual revenues and expenses have fluctuated in the past and are expected to continue to do so.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

Income Taxes

Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future consequences of temporary differences in the financial reporting and tax bases of assets and liabilities. The Company considers future taxable income and ongoing, prudent and feasible tax planning strategies, in assessing the value of its deferred tax assets. If the Company determines that it is more likely than not that these assets will not be realized, the Company will reduce the value of these assets to their expected realizable value, thereby decreasing net income. Evaluating the value of these assets is necessarily based on the Company’s judgment. If the Company subsequently determined that the deferred tax assets, which have a full valuation allowance, would be realized in the future, the value of the deferred tax assets would be increased, thereby increasing net income in the period when that determination was made. The company’s adoption of Fin 48 on January 1, 2007 had no effect on the company’s income taxes.

Revenue Recognition

A portion of the Company’s revenues result from fixed-price contracts with U.S. government agencies. Revenues from fixed-price contracts are recognized under the percentage-of-completion method of accounting, generally based on costs incurred as a percentage of total estimated costs of individual contracts (“cost-to-cost method”). Revisions in contract revenue and cost estimates are reflected in the accounting period as they are identified. Provisions for the entire amount of estimated losses on uncompleted contracts are made in the period such losses are identified. No contracts were determined to be in an overall loss position at December 31, 2007 or 2006. In addition, the Company has certain cost plus fixed fee contracts with U.S. Government agencies that are being recorded as revenue is earned based on time and costs incurred. At December 31, 2007 there was no deferred revenue and $194,537 of unbilled receivables related to these government contracts. At December 31, 2006, there was no deferred revenue and approximately $42,692 of unbilled receivables related to these government contracts.

The Company recognizes revenues on product sales, other than fixed-price contracts, based on the terms of the customer agreement. The customer agreement takes the form of either a contract or a customer purchase order and each provide information with respect to the product or service being sold and the sales price. If the agreement specifies customer acceptance terms, then revenue will not be recognized until such acceptance has occurred. If the customer agreement does not have specific delivery or customer acceptance terms, revenue is recognized at the time of shipment of the product to the customer.

Management periodically reviews all product returns and evaluates the need for establishing either a reserve for product returns or a product warranty liability. As of December 31, 2007 and 2006, management has concluded that neither a reserve for product returns nor a warranty liability is required.

Accounts receivable are reviewed for collectibility. When management determines a potential collection problem, a reserve will be established, based on management’s estimate of the potential bad debt. When management abandons all collection efforts it will directly write off the account and adjust the reserve accordingly.

Research and Development Costs

Research and development costs are charged to expense when incurred.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R effective January 1, 2006, and is using the modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123R for all awards granted to employees prior to the effective date of SFAS No. 123R that remained unvested on the effective date. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with EITF No. 96-18: "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF 00-18 “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees” whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete

The Company recognizes compensation cost for equity-based compensation for all new or modified grants issued after December 31, 2005. In addition, commencing January 1, 2006, the Company recognized the unvested portion of the grant date fair value of awards issued prior to adoption of SFAS No. 123R based on the fair values previously calculated for disclosure purposes over the remaining vesting period of the outstanding stock options and warrants.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

Fair Value of Financial Instruments

The recorded values of cash, accounts receivable, accounts payable and other current liabilities approximate their fair values based on their short-term nature. The carrying amount of the notes payable and long term debt at December 31, 2007 and 2006 approximates fair value because the related effective interest rates on the instruments approximate rates currently available to the Company.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents placed with high credit quality institutions and account receivable due from government agencies. The Company places its cash and cash equivalents with high credit quality financial institutions. From time to time such cash balances may be in excess of the FDIC insurance limit of $100,000.

Loss per Common Share

Basic loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding during the period. Weighted average number of shares outstanding has been retroactively restated for the equivalent number of shares received by the accounting acquirer as a result of the Exchange transaction as if these shares had been outstanding as of the beginning of the earliest period presented. The 4,166,378 shares issued to the legal acquirer are in included in the weighted average share calculation from May 12, 2006, the date of the exchange agreement.

Diluted loss per share is calculated assuming the issuance of common shares, if dilutive, resulting from the exercise of stock options and warrants. At December 31, 2007 and 2006, potentially dilutive securities consisted of outstanding common stock purchase warrants and stock options to acquire an aggregate of 42,630,449 and 11,997,547 shares, respectively. Since the Company reported a net loss for the years ended December 31, 2007 and 2006, these potentially dilutive common shares were excluded from the diluted loss per share calculation because they were anti-dilutive.

Accounting for Derivative Instruments

Statement of Financial Accounting Standard (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, requires all derivatives to be recorded on the balance sheet at fair value. In September 2000, the Emerging Issues Task Force (“EITF”) issued EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock,” (“EITF 00-19”) which requires freestanding contracts that are settled in a company’s own stock, including common stock warrants, to be designated as an equity instrument, asset or a liability. Under the provisions of EITF 00-19, a contract designated as an asset or a liability must be carried at fair value on a company’s balance sheet, with any changes in fair value recorded in the company’s results of operations. These derivatives, including embedded derivatives in the debentures issued in April and May 2007, are separately valued and accounted for on our balance sheet, and revalued at each reporting period. The net change in the value of embedded derivative liability is recorded as change in fair value of derivative liability in the consolidated statement of operations, included in other income.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007and to interim periods within those fiscal years. The Company is currently in the process of evaluating the effect, if any, the adoption of SFAS No. 157 will have on its consolidated results of operations, financial position, or cash flows.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements". SAB No. 108 was issued in order to eliminate the diversity in practice surrounding how public companies quantify financial statement misstatements. SAB No. 108 requires that registrants quantify errors using both a balance sheet (iron curtain) approach and an income statement (rollover) approach then evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The Company has adopted the bulletin during 2006. The adoption did not have a material effect on its consolidated results of operations, financial position, or cash flows.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (SFAS 159). SFAS 159, which becomes effective for the company on January 1, 2008, permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument. The company does not anticipate that election, if any, of this fair-value option will have a material effect on its consolidated financial condition, results of operations, cash flows or disclosures.

In December 2007, the FASB issued FASB Statement No. 141 (R), “Business Combinations” (FAS 141(R)), which establishes accounting principles and disclosure requirements for all transactions in which a company obtains control over another business. SFAS 141 (R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. SFAS No. 160 establishes accounting and reporting standards that require that the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity; the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; and changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently. SFAS No. 160 also requires that any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value when a subsidiary is deconsolidated. SFAS No. 160 also sets forth the disclosure requirements to identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. SFAS No. 160 must be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements are applied retrospectively for all periods presented.

NOTE 3 INVENTORY

Inventory consists of the following as of December 31, 2007 and 2006:

	December 31, 2007	December 31, 2006
Raw materials	$549,792	$552,521
Work in process	126,003	12,177
Finished goods	14,192	—
Reserve for slow moving and obsolescence	(1,623)	(14,043)
	$688,364	$550,655

NOTE 4 LICENSE TERMINATION

In August 2001, Finisar Corporation acquired 1,756,480 shares of Series A Preferred stock for $5 million in our first round of equity financing. In addition to Finisar’s equity investment, they made a five-year term loan to us for $7 million, closing in two tranches between August 2001 and January 2002. The total investment of Finisar was $12 million including the preferred equity and debt. In January 2002, $45,500 of accrued interest was added to the balance of the loan. Through September 18, 2003, the Company paid $1,996,225 of principal on the loan to Finisar. On September 18, 2003, Finisar converted the $5,049,275 remaining principal balance on their term loan into 1,618,883 shares of our Series B Preferred Stock by executing an Exchange Agreement with the Company. During 2006, Finisar received 3,375,363 shares of common stock as a result of a stock dividend (see note 9). The 1,756,480 shares of Series A Preferred stock and 1,618,883 shares of Series B Preferred were ultimately exchanged for 3,375,363 shares of our common stock in the reverse merger transaction. As a result of the share dividend and the share exchange, Finisar ultimately held 6,750,726 shares of our common stock. At December 31, 2007 and December 31, 2006 Finisar held 5,952,542 and 6,750,726 shares of our common stock, respectively.

Pursuant to the terms of the Exchange Agreement with Finisar, we granted Finisar a royalty free, fully paid, nonexclusive license to all of our existing and future intellectual property (the "IP License"). In addition, the Company granted Finisar favorable pricing assurances with respect to all Company products. Under terms contained in the original exchange agreement, the Company executed an agreement with Finisar Corporation to terminate the previously existing license agreement effective as of September 18, 2006. As consideration for terminating the IP License agreement, the Company issued to Finisar a $6,000,000 secured note payable (see Note 7). The value of the note was recognized as a license termination fee in the accompanying consolidated statements of operations for the year ending December 31, 2006.

NOTE 5 PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31, 2007 and 2006:

	December 31, 2007	December 31, 2006	Useful Lives
Computer software	$86,803	$66,932	3 years
Furniture and fixtures	124,380	121,558	6 years
Computer equipment	161,310	146,000	3 years
Office equipment	72,230	69,362	5 years
Lab and manufacturing equipment	5,071,681	4,964,608	5 years
Construction in progress	8,350	—
Leasehold improvements	3,886,670	3,869,656	14 years
	9,411,424	9,238,116
Less accumulated depreciation and amortization	(6,051,713)	(5,276,320)

Property and equipment, net	$3,359,711	$3,961,796

Depreciation and amortization expense related to property and equipment amounted to $775,394 and $1,220,231 for the years ended December 31, 2007 and 2006, respectively.

NOTE 6 NOTE PAYABLE RELATED PARTIES

The Company was indebted to the Chairman of the Board of Directors and the Chief Financial Officer of Company under a $500,000 note agreement entered into in November 2005. The note was due January 2006, was extended to April 25, 2006, and was paid in April 2006. Until the note was repaid, monthly interest only payments were required. The interest rate was 10% per annum. The note was secured by all the assets of the Company. The Company paid a $25,000 loan origination fee to the related parties in accordance with the note agreement. As part of the original loan agreement, the Company granted to the note holders warrants to purchase 320,000 shares of common stock. These warrants were valued at $0.98 per warrant using the Black-Scholes option pricing model. The assumptions used in the model were: risk free interest rate, 4.47%, expected life, 5 years, expected volatility, 70%, no expected dividends. Accordingly, the Company recorded a loan discount of $313,600 which the Company amortized to interest expense over the original life of the loan, of which $156,800 was amortized during the year ending December 31, 2005. The remaining balance of $156,800 was fully amortized as of December 31, 2006 and is reflected as interest expense in the accompanying statement of operations. The Company issued an additional 900,000 warrants to the note holders in 2006 as consideration for extending the original due date of the note from January 2006 to April 2006. The value of these warrants, approximately $690,000 was charged to interest expense during the year ended December 31, 2006. These warrants were valued using the Black-Scholes option pricing model. The assumptions used in the model were: risk free interest rate, 4.59% and 4.67%, expected life, 5 years, expected volatility, 70%, no expected dividends. Different interest rates were used because the warrants were issued on different days.

NOTE 7 LONG TERM DEBT

As of December 31, 2007, long term debt consists of the following:

	Loan Balance	Loan discount	Current portion	Noncurrent Portion
Senior Secured Notes (a)	$—	$—	$—	$—
Subordinated Secured Convertible Notes (b)	145,169	(10,494)	134,675	—
Finisar Secured Note (c)	5,618,256	—	340,431	5,277,825
Secured Equipment Financing (d)	403,755	—	149,728	254,027
April Secured Debentures (e)	7,976,146	(5,151,261)	—	2,824,885
May Secured Debentures (f)	10,554,500	(7,476,104)	—	3,078,396
	$24,697,826	$(12,637,859)	$624,834	$11,435,133

As of December 31, 2006, long term debt consists of the following:

	Loan Balance	Loan discount	Current portion	Noncurrent Portion
Senior Secured Notes (a)	$729,518	$(367,923)	$361,595	$—
Subordinated Secured Convertible Notes (b)	1,280,000	(136,267)	363,800	779,933
Finisar Secured Note (c)	5,927,298	—	309,042	5,618,256
	$7,936,816	$(504,190)	$1,034,437	$6,398,189

(a) Senior Secured Notes Payable

During 2004, the Company issued $3,250,000 of notes payable to Investors. The term of the notes were 24 months, bearing interest at 10% per annum, with no principal and interest payments required for the initial 3 months. The remaining 21 months required principal and interest payments sufficient to pay the loan in full at the end of 24 months. The notes were secured by all of the assets of the Company, including its intellectual property. The note holders received one warrant for every $1.33 of principal, with each warrant being exerciseable into one share of common stock at $3.75 per share. The warrants were immediately vested and have a six year term. The Company determined there was no accounting value to be assigned to the warrants at the date of issuance, based a calculation using a Black Scholes option pricing model. In January 2006, we adjusted the exercise price of 2,325,000 of these warrants to $1.25. The Company recorded the difference in the value of the warrants immediately prior to the modification and the value of the warrants following modification of $744,000 as additional loan discount amortized over the remaining life of the loan. Interest expense includes $525,177 related to the amortization of this discount during the year ended December 31, 2006, and $218,823 related to the amortization of this discount during the year ended December 31, 2007. Of the total notes above, $2,500,000 was subscribed to by a limited partnership of which an officer of the Company is an owner, of which there was no outstanding balance as of December 31, 2007 and $651,355 outstanding as of December 31, 2006.

During 2005, five of the seven note holders agreed to modify the terms of their notes. The modifications included deferring principal payments from April 2005 to March 2006, thereafter principal payments were due until the notes were fully paid in May 2007. During April 2007, four of the note holders converted the remaining principal balance of their notes into the April 2007 Debentures (see (e) below), and the remaining balance was paid off. The total amount of principal converted into the April 2007 debentures was $554,631. As of December 31, 2007, there was no balance due on the Senior Secured Notes Payable.

In addition, warrants to purchase 840,000 shares of common stock were issued to the five note holders who elected to defer principal payments on their loans. The warrants were valued at $0.71 a warrant or $596,400, using an option pricing model and were reflected as a loan discount amount, which was netted against the loan principal balance. The assumptions used in the model were: risk free interest rate, 4.41%, expected life, 4.66 years, expected volatility, 70%, no expected dividends. The loan discount fee was amortized over the remaining life of the loan. Interest expense includes $149,100 and $357,840 related to the amortization of this discount during the years ended December 31, 2007 and December 31, 2006 respectively. The effective interest rate on these loans, giving effect for the modified terms and the loan discount is 24.4%.

NOTE 7 LONG TERM DEBT - CONTINUED

(b)	Subordinated Secured Convertible Notes Payable

During 2005, the Company issued $1,280,000 of subordinated, secured notes to nine note holders. The terms of the notes include interest only payments for 24 months, thereafter the loans were to be paid in full over the next twelve months. The loans are secured by all the assets of the Company. The interest rate on the loans is 10% per annum. The loans, at the option of the note holder, may be extended an additional three years, with the same terms as the original three year period. If the note holders elect to extend the loan, they will receive additional warrants to purchase 26,666 shares of the Company’s common stock for every $100,000 loaned to the Company. The conversion feature which is in effect during the time the loan is outstanding, allows the note holder to convert outstanding principal and interest into common stock at an initial conversion price of $3.75. The conversion price is subject to downward revision upon the occurrence of certain stock offerings. The downward revision is subject to a floor of $0.90 and allows the note holder to convert at the price of the most recent stock offering. The conversion price was reduced to $1.25 in December 2005, and reduced to $1.05 in April 2007. During April 2007, six of the note holders converted the remaining principal balance of their notes of $1,050,000 into the April 2007 Debentures (see (e) below).

The Company issued warrants to purchase 320,000 shares of the Company’s common stock in connection with this debt offering during 2005. The warrants were valued at $0.73 a warrant or $233,600, using an option pricing model and were reflected as a loan discount amount, which has been netted against the loan principal balance. The assumptions used in the model were: risk free interest rate, 4.41%, expected life, 5 years, expected volatility, 70%, no expected dividends. The loan discount fee is being amortized over the life of the loan. Interest expense includes $125,773 and $77,867 relating to the amortization of this discount during the years ending December 31, 2007 and September 30, 2006, respectively. The effective interest rate on these loans, giving effect for the modified terms and the loan discount is 22%.

In April 2007, the exercise price of the warrants was reduced to $1.05 per the terms of the warrants as a result of the April 2007 Debenture offering. As a result of the $0.20 warrant exercise price reduction provided to the note holders, the Company recorded a charge to operations during the nine months ended September 30, 2007 for the aggregate fair value of such exercise price reductions of $22,845 relating to the warrants held by the Subordinated Secured Convertible Notes Payable holders in April 2007. This amount was calculated by determining the difference between the fair value of the warrants held by the subordinated notes payable note holders, based on a comparison of updated Black-Scholes calculations using the original $1.25 exercise price and the reduced $1.05 exercise price. The Company utilized revised Black-Scholes input metrics to reflect updated changes, in particular to estimated life and volatility. The result was that the Black-Scholes value of these warrants was $0.67, based on the original $1.25 exercise price, as compared to a Black-Scholes value of $0.74, based on the reduced exercise price of $1.05. This charge to operations was presented as a reduction in exercise price of warrants and was included in other income (expense) in the statement of operations.

The Company has analyzed the terms of the conversion feature and warrants issued to the note holders and has determined that such features do not give rise to an embedded derivative as defined by SFAS 133 and EITF 00-19 as the instruments are not derivative liabilities based on the analysis, principally because they are convertible into unregistered common shares , the Company has sufficient authorized shares available for conversion , there is a fixed maximum shares that required to be issued and there are no provisions that could require a net cash settlement.

(c)	Finisar Senior Secured Note

During the year ended December 31, 2006, an agreement between Finisar and QPC to terminate the License Agreement dated September 18, 2003 became effective. In consideration of the termination of the license, the Company issued Finisar a $6 million promissory note. Payment terms of the note require $1,000,000 of the principal together with interest thereon payable at the rate of 9.7% per annum, in thirty-six monthly installments, commencing on October 18, 2006. The remaining $5,000,000 of the principal shall be paid in full on September 18, 2009 and accrues interest at the rate of 9.7% per annum payable in arrears, on the 18th day of each calendar month commencing on October 18, 2006. The note is secured by substantially all of our assets and is subject to an inter-creditor agreement with the senior secured note holders (see A above).

(d)	Secured Equipment Financing

On February 8, 2007, the Company completed a secured equipment lease financing transaction with a financing company. The Company sold and leased back certain manufacturing equipment that had been purchased by the Company between July and December 2006. The gross amount of the loan was $500,000. Repayments under the loan require a monthly payment of $21,990 for the first 30 months, $4,850 for the next 30 months, and then an option to extend for an additional 60 months for $2,800 per month. Additionally, at the end of the end of the first 60 payments, the Company has the option of acquiring the equipment at the greater of 20% of the original cost ($100,000) or fair market value at the time.

 NOTE 7 LONG TERM DEBT - CONTINUED

The Company has determined that the substance of this lease was a financing transaction and reflected the amount payable to the lender as a secured debt in the accompanying financial statements. The Company calculated the interest rate implicit in the lease based on the stream of payments over the first 60 months of the lease, at which time management estimates they would exercise the purchase option for $100,000. As such, the interest rate implicit in the lease was calculated to be 33.5%. The Company is allocating its payments to principal and interest based upon this payment stream and implicit interest rate. The Company further determined that as the gross proceeds of the loan approximated the net book value of the assets on the date of the agreement, and no gain was recognized.

In accordance with the lease, the Company paid a security deposit of $125,000 that has been classified as other assets in the accompanying balance sheet that is secured by certain manufacturing equipment purchased by the company between July and December 2006.

(e)	April Secured Debentures

Between April 16 and April 19, 2007, the Company entered into securities purchase agreements with certain investors, pursuant to which the Company issued the investors secured convertible debentures (the “April Secured Debentures”) in the aggregate principal amount of $7,976,146 at an original issue discount of 10% resulting in gross proceeds to the Company of $7,178,531. The April Secured Debentures have a term of 2 years and pay interest at the rate of 10% per annum, and are secured by all of our shares in Quintessence Photonics Corporation, the operating subsidiary which owns all of our operating assets. The April Secured Debentures are convertible into shares of the Company’s common stock at an initial conversion price of $1.05 per share, subject to adjustments as set forth therein and any applicable Milestone Adjustments. The initial fair value of this conversion feature was $4,738,682 using a complex Binomial Lattice pricing model using the assumptions provided below.

The purchase price consisted of (i) $ 5,013,900 in cash, (ii) conversion of outstanding subordinated secured convertible notes in the aggregate principal amount of $1,604,631 which were exchanged for debentures, (iii) promissory notes for the aggregate principal sum of $100,000 payable to the Company, that were due in 30 days and (iv) promissory notes for the aggregate principal sum of $460,000 payable to the Company, that were due in 45 days. The Company paid the following fees (including fees for advisors, placement agents and finders) in connection with the financing: (i) $404,068 in cash, (ii) warrants to purchase up to 212,796 shares of common stock valued at $188,750, and (iii) 100,000 shares of common stock valued at $135,000.

In connection with the April 2007 Debenture Offering, the Company granted warrants to purchase 11,394,494 shares of common stock to certain investors and warrants to purchase 212,796 shares of common stock to the dealers in that offering. The above warrants have an initial exercise price of $1.05 per share, subject to adjustments as set forth therein and any applicable Milestone Adjustments, and expire five years from the date of issuance. The aggregate purchase price for the April Secured Debentures and the warrants issued in connection with the April 2007 Debenture Offering was $ 7,178,531. The initial fair value of the investor warrants was estimated at approximately $10,112,590 using a complex Binomial Lattice pricing model suitable to value path dependent American options. The significant assumptions used in the model are as follows: (1) dividend yield of 0%; (2) expected volatility of 63%, (3) risk-free interest rate of 4.64%, and (4) expected life of 5 years, and (5) the probability of the occurrence of certain factors impacting the future fair value due to possible adjustment.

The aggregate fair value of the conversion feature and the investor warrants was $14,851,272 on the date of issuance. The value of the compound embedded derivative up to the $7,178,531 amount of the loan less the original issue discount was accounted for as a loan discount which has been netted against principal balance, to be amortized over the term of the loan. Interest expense includes $2,824,885 related to the amortization of this discount during the year ended December 31, 2007. The excess $7,672,741 fair value of the embedded derivative was charged to private placement costs during the year ended December 31, 2007.

See Note 13 for a description of the compound embedded derivative.

(f)	May Secured Debentures

On May 22, 2007, the Company entered into securities purchase agreements with certain investors (the “May Investors”), pursuant to which the Company issued the May Investors secured convertible debentures (the “May Secured Debentures” and collectively with the April Secured Debentures, the “Secured Debentures”) in the aggregate principal amount of $10,554,500 at an original issue discount of 10% resulting in gross proceeds to the Company of $9,500,000. The May Secured Debentures have a term of 2 years and pay interest at the rate of 10% per annum, and are secured by all of our shares in Quintessence Photonics Corporation, the operating subsidiary which owns all of our operating assets. The May Secured Debentures are convertible into shares of the Company’s common stock at an initial conversion price of $1.05 per share, subject to adjustments as set forth therein and any applicable Milestone Adjustments. The initial fair value of this beneficial conversion feature was approximately $4,974,818 using a complex Binomial Lattice pricing model using the assumptions provided below. The Company paid the following fees (including fees for advisors, placement agents and finders) in connection with the May 2007 Debenture Offering: (i) $795,000 in cash, and (ii) warrants to purchase up to 2,571,171 shares of common stock valued at $1,907,809.

NOTE 7 LONG TERM DEBT - CONTINUED

In connection with the May 2007 Debenture Offering, the Company granted warrants to purchase 15,077,857 shares of common stock to the May Investors and warrants to purchase 2,571,171 shares of common stock to the dealers in that offering. All of the above warrants have an initial exercise price of $1.05 per share, subject to adjustments as set forth therein and any applicable Milestone Adjustments, and expire five years from the date of issuance. The aggregate purchase price for the May Secured Debentures and the warrants issued in connection with the May 2007 Debenture Offering was $9,500,000 paid in cash .  The initial fair value of the investor warrants was estimated at approximately $11,182,902 using a complex Binomial Lattice pricing model suitable to value path dependent American options. The significant assumptions used in the model are as follows: (1) dividend yield of 0%, (2) expected volatility of 63%, (3) risk-free interest rate of 4.82%, and (4) expected life of 5 years, and (5) the probability of the occurrence of certain factors impacting the future fair value due to possible adjustment.

The aggregate fair value of the beneficial conversion feature and the investor warrants was $16,157,720 on the date of issuance. The value of the compound embedded derivative up to $9,500,000, the amount of the loan less the original issue discount was accounted for as a loan discount which has been netted against principal balance, to be amortized over the term of the loan. Interest expense includes $3,078,396 related to the amortization of this discount during the year ended December 31, 2007. The excess $6,657,720 fair value of the embedded derivative was charged to private placement costs during the year ended December 31, 2007.

See Note 13 for a description of the compound embedded derivative.

The Secured Debentures issued in April and May 2007 are secured by all of our shares in Quintessence Photonics Corporation, the operating subsidiary which owns all of our operating assets.

The aggregate contractual maturities of long-term debt for each of the next five years are as follows as of December 31, 2007:

Year Ending December 31,	Amount
2008	$635,328
2009	23,926,484
2010	14,539
2011	20,262
2012 and thereafter	101,213
$24,697,826

NOTE 8 RECAPITALIZATION

On May 12, 2006 QPC Lasers, Inc. (QLI) executed a Share Exchange Agreement by and among Julie Moran, its majority shareholder, and Quintessence Photonics Corporation (QPC) and substantially all of its shareholders. Under the agreement QLI issued one share of its common stock to the QPC shareholders in exchange for each share of QPC common stock (QPC Shares). The transaction has been accounted for as a reverse merger (recapitalization) in the accompanying consolidated financial statements with QPC deemed to be the accounting acquirer, and QLI deemed to be the legal acquirer. As such, the historical stockholders’ equity of QPC has been retroactively restated for the equivalent number of shares received in the exchange after giving effect to any differences in the par value offset to additional paid in capital. Furthermore, the Series A, Series B, and Series C Preferred shares of QPC existing prior to the Share Exchange Agreement has been retroactively restated for the equivalent number of common shares received in the exchange.

All share and per share amounts have been retroactively restated as if the Exchange Agreement occurred at the beginning of the earliest period presented herein.

The effect of the recapitalization on the previously reported outstanding shares of preferred and common stock of QPC is as follows:

	Common Stock QLI	QPC	Preferred Stock Series A	Series B
January 1, 2004, Previously Stated	-	5,166,156	3,172,203	2,525,468
Conversion of QPC Stock	5,166,156	(5,166,156)	-	-
Conversion of Preferred Stock Series A and Series B to QLI Stock According to Terms of the Share Exchange Agreement, See Note 1	5,697,671	-	(3,172,203)	(2,525,468)
January 1, 2004, Restated	10,863,827	-	-	-

As part of the recapitalization, the preferred Series C stockholders converted each of their Series C shares for one share of QLI stock. The Series C preferred stock was issued subsequent to January 1, 2004 and is not presented above. All of the 1,597,975 shares of Series C preferred stock outstanding as of May 12, 2006 were converted to 1,597,975 shares of QLI common stock upon the reverse merger.

At December 31, 2005, the Company had 3,172,203 shares of $0.0001 par value Series A convertible voting preferred stock (“Series A”) outstanding, 2,525,468 shares of $0.0001 par value Series B convertible voting preferred stock (“Series B”) outstanding. All 5,697,671 shares of Series A and Series B preferred stock outstanding at May 12, 2006 were converted to 5,697,671 shares of QLI common stock upon the reverse merger as presented in the above table.

NOTE 9 STOCKHOLDERS’ EQUITY DEFICIENCY

Preferred Stock

The Company is authorized to issue a maximum of 20,000,000 shares of $0.001 par value preferred stock. No preferences have been set. The discretion of setting the preferences rests solely with the Company’s board of directors

Common Stock Issued

During the year ended December 31, 2006, the Company sold 11,726,681 shares of common stock in a private placement offering at $1.25 per share for gross proceeds of $14,658,351. The cash costs associated with these issuances was $2,323,942 resulting in net proceeds to the Company of $12,323,928. The private placement was made in two tranches.

In Tranche I, the Company sold 572,526 units of equity instruments, at $5.00 per unit, consisting of 2,290,104 common shares and one warrant to purchase common stock for $1.50 for gross proceeds of $2,862,630. The purchase and sale agreement of these units included a requirement that the Company register such shares and warrants, and that if such shares are not registered, a penalty of 1% per month would accrue. The Company determined that penalty on the registration rights would cause the Company to recognize a warrant liability until such shares have been registered. As such, the Company determined that the fair value of the warrants of $211,835 at the date of issuance as calculated using an option pricing model should be established as a liability at the date of the agreement, and revalued each reporting period. The assumptions used in calculating the fair value of the warrants issued, using the Black-Scholes option pricing model were: risk free interest rate 4.76%, expected life 1.5 years, expected volatility 70%, no expected dividends. The Company filed a registration statement with the Securities and Exchange Commission on September 18, 2006, thereby fulfilling its obligations under the registration requirements. At September 18, 2006 the total fair value of the derivative liability was estimated to be $280,538. The net increase of $68,703 was recorded as loss on derivative instruments in the consolidated statement of operations, included in other income, and the remaining liability was eliminated and recorded in equity as it no longer met the criteria to be classified as a liability.

In Tranche II, the Company sold 9,436,577 shares of common stock at $1.25 per share for proceeds of $11,795,721. The underwriter also received warrants to purchase 2,345,341 shares of the Company’s common stock as compensation for the offering. The shares and warrants issued to the underwriter contain registration rights; however no penalties shall accrue in the event such shares are not registered. The Company calculated the value of the warrants issued to the underwriter as $1,984,612 based on an option pricing model. The value of such warrants was treated as a cost of capital.

During the year ended December 31, 2006, the Company issued 17,500 shares of common stock upon exercise of options, receiving net proceeds of $11,000. In addition, 2,500 shares of common stock were issued upon exercise of warrants for $3,750 of net proceeds.

During the year ended December 31, 2006, the Company issued 1,200,000 shares of common stock to a consultant as compensation for services to be rendered. Fair value of the shares was determined to be $1.25 a share based on the offering price per common share of the private placements which occurred, and was calculated to be $1,500,000. The value of these shares was charged to investor relations expense.

During the year ended December 31, 2007, the Company issued 100,000 shares of common stock valued at $135,000 to consultants in the April Secured Debentures private placement offering. The value of these shares was charged to private placement expenses. During 2007, the Company also issued 17,500 shares of common stock upon exercise of options, receiving net proceeds of $6,650.

NOTE 10 STOCK OPTIONS AND WARRANTS

Stock Options

In May 2006, the Company adopted the 2006 stock option plan (the 2006 plan) under which certain employees, directors, officers and independent contractors may be granted options to purchase up to an aggregate of 5,400,000 shares of the Company’s common shares. Option awards are generally granted with an exercise price equal to the market price of QLI stock on the date of grant. Vesting generally occurs on an award by award basis. The options may vest over a period not to exceed 10 years.

The Company calculates the fair value of employee stock options using a Black-Scholes option pricing model at the time the stock options are granted and that amount is amortized over the vesting period of the options, which is generally four years. The fair value for employee stock options for the years ended December 31, 2007 and 2006 was calculated based on the following assumptions: an average risk-free interest rate for the period of 4.65%; dividend yield of 0%; volatility factor of 63% to 70%; and an expected life of the options of 7 years. During 2006, the full term to expiration of 10 years was used for expected life. The risk-free interest rate was based on the applied yield currently available on U.S treasury zero-coupon issues. The expected weighted-average volatility factor is based on the historical stock prices of competitors of the Company whose shares are publicly traded over the most recent period.

	Year ended December 31, 2007	Year ended December 31, 2006
Expected volatility	63%	70%
Expected dividends	-	-
Expected term (in years)	7	10
Risk free rate	3.64% -4.67%	3.94% -5.05%

A Summary of option activity as of December 31, 2006 and 2007 and changes during the years then ended is presented below:

Options	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)
Outstanding at January 1, 2006	1,965,250	$0.40
Granted	1,642,916	$1.31
Exercised	(17,500)	$0.63
Forfeited or expired	(49,583)	$0.38
Outstanding at December 31, 2006	3,541,083	$0.40
Granted	1,017,000	$0.99
Exercised	(17,500)	$0.38
Forfeited or expired	(122,917)	$1.64
Outstanding at December 31, 2007	4,417,666	$0.84	7.7
Exercisable at December 31, 2007	2,671,638	$0.66	6.9

The weighted-average grant date fair value of options granted during 2007 and 2006 was $0.68 and $1.07, respectively.

During the years ended December 31, 2007 and 2006, the vesting of the above options resulted in the Company recording compensation expense of $456,416 and $295,743, respectively. As of December 31, 2007 the Company has outstanding unvested options which will require recognizing $2,313,682 of compensation expense in the years, if any, in which the unvested options vest.

NOTE 10 STOCK OPTIONS AND WARRANTS - CONTINUED

Additional information regarding options outstanding as of December 31, 2007 is as follows:

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Number Exercisable	Intrinsic Value of Options at December 31, 2006
$0.29	530,000	3.9	530,000	$190,800
$0.38	1,259,250	6.8	1,259,250	339,998
$0.61	10,000	9.9	—	400
$0.63	37,500	9.9	—	750
$0.65	255,000	10.0	—	—
$0.68	115,000	10.0	—	—
$0.97	15,000	10.0	—	—
$1.18	200,000	9.0	50,000	—
$1.20	355,000	9.4	147,500	—
$1.25	1,071,416	8.4	542,527	—
$1.30	494,500	9.0	115,278	—
$2.20	75,000	8.6	27,083	—
$0.29 - $2.20	4,417,666	7.7	2,671,638	$531,948

Warrants

The Company generally issues warrants in connection with certain debt and equity offerings. All warrants issued immediately vest. The warrants allow the holder to purchase QLI common stock at a fixed exercise price ranging from $1.05 to $3.75. 346,666 of the warrants outstanding do allow for a modification of the exercise price. The modification is a downward revision subject to a floor of $0.90 and allows the warrant holder to exercise at the price of the most recent stock offering. The fair value of each warrant is estimated on the date of grant using the Black-Scholes option pricing model that uses the assumptions noted in the following table. Expected volatility is based on the volatilities of public entities which are in the same industry as QLI. For purposes of determining the expected life of the warrant, the full contract life of the warrant is used. The risk-free rate for periods within the contractual life of the warrants is based on the U.S. Treasury yield in effect at the time of the grant. Of the 38,212,783 warrants outstanding at December 31, 2007, all but 572,526 warrants have a cashless exercise feature. The feature allows the warrant holder, at the election of the warrant holder, to receive an amount of stock equal to stock the warrant holder is otherwise entitled to receive, multiplied by the amount the warrant is in-the-money, divided by the market price of the stock.

	Year ended December 31, 2007	Year ended December 31, 2006
Expected Volatility	63%	70%
Weighted Average Volatility	63%	70%
Expected term (in years)	5	5
Risk-free rate	4.25% - 4.58%	4.38% - 5.02%

On September 1, 2007, the Company issued 500,000 warrants to a consultant for strategic consulting services. 250,000 of these warrants have an exercise price of $1.20 per share, and 250,000 of these warrants have an exercise price of $1.35 per share. These warrants were valued using the Black-Scholes option pricing model at the time the warrants were granted and the fair value of the warrants of $218,750 is reflected in general and administrative costs during the year ended December 31, 2007. The fair value for these consultant warrants was calculated based on the following assumptions: an average risk-free interest rate for the period of 4.25%; dividend yield of 0%; volatility factor of 63%; and an expected life of 5 years.

There was no intrinsic value to any of the warrants outstanding at December 31, 2007 as all of the outstanding warrants have an exercise price higher than the stock price on December 31, 2007.

See Notes 7 and 13 for a description of the warrants issued in connection with our debenture offerings during the year ended December 31, 2007.

NOTE 10 STOCK OPTIONS AND WARRANTS - CONTINUED

A summary of warrant activity and changes during the years ended December 31, 2006 and 2007 is presented below:

Warrants	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at January 1, 2006	4,514,431	$2.53
Granted	3,944,533	$1.30
Exercised	(2,500)	$3.50
Outstanding at December 31, 2006	8,456,464	$1.30
Granted	29,756,319	$1.05

Outstanding at December 31, 2007	38,212,783	$1.11	4
Exercisable at December 31, 2007	38,212,783	$1.11	4

Additional information regarding warrants outstanding as of December 31, 2007 is as follows:

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Number Exercisable	Intrinsic Value of Warrants at December 31, 2007
$1.05	29,576,319	4.3	29,576,319	—
$1.20	250,000	4.7	250,000	—
$1.25	7,453,938	2.8	7,453,938	—
$1.35	250,000	4.7	250,000	—
$1.50	570,026.88		570,026	—
$3.75	112,500	2.4	112,500	—
$1.05 - $3.75	38,212,783	4	38,212,783	—

NOTE 11 INCOME TAXES

At December 31, 2007, the Company had available Federal and state net operating loss carryforwards to reduce future taxable income. The amounts available were approximately $42,000,000 for Federal and for state purposes. The Federal carryforward expires in 2026 and the state carryforward expires in 2016. Given the Company’s history of net operating losses, management has determined that it is more likely than not the Company will not be able to realize the tax benefit of the carryforwards.

Accordingly, the Company has not recognized a deferred tax asset for this benefit. Upon the attainment of taxable income by the Company, management will assess the likelihood of realizing the tax benefit associated with the use of the carryforwards will recognize a deferred tax asset at that time.

SFAS No. 109 requires that a valuation allowance be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. Due to restrictions imposed by Internal Revenue Code Section 382 regarding substantial changes in ownership of companies with loss carry-forwards, the utilization of the Company’s net operating loss carry-forwards will likely be limited as a result of cumulative changes in stock ownership. The company has not recognized a deferred tax asset and, as a result, the change in stock ownership has not resulted in any changes to valuation allowances.

Significant components of the Company’s deferred income tax assets are as follows:

	December 31, 2007	December 31, 2006
Deferred income tax asset:
Net operating loss carryforward	14,520,000	$11,220,000
Valuation allowance	(14,520,000)	(11,220,000)
Net deferred income tax asset	$—	$—

Reconciliation of the effective income tax rate to the U.S. statutory rate is as follows:

	Year Ended December 31,
	2007	2006
Tax expense at the U.S. statutory income tax	(34.00)%	(34.00)%
Increase in the valuation allowance	34.00%	34.00%
Effective tax rate	—%	—%

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). —an interpretation of FASB Statement No. 109, Accounting for Income Taxes . The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. At the date of adoption, and as of December 31, 2007, the Company does not have a liability for unrecognized tax benefits.

The Company files income tax returns in the U.S. federal jurisdiction and various states. The Company is subject to U.S. federal or state income tax examinations by tax authorities for years after 2002. During the periods open to examination, the Company has net operating loss and tax credit carry forwards for U.S. federal and state tax purposes that have attributes from closed periods. Since these NOLs and tax credit carry forwards may be utilized in future periods, they remain subject to examination.

NOTE 12 COMMITMENTS AND CONTINGENCIES

Operating Lease

On June 1, 2001, the Company signed an operating lease for office, research and development, and manufacturing space. The lease term was 60 months beginning June 1, 2001. The lease provides for two 5-year renewal terms. On August 22, 2005, the original lease was amended to extend the lease term to May 2016 and includes one 5 year renewal term. The Company has made a substantial investment in leasehold improvements based upon its ability to renew its lease for the periods shown above. The table below includes an estimate for estimated renewals.

The future minimum lease commitments are as follows as of December 31, 2007

Year Ended December 31	Amount
2008	$304,957
2009	304,957
2010	304,957
2011	304,957
2012	304,957
Thereafter	1,041,937

Total minimum lease payments	$2,566,722

Rent expense for the years ended December 31, 2007 and 2006 was $301,692 and $300,192, respectively.

During 2007 and 2006, the Company subleased a portion of its leased office, research and development, and manufacturing space under three separate month to month subleases. Rental income for the years ended December 31, 2006 and 2005 was $96,090 and $88,452, respectively. Rental income is included in other income.

Employee Benefit Plan

The Company established a defined contribution plan allowing eligible employee income deferrals as permitted by Section 401 (k) of the Internal Revenue Code effective January 1, 2002. This plan covers substantially all full-time employees after minimum service requirements are met. The Company contributes a percentage of participants’ cash contribution subject to certain limits.

NOTE 13 - COMPOUND EMBEDDED DERIVATIVE

Between April 16 and April 19, 2007, the Company entered into securities purchase agreements with certain investors, pursuant to which the Company issued the investors secured convertible debentures (the “April Secured Debentures”) in the aggregate principal amount of $7,976,146 at an original issue discount of 10% (the “April 2007 Debenture Offering”). On May 22, 2007, the Company entered into securities purchase agreements with certain investors (the “May Investors”), pursuant to which the Company issued the May Investors secured convertible debentures (the “May Secured Debentures” and collectively with the April Secured Debentures, the “Secured Debentures”) in the aggregate principal amount of $10,554,500 at an original issue discount of 10% (the “May 2007 Debenture Offering”). The April Secured Debentures and the May Secured Debentures have a term of 2 years and pay interest at the rate of 10% per annum. The April Secured Debentures and the May Secured Debentures are convertible into shares of the Company’s common stock at an initial conversion price of $1.05 per share, subject to adjustments as set forth therein and any applicable Milestone Adjustments. The market price of our common stock on April 16, 2007 and May 29, 2007 was $1.35 and $1.18 per share, respectively.

The conversion price of the Secured Debentures may be adjusted downwards if the Company fails to meet certain revenue milestones for any one or more of the following periods (“Milestone Adjustments”):

o	$5,000,000 in revenues for the nine (9) month period ending September 30, 2007,
o	$7,750,000 in revenues for the twelve (12) month period ending December 31, 2007
o	$6,000,000 in revenues for the six (6) month period ending June 30, 2008.

If a Milestone Adjustment occurs the conversion price will be the lower of $1.05 or the market price as determined on the date that is five trading days after the Company files its next Form 10-Q with the SEC following the applicable Milestone period. Any Milestone Adjustment is permanent notwithstanding any future revenue or achievement of any other milestones. Any Milestone Adjustment may only adjust the conversion price downward. The Secured Debentures are subject to a conversion cap which limits the number of shares issuable upon conversion of the Secured Debentures. The number of shares currently issuable upon conversion of the Secured Debentures is at the maximum level permitted by the conversion cap. Consequently, if a Milestone Adjustment occurs, the Secured Debenture holders will not acquire additional shares upon conversion. The Company, however, will be obligated to redeem that portion of the Secured Debenture that can not be converted into common stock.

In connection with the April 2007 Debenture Offering, we granted warrants to purchase 11,394,494 shares of common stock to certain investors and warrants to purchase 212,796 shares of common stock to the dealers in that offering. In connection with the May 2007 Debenture Offering, we granted warrants to purchase 15,077,857 shares of common stock to the May Investors and warrants to purchase 2,571,171 shares of common stock to the dealers in that offering. All of the above warrants have an initial exercise price of $1.05 per share, subject to adjustments as set forth therein and any applicable Milestone Adjustments, and expire five years from the date of issuance.

EITF 05-02 requires that instruments provide holders with an option to convert into a fixed number of shares (or an equivalent amount of cash at the discretion of the issuer) in order to be treated as conventional convertible securities. The Company determined that the Secured Debentures were not eligible for treatment as conventional convertible securities because the conversion price is subject to milestone adjustments

The Company then compared the terms of the debentures to the provisions of EITF 00-19. Per EITF 00-19, contracts that include any provision that could require net-cash settlement cannot be accounted for as equity of the company (that is, asset or liability classification is required for those contracts). Based on our review we determined that the since the debentures require a net cash settlement in the event that the conversion price is reduced, the conversion feature requires bifurcation and is a derivative.

We performed the same analysis on the warrants, and determined that an event of default as described in the Warrants would trigger a mandatory redemption and cash payment. The mandatory redemption amount is payable in cash or cash equivalent within five business days of the date of the applicable default notice. Since these circumstances would require a net cash settlement, under EITF 00-19 they are treated as a derivative.

We concluded that both the debentures conversion features and the detached warrants should be accounted for as a compound embedded derivative and had a valuation performed which concluded that the value of these features value exceeded the value of the funds raised. See Note 5 for a description of the assumptions used in the complex binomial lattice pricing model to determine the fair value of the compound embedded derivative.

NOTE 13 - COMPOUND EMBEDDED DERIVATIVE - CONTINUED

We recorded the fair value of the compound embedded derivative as a liability on the date of issuance. The value of the compound embedded derivative relating to the April Secured Debentures was $15,040,022 on April 16, 2007. The value of the compound embedded derivative relating to the May Secured Debentures was $18,065,529 on May 29, 2007. The value of the compound embedded derivative up to the face amount of debentures was reflected as a loan discount to be amortized over the two year term of the debentures, and the excess $16,427,020 is included in private placement costs during the year ended December 31, 2007 in the accompanying statement of operations. These derivatives are separately valued and accounted for on our balance sheet, and revalued at each reporting period end. The net change in the value of embedded derivative liability is recorded as income or loss on derivative instruments in the consolidated statement of operations, included in other income. Gain on change in fair value of embedded derivative liability was $22,822,370 for the year ended December 31, 2007, principally due to the reduction in market price of the Company’s common stock from the issuance date to December 31, 2007.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an itemized statement of all expenses, all of which we will pay, in connection with the registration of the common stock offered hereby:

	Amount
SEC Filing Fee	$458
Blue Sky Fees and Expenses	14,000	*
Legal Fees	75,000	*
Accounting Fees and Expenses	50,000	*
Printing and Engraving Expenses	10,000	*
Miscellaneous	10,000	*
Total	$159,458

* Estimates

Item 14. Indemnification of Directors and Officers.

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted under Section 78.037 of the Nevada General Corporation Law. As permitted by Section 78.037 of the Nevada General Corporation Law, our Bylaws and Articles of Incorporation also include provisions that eliminate the personal liability of each of its officers and directors for any obligations arising out of any acts or conduct of such officer or director performed for or on behalf of the Company. To the fullest extent allowed by Section 78.751 of the Nevada General Corporation Law, we will defend, indemnify and hold harmless our directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject to in connection with the performance of his or her duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability. However, we will not indemnify any officer or director against, or reimburse for, any expense incurred in connection with any claim or liability arising out of the officer’s or director’s own gross negligence or willful misconduct.

The provisions of our Bylaws and Articles of Incorporation regarding indemnification are not exclusive of any other right of the Company to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our charter or Bylaws.

Item 15. Recent Sales of Unregistered Securities.

On May 12, 2006, we entered into a Share Exchange Agreement with Quintessence, and the Quintessence Stockholders, and closed the Share Exchange on the same date. Prior to the Share Exchange, we had 24 stockholders of record. Pursuant to the Share Exchange Agreement, QPC issued one share of its common stock to the Quintessence Stockholders in exchange for each share of their Quintessence common stock. The Quintessence Stockholders transferred substantially all of the shares of equity stock of Quintessence, thereby making Quintessence a subsidiary of QPC, and QPC issued an aggregate of 26,986,119 shares of its common stock to the Quintessence Stockholders. Furthermore, all Derivative Securities and preferred stock that may be exercised or converted into Quintessence common stock were exchanged for Derivative Securities that may be exercised or converted into shares of common stock of QPC. The number of shares of common stock of QPC underlying the new QPC Derivative Security was equal to the number of shares of common stock of QPC that would have been issued to the Quintessence Stockholders, had they exercised or converted the Quintessence Derivative Security into Quintessence common stock immediately prior to the closing of the Share Exchange. Pursuant to the Share Exchange Agreement, QPC issued options, warrants or convertible notes that may be exercised or converted, as the case may be, into 10,776,879 shares of common stock of QPC. After closing the Share Exchange, the Quintessence stockholders held at least 87% of the outstanding shares of common stock of QPC. We had 521 stockholders of record after the closing of the Share Exchange. This May 2006 transaction (1) involved no general solicitation or general advertising, and (2) involved no non-accredited purchasers. Thus, we believe that the offering was exempt from registration under Regulation D, Rule 505 of the Securities Act.

From May 19, 2006 to July 16, 2006, QPC held six closings in which it offered and sold an aggregate of 6,065,800 shares of its common stock at $1.25 per share to certain accredited investors and received gross proceeds of $7,582,250 (the “Offering”) pursuant to subscription agreements. These shares were offered through a private placement in which Brookstreet Securities Corporation (“Brookstreet”) acted as the placement agent. The placement agent received a commission of 8.0% of the gross proceeds along with a 2.0% non-accountable marketing allowance and a 3.0% non-accountable expense allowance. QPC received net proceeds of $6,596,558 from the Offering. The issuance of the securities described above were exempt from the registration requirements of the Securities Act under Regulation D and the rules thereunder, including Rule 506 insofar as: (1) the purchasers were each an accredited investor within the meaning of Rule 501(a); (2) the transfer of the securities were restricted by us in accordance with Rule 502(d); (3) there were no other non-accredited investors involved in the transaction within the meaning of Rule 506(b); and (4) the offer and sale of the securities was not effected through any general solicitation or general advertising within the meaning of Rule 502(c).

During 2006, Brookstreet also received warrants to purchase our common stock in an amount equal to 20% of the shares sold, at an exercise price of $1.25 per share. Based on the sale of 11,726,681 shares in the Offering, Brookstreet received warrants to purchase 2,345,340 shares of common stock. The value of the warrants issued to Brookstreet was $1,948,744.

 In May, 2006, we issued 1,200,000 shares of restricted common stock to an investor relations firm for services to be performed over twelve months. The value of the shares was $1,500,000. In March and May, 2006, we issued a total of 100,000 warrants to purchase common stock at a price of $1.25 per share to an investor relations firm for services; the warrants were valued at $31,000 and expire on August 1, 2010. The warrants are fully vested and may be exercised in a cashless manner. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these securities. The recipient took its securities for investment purposes without a view to distribution and had access to information concerning us and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or general advertising for the acquisition of these securities.

During 2006, we issued 2,500 shares of restricted common stock upon warrant exercise for total gross proceeds of $3,750 to one investor. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these securities. The recipient took its securities for investment purposes without a view to distribution and had access to information concerning us and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or general advertising for the acquisition of these securities

Effective April 16, 2007, the Company entered into securities purchase agreements with certain investors, pursuant to which the Company issued the investors secured convertible debentures in the aggregate principal amount of $7,976,146 at an original issue discount of 10%. The April Secured Debentures have a term of 2 years and pay interest at the rate of 10% per annum, and are convertible into shares of the Company’s common stock at an initial conversion price of $1.05 per share, subject to customary adjustments as set forth therein and any applicable Milestone Adjustments as described therein. In addition, the Company issued to the investors five year warrants to purchase up to 11,394,494 shares of the common stock at an exercise price of $1.05 per share, subject to adjustment therein, including full-ratchet and other standard anti-dilution protection and any applicable Milestone Adjustments.

We sold the April Secured Debentures and the warrants in reliance upon the exemption from securities registration afforded by Rule 506 under Regulation D as promulgated by the SEC under the Securities Act, based upon the following: (i) each of the investors provided information to the Company confirming that such investor is an “accredited investor,” as defined in Rule 501 of Regulation D promulgated under the Securities Act and that such investor has such knowledge and expertise in financial and business matters that it is capable of evaluating the merits and risks of the investment in the securities; (ii) all investors were solicited through direct contact and no means of general solicitation was employed in connection with the offering; (iii) the investors acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer or sell such securities only in a transaction registered under the Securities Act, exempt from registration under the Securities Act, or to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act) of the investor who is an accredited investor, and (iv) legends were placed on each of the warrants and April Secured Debentures setting forth the restrictions on transfer applicable to such securities.

In May 2007, we issued to certain investors secured convertible debentures in the aggregate principal amount of $10,554,500 at an original issue discount of 10%. The May Secured Debentures are convertible into shares of the Company’s common stock at an initial conversion price of $1.05 per share, subject to certain adjustments. In addition the Company issued to the investors in the May Secured Debentures five year warrants to purchase up to 15,077,857 shares of common stock at an exercise price of $1.05, subject to certain adjustments. The aggregate purchase price for the May Secured Debentures and warrants was $9,500,000 paid in cash. The Company paid the following fees (including fees for advisors, placement agents and finders) in connection with the May 2007 Debenture Offering: (i) $795,000 in cash, and (ii) warrants to purchase up to 2,571,171 shares of common stock.

We sold the May Secured Debentures and the warrants in reliance upon the exemption from securities registration afforded by Rule 506 under Regulation D as promulgated by the SEC under the Securities Act, based upon the following: (i) each of the May Investors provided information to the Company confirming that such May Investor is an “accredited investor,” as defined in Rule 501 of Regulation D promulgated under the Securities Act and that such May Investor has such knowledge and expertise in financial and business matters that it is capable of evaluating the merits and risks of the investment in the securities; (ii) all May Investors were solicited through direct contact and no means of general solicitation was employed in connection with the offering; (iii) the May Investors acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer or sell such securities only in a transaction registered under the Securities Act, exempt from registration under the Securities Act, or to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act) of the May Investor who is an accredited investor, and (iv) legends were placed on each of the warrants and May Secured Debentures setting forth the restrictions on transfer applicable to such securities.

Item 16. Exhibits And Financial Statement Schedules.
Exhibit Number	Description of Document

2.1	Share Exchange Agreement by and among Quintessence, the Company, the stockholders of Quintessence, and Julie Morin dated May 12, 2006 (1)

3.1	Articles of Incorporation of QPC Lasers, Inc. as filed with the State of Nevada, as amended. (1)

3.2	Bylaws of QPC Lasers, Inc. (1)

4.1	Registration Rights Agreement (2)

4.2	Form of Investor Warrant (2)

4.3	Form of Placement Agent Warrant (2)

4.4	Form of Warrant dated September 2005 (3)

4.5	Form of Amended and Restated Warrant dated May 2004 (3)

4.6	Form of Warrant dated April 2005 (3)

4.7	Form of Consultant Warrant (3)

4.8	Form of Promissory Note, as amended (4)

4.9	Form of Warrant issued on or about January 25, 2006 (4)

4.10	Secured Promissory Note dated September 18, 2006, issued by Quintessence to Finisar (6)

4.11	Form of Subordinated Secured Note dated as of August 1, 2005 (4)

4.12	Form of Warrant issued in connection with Subordinated Secured Note (4)

4.13	Form of Senior Secured Note dated as of May 24, 2004 (4)

4.14	Form of Warrant issued in connection with Senior Secured Note (“Original Senior Secured Warrant”) (4)

4.15	Form of Amended and Restated Warrant amending the Original Senior Secured Warrant (4)

4.16	Form of First Amendment to Senior Secured Note dated as of March 24, 2005 (4)

5.1	Legal Opinion (12)

10.1	2006 Stock Option Plan (2)

10.2	Bridge Loan Agreement (2)

10.3	Real Property Lease (2)

10.4	License Agreement dated September 16, 2003 by and between Quintessence and Finisar (2)

10.5	Form of Subscription Agreement (2)

10.6	Lock-up Agreement by the Company and George Lintz (3)

10.7	Lock-up Agreement by the Company and Jeffrey Ungar (3)

10.8	Purchase Agreement between Rafael Ltd. and the Company dated June 6, 2005 (3)

10.9	Subcontract Agreement effective as of June 2, 2006 by and between the Company and Fibertek, Inc. (3)

10.10	Agreement of Collaboration dated April 27, 2006 between the Company and Telaris, Inc. (***)

10.11	Consulting Agreement by and between Quintessence and Capital Group Communications, Inc. dated as of April 3, 2006 (4)

10.12	Loan Agreement by and among Quintessence and Jeffrey Ungar and George Lintz dated as of November 25, 2005 (4)

10.13	First Amendment to Loan Agreement by and among Quintessence and Jeffrey Ungar and George Lintz dated as of January 25, 2006 (4)

10.14	Security Agreement by and among Quintessence and M.U.S.A. Inc., Jeffrey Ungar and George Lintz dated as of August 1, 2005 (4)

10.15	License Termination Agreement dated September 18, 2006, by and between Quintessence and Finisar(6)

10.16	Security Agreement dated September 18, 2006, by and between Quintessence and Finisar (6)

10.17	Form of Series C Preferred Stock Offering (Tranche I) Subscription Agreement (4)

10.18	Form of Series C Preferred Stock Offering (Tranche II) Subscription Agreement (4)

10.19	Security Agreement by and between Quintessence and DBA Money USA, as collateral agent, dated as of August 1, 2005 (4)

10.20	Loan Agreement by and among the Quintessence and senior secured lenders dated as of May 21, 2004 (4)

10.21	Security Agreement by and between the Company and DBA Money USA, as collateral agent, dated as of May 21, 2004 (“Security Agreement regarding Senior Secured Notes”) (4)

10.22	First Amendment to Loan Agreement by and among Quintessence and senior secured lenders dated as of March 24, 2005 (4)

10.23	First Amendment to Security Agreement regarding Senior Secured Notes dated as of March 24, 2005 (4)

10.24	Phase II Award/Contract dated as of March 24, 2006 by and between the U. S. Army and the Company (7) ***

10.25	April Securities Purchase Agreement dated as of April 16, 2007 by and among the Company and each buyer identified on the signature pages **

10.26	Form of April Secured Debenture dated as of April 16, 2007 (8)

10.27	Form of April Warrant issued on April 16, 2007 (8)

10.28	April Registration rights Agreement dated as of April 16, 2007 by and between the Company and each buyer identified on the signature pages (8)

10.29
April Security Agreement dated as of April 16, 2007 by and among the Company and the holders of the Company’s 10% Secured Convertible Debentures due April 16, 2009 identified on the signature pages (8)

10.30	May Securities Purchase Agreement dated as of May 22, 2007 by and among the Company and each buyer identified on the signature pages **

10.31	Form of May Secured Debenture dated as of May 22, 2007 (9)

10.32	Form of May Warrant issued on May 22, 2007 (9)

10.33	May Registration Rights Agreement dated as of May 22, 2007 by and between the Company and each buyer identified on the signature pages (9)

10.34	May Security Agreement dated as of May 22, 2007 by and among the Company and the holders of the Company’s 10% Secured Convertible Debentures due May 22, 2009 identified on the signature pages (9)

10.35
Intercreditor Agreement dated as of May 22, 2007 by and among the Company, the holders of the Company’s 10% Secured Convertible Debentures due April 16, 2009 identified on the signature pages and the holders of the Company’s 10% Secured Convertible Debentures due May 22, 2009 identified on the signature pages (9)

10.36	Transaction Fee Agreement dated as of April 27, 2007 by and between the Company and T.R. Winston & Company, LLC **

10.37	Joint Development and Supply Agreement by and between the Company and Purchaser, dated November 21, 2007 (10)***

16.1	Letter on change of certifying accountant, dated November 7, 2006 from Bagell Josephs, Levine & Company, L.L.C. to the Commission (5)

21.1	Subsidiaries of the Company (8)
23.1	Consent of Weinberg & Company, P.A. (12)

23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

24.1	Power of Attorney (13)

(1)	Filed with the Registrant’s Current Report on Form 8-K filed on May 12, 2006

(2)	Filed with the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006 filed on August 15, 2006

(3)	Filed with the Registrant’s Registration Statement on Form SB-2 filed on September 18, 2006

(4)	Filed with the Registrant's Amendment No. 2 to the Registration Statement on Form SB-2 filed on December 1, 2006

(5)	Filed with the Registrant’s Current Report on Form 8-K filed on November 8, 2006

(6)	Filed with the Registrant’s Current Report on Form 8-K filed on November 2, 2006

(7)	Filed with the Registrant’s Registration Statement on Form SB-2/Pre-Effective Amendment No. 3 filed on January 26, 2007

(8)	Filed with Registrant’s Current report on Form 8-K on April 20, 2007

(9)	Filed with Registrant’s Current Report on Form 8-K on May 31, 2007

(10)	Filed with Registrant’s Current report on Form 8-K on November 30, 2007

(12)	Filed herewith.

(13)	Filed with Registrant’s Registration Statement on Form SB-2 filed on June 15, 2007

(*)	Confidential treatment requested as to portions of the Exhibit. Omitted materials filed separately with the Commission.

(**)	Filed with Registrant’s Pre Effective Amendment No. 1 to Form SB-2 filed on August 1, 2007

(***)	Confidential treatment requests have been granted by the Commission. Omitted materials filed separately with the Commission.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1.   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution

2.  That, for determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

3.   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (230.430B of this chapter):

A.Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1/A and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Sylmar, California on April 4, 2008.

QPC LASERS, INC.
By:	/s/ George Lintz
George Lintz, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

*	Chief Executive Officer and Director	April 4, 2008
Jeffrey Ungar	(Principal Executive Officer)

/s/ George Lintz	Chief Financial Officer and Director	April 4, 2008
George Lintz	(Principal Financial Officer)

*	Director	April 4, 2008
Merrill A. McPeak

*	Director	April 4, 2008
Israel Ury

	Director	April 4, 2008
Robert V. Adams

*	Vice President of Finance	April 4, 2008
Blima Tuller	(Principal Accounting Officer)

* By: /s/ George Lintz		April 4, 2008
George Lintz, as Attorney-in-fact